Exhibit 4.4

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

TRANSACTION AGREEMENT

by and among

ARDAGH GROUP S.A.,

ELEMENT HOLDINGS II L.P.

and

TRIVIUM PACKAGING B.V.

Dated as of July 14, 2019

1

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

TABLE OF CONTENTS

Page

Definitions; INTERPRETATION2

Certain Defined Terms2

Definitions15

Certain Rules of Construction18

Interpretation19

TRANSFER; ISSUANCE AND PAYMENT19

Transfer and Sale19

Issuance and Payment20

Transaction Expenses22

Pre-Closing Estimates23

Closing; Closing Date23

Closing Deliveries24

Local Acquisition Agreements26

Works Council/Consultation Matters26

Adjustments28

Representations and Warranties of Ardagh33

Organization; Authority33

Capitalization34

No Conflict34

Governmental Consents and Approvals35

Financial Information35

No Undisclosed Liabilities35

Absence of Certain Changes or Events36

Litigation36

Brokers36

Compliance with Law; Permits; Anti-Corruption36

Environmental Matters37

Intellectual Property38

Real Property40

Employee Benefit Matters41

Labor Matters43

Taxes44

Material Contracts47

Insurance49

Data Privacy49

Assets49

No Other Representations or Warranties50

Representations and Warranties of Element51

Organization; Authority51

Capitalization52

Ownership and Operations of NewCo53

No Conflict53

Governmental Consents and Approvals53

Financial Information53

No Undisclosed Liabilities54

Absence of Certain Changes or Events54

Litigation54

Brokers54

Compliance with Law; Permits; Anti-Corruption55

Environmental Matters55

Intellectual Property56

Real Property58

Employee Benefit Matters59

Labor Matters61

Taxes62

Material Contracts64

Insurance66

Data Privacy67

Assets67

No Other Representations or Warranties68

AGREEMENTS OF ARDAGH and ELEMENT68

Conduct of the Ardagh Business68

Conduct of the Exal Business71

Access to Information74

Approvals76

Further Assurances77

Public Announcements77

Financing77

Intercompany Agreements80

Insurance81

Use of Ardagh Names and Marks83

Credit and Performance Support Obligations84

German Profit and Loss Transfer Agreements85

Taxes89

Hedging Arrangements90

EU Regulatory Investigation91

Mutual Services Agreement Matters95

Shared Contracts95

Asset Transfers; Wrong Pockets.95

Resignations97

Fiscal Unity Tax Cooperation97

Company Articles98

EMPLOYEE MATTERS98

Transfer of Employees98

Transfer of Plans98

Transfer of Liabilities102

Terms and Conditions of Employment103

No Third Party Beneficiaries; No Amendment104

CONDITIONS PRECEDENT104

Conditions Precedent to the Obligations of the Parties104

Conditions Precedent to the Obligations of Ardagh105

Conditions Precedent to the Obligations of Element105

Frustration of Closing Conditions106

SURVIVAL106

Survival106

R&W Insurance Policy107

TERMINATION108

Termination108

Effect of Termination109

MISCELLANEOUS109

Assignment109

Notices109

Governing Law110

Pre-Closing Disputes110

Post-Closing Disputes; Arbitration111

Waiver of Jury Trial113

Entire Agreement113

Execution in Counterparts113

Remedies and Waiver113

Specific Performance113

Amendment114

Validity; Severability114

Third-Party Beneficiaries114

Expenses of the Parties114

Confidentiality114

Currency114

i

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

List of Exhibits [*]

Exhibit A	Ardagh Sample Closing Statement and Closing Statement Methodologies
Exhibit B	Element Sample Closing Statement and Closing Statement Methodologies
Exhibit C	Form of Shareholders Agreement
Exhibit D	Form of Mutual Services Agreement
Exhibit E	Form of IP Cross-License Agreement
Exhibit F	French Offer Letter
Exhibit G	Dutch Offer Letter
Exhibit H	Accrued Benefits Assumptions

ii

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

TRANSACTION AGREEMENT

THIS TRANSACTION AGREEMENT (this “Agreement”) is made as of July 14, 2019, by and among (i) Ardagh Group S.A., a société anonyme organized under the laws of Luxembourg (“Ardagh”), (ii) Element Holdings II L.P., a Cayman Islands exempted limited partnership (“Element”), and (iii) Trivium Packaging B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands (“NewCo”) (each of Ardagh, Element and NewCo, a “Party” and together, the “Parties”).

WITNESSETH:

WHEREAS, on the terms and subject to the conditions set forth herein and in the Related Agreements, Ardagh and Element desire to jointly own Ardagh’s metal food and specialty business (the “Ardagh Business”) and Element’s business (the “Exal Business”);

WHEREAS, the Ardagh Business is currently principally operated by the direct and indirect Subsidiaries of Ardagh set forth on Part A of Schedule 1 (the “Ardagh Purchased Entities”), and the Exal Business is currently operated by the direct and indirect Subsidiaries of Element (excluding NewCo and any of its Subsidiaries prior to the Closing) set forth on Part A of Schedule 2 (the “Exal Purchased Entities”);

WHEREAS, NewCo has been formed by Element as a wholly-owned Subsidiary of Element Netherlands Holding Cooperatief, U.A. to, following the Closing, be jointly owned by Ardagh and Element in accordance with this Agreement and the Shareholders Agreement and to own and operate the Ardagh Business and the Exal Business through its ownership of the Ardagh Purchased Entities and Exal Purchased Entities, respectively;

WHEREAS, in connection therewith, the Parties desire that, at the Closing, (a) Ardagh will, and/or will cause the Ardagh Sellers (as applicable) to, contribute, transfer, grant, sell, convey, assign and deliver to NewCo or its designated Subsidiary all of the Ardagh Equity Interests and (b) Element and the Element Sellers contribute, transfer, grant, sell, convey, assign and deliver to NewCo or its designated Subsidiary all of the Exal Equity Interests, in the manner and subject to the terms and conditions set forth herein;

WHEREAS, under applicable labor Laws, one or more Employee Representative Bodies of certain of the Specified French Entities and of the Specified Dutch Entities are required to be informed and consulted with respect to (a) the offer made by NewCo to acquire the issued share capital of the Specified French Entities held, directly or indirectly, by Ardagh (the “French Shares”) and the issued share capital of the Specified Dutch Entities held, directly or indirectly, by Ardagh (the “Dutch Shares”), respectively, and (b) any security that is contemplated to be granted by or financing undertaken in respect of the Specified French Entities or the Specified Dutch Entities, respectively, in connection with the contemplated Debt Financing;

WHEREAS, the Parties have agreed that, unless and until such consultation has been satisfactorily completed in accordance with Section 2.8 and applicable Law, and Ardagh has accepted, as the case may be, the French Offer or the Dutch Offer, as applicable, (i) this Agreement

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

shall not apply to the Specified French Entities and the French Shares or the Specified Dutch Entities and the Dutch Shares, respectively, and (ii) the Closing shall not occur; and

WHEREAS, prior to the date hereof, in order that Ardagh may continue to exploit certain intellectual property for the purpose of the business of developing and manufacturing aluminum bottles, certain intellectual property rights have been transferred by one or more Ardagh Purchased Entities to an Affiliate of Ardagh that is not an Ardagh Purchased Entity; and in order to ensure that NewCo and Ardagh may both independently pursue the business of developing and manufacturing aluminum bottles, Ardagh and NewCo will license to one another pursuant to the IP Cross-License Agreement certain intellectual property (including such transferred intellectual property) commencing as of the Closing relating to the development and manufacture of aluminum bottles and which might facilitate the development of technology to produce commercially viable aluminum bottles.

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements, covenants, representations, and warranties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows.

Article I Definitions; INTERPRETATION
1.1 Certain Defined Terms. For purposes of this Agreement:

“Action” means any action, suit, proceeding, arbitration, claim, demand, litigation, prosecution, contest, investigation, inquiry, hearing, inquest, audit, complaint, dispute or other legal recourse, in each case, by or before a Governmental Authority or arbitration tribunal, whether civil, criminal, administrative, disciplinary or otherwise.

“Additional Facility” means (a) an asset backed lending facility or (b) as mutually agreed by the Parties, an alternative liquidity facility, in each case, (i) in the principal amount of at least $250 million and to be arranged by Citibank N.A. and provided to NewCo and/or its Subsidiaries and (ii) on terms reasonably satisfactory to each of the Parties.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person; provided that no Party nor any of its Subsidiaries shall be deemed to be an Affiliate of another Party or its Subsidiaries regardless of any joint venture transaction between them, except that, prior to the Closing, NewCo shall be an Affiliate of Element.

“Ardagh Bank Account” means a bank account to be designated by Ardagh in a written notice to NewCo and Element at least five (5) Business Days prior to the Closing Date.

“Ardagh Business Employee” means any (a) current or former employee of any Ardagh Purchased Entity except any Out-of-Scope Employee and (b) employee of Ardagh or its

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Affiliates (other than an Ardagh Purchased Entity) who is named on Section 6.1(a)(ii) of the Ardagh Disclosure Schedule.

“Ardagh Combined Financial Statements” means the audited combined financial statements of the Ardagh Purchased Entities prepared on a carve-out basis from the consolidated financial statements of Ardagh Group S.A. to represent the financial position and performance of the Ardagh Business as if the Ardagh Business had existed on a stand-alone basis as at and for each of the fiscal years ending December 31, 2018, 2017 and 2016 (together with the notes, if any, relating thereto).

“Ardagh Combined Interim Financial Statements” means the unaudited combined financial statements of the Ardagh Purchased Entities prepared on a carve-out basis from the consolidated financial statements of Ardagh Group S.A. to represent the financial position and performance of the Ardagh Business as if the Ardagh Business had existed on a stand-alone basis as at and for the fiscal quarter ending March 31, 2019 (together with the notes, if any, relating thereto).

“Ardagh Disclosure Schedule” means the disclosure schedule delivered by Ardagh to Element immediately prior to the execution and delivery of this Agreement.

“Ardagh Equity Interests” means all of the equity and other ownership interests in those Ardagh Purchased Entities set forth on Part B of Schedule 1.

“Ardagh Existing Indebtedness” means, collectively, (i) that certain Credit and Guaranty Agreement, dated as of December 7, 2017, by and among, inter alios, Ardagh, as the parent, the borrowers from time to time party thereto, the guarantors from time to time party thereto, the lenders from time to time party thereto and Citibank, N.A., as administrative agent and collateral agent, (ii) that certain indenture, dated as of May 16, 2016, by and among Ardagh Packaging Finance plc and Ardagh Holdings USA, Inc., as issuers (collectively, the “Issuers”), Citibank, N.A., London Branch, as trustee, principal paying agent, transfer agent and security agent, Citibank, N.A., as U.S. paying agent, Ardagh, as parent guarantor, the subsidiary guarantors listed therein and Citigroup Global Markets Deutschland AG (as registrar, the “Registrar”), (iii) that certain indenture, dated as of May 16, 2016, by and among the Issuers, Citibank, N.A., London Branch, as trustee, principal paying agent, transfer agent and security agent, Citibank, N.A., as U.S. paying agent, the Company, as parent guarantor, the subsidiary guarantors listed therein and the Registrar, (iv) that certain indenture, dated as of January 30, 2017, by and among the Issuers, Citibank, N.A., London Branch, as trustee, principal paying agent, transfer agent and security agent, Citibank, N.A., as U.S. paying agent, the Company, as parent guarantor, the subsidiary guarantors listed therein and the Registrar, (v) that certain indenture, dated as of March 8, 2017, by and among the Issuers, Citibank, N.A., London Branch, as trustee, principal paying agent, transfer agent and security agent, Citibank, N.A., as U.S. paying agent, Ardagh, as parent guarantor, the subsidiary guarantors listed therein and the Registrar, (vi) that certain indenture, dated as of June 12, 2017, by and among the Issuers, Citibank, N.A., London Branch, as trustee, principal paying agent, transfer agent and security agent, Citibank, N.A., as U.S. paying agent, the Company, as parent guarantor, the subsidiary guarantors listed therein and the Registrar and (vii) that certain indenture, dated as of September 16, 2016, by and among ARD Finance S.A. as issuer,

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Citibank, N.A., as U.S. paying agent and the Registrar, in each case of the foregoing clauses (i) through (vii), as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Closing Date and any security agreements, intercreditor agreements, pledge agreements, mortgages, deeds of trust, collateral assignment, control agreements and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time executed in connection therewith.

“Ardagh Fundamental Representations” means the representations and warranties of Ardagh as set forth in Sections 3.1  (Organization; Authority),  3.2  (Capitalization), 3.3(a)  (No Conflict with Organizational Documents), 3.9  (Brokers), and 3.20(b)  (Sufficiency of Assets).

“Ardagh Retained Plan” means a Plan sponsored, maintained or contributed to by Ardagh or any of its Affiliates in which any Ardagh Business Employee participates or with respect to which Ardagh or any of its Affiliates has or could reasonably be expected to have any liability related to any Ardagh Business Employee, which includes for this purpose the Ardagh Long Term Incentive Plan and the Ardagh UK Plan other than the Ardagh UK Impress Plan;  provided,  however, that no Ardagh Transferred Plan shall be an Ardagh Retained Plan.

“Ardagh Sellers” means the Persons set forth on Part C of Schedule 1.

“Ardagh Shared Contracts” means the Contracts set forth on Section 5.17 of the Ardagh Disclosure Schedule (as such schedule may be updated by Ardagh prior to Closing in consultation with Element to add any Contract not identified prior to the date hereof that inures in part to the benefit or burden of an Ardagh Purchased Entity, on the one hand, and Ardagh or its Affiliates (other than the Ardagh Purchased Entities) on the other hand).

“Ardagh Transferred Plan” means a Plan sponsored or maintained by the Ardagh Purchased Entities, which includes for this purpose the Ardagh UK Impress Plan.

“Ardagh UK Impress Plan” means the section of the Ardagh UK Plan known as the Impress Section established by an agreement dated April 5, 2017 and currently governed by a definitive trust deed and rules dated March 28, 2013, as amended, and the related agreement dated April 5, 2017.

“Ardagh UK Plan” means the sectionalized pension plan known as the Ardagh (UK) 2017 Pension Scheme, which is currently governed by a definitive trust deed and rules dated March 28, 2013, as amended.

“Business Day” means a day other than (a) a Saturday or Sunday or (b) any other day on which banks located in New York, NY, Ontario, Canada, London, England, Luxembourg City, Luxembourg or Amsterdam, the Netherlands are required or authorized by Law to be closed for business.

“Business Information Technology” means all tangible or digital computer systems (including computers, screens, servers, workstations, routers, hubs, switches, networks, data communications lines and hardware), software (including source code and object code) and

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

telecommunications systems used or held for use by the Ardagh Purchased Entities or the Exal Purchased Entities, as applicable.

“Business IP Agreements” means all licenses of and covenants not to sue regarding Intellectual Property granted to the Ardagh Purchased Entities or the Exal Purchased Entities, as applicable, from any third party (excluding “shrink-wrap” and “click-wrap” licenses and licenses concerning generally commercially available software with aggregate annual license and maintenance fees of less than $25,000) or granted by the Ardagh Purchased Entities or the Exal Purchased Entities, as applicable, to any third party.

“Cash” means, with respect to the Ardagh Purchased Entities or the Exal Purchased Entities, the amount of all cash and cash equivalents (including short term deposits and marketable securities), including all checks that have cleared and in respect of which funds have not yet been received (provided that any such amount is not included in the calculation of the Closing Working Capital Amount), minus  (a) overdrafts, (b) outstanding outbound checks and other negotiable instruments used like checks, including outstanding outbound wire transfers issued prior to the Closing Date (provided that any such amount is not included in the calculation of the Closing Working Capital Amount), and (c) the amount of any dividends declared but not yet paid with a record date on or prior to the Closing Date, in each case of the foregoing definition, as determined in accordance with the applicable Closing Statement Methodologies.

“Closing Cash” means all Cash of the Ardagh Purchased Entities or the Exal Purchased Entities, as applicable, as of the Closing.

“Closing Indebtedness” means all Indebtedness of the Ardagh Purchased Entities or the Exal Purchased Entities, as the case may be, as of the Closing (including, with respect to Element, the R&W Costs of Element and its Affiliates).

“Closing Indebtedness Adjustment Amount” means (a) with respect to the Ardagh Purchased Entities, the amount (which may be a positive or negative number) equal to the difference, if any, between the Closing Indebtedness of the Ardagh Purchased Entities and [*] and (b) with respect to the Exal Purchased Entities, the amount (which may be a positive or negative number) equal to the difference, if any, between the Closing Indebtedness of the Exal Purchased Entities and [*].  For the avoidance of doubt, Closing Indebtedness of the Ardagh Purchased Entities or the Exal Purchased Entities (i) in excess of [*], respectively, shall be deemed to be a positive number and (ii) below [*], respectively, shall be deemed to be a negative number.

“Closing Working Capital Amount”  means the amount equal to (a) the assets of the Ardagh Purchased Entities or Exal Purchased Entities, as the case may be, with respect to the line items specified in Exhibit A or Exhibit B, respectively, minus (b) the liabilities of the Ardagh Purchased Entities or Exal Purchased Entities, as the case may be, with respect to the line items specified in Exhibit A or Exhibit B, respectively, in each case, calculated as of the Closing (but without giving effect to the consummation of the Transactions unless provided otherwise in the Closing Statement Methodologies) in accordance with the applicable Closing Statement Methodologies.  For the avoidance of doubt, (i) each line item so specified shall be treated as an asset or liability, as applicable, for the purposes of the definition of “Closing Working Capital

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Amount” and (ii) the determination of the Closing Working Capital Amount shall exclude any amounts (including those line items identified in Exhibit A or Exhibit B, respectively) included in Closing Cash and Closing Indebtedness.

“Closing Working Capital Excess”  means (a) with respect to the Ardagh Purchased Entities, the amount, if any, by which the Closing Working Capital Amount of the Ardagh Purchased Entities exceeds the Target Closing Working Capital Amount of the Ardagh Purchased Entities and (b) with respect to the Exal Purchased Entities, the amount, if any, by which the Closing Working Capital Amount of the Exal Purchased Entities exceeds the Target Closing Working Capital Amount of the Exal Purchased Entities.

“Closing Working Capital Shortfall”  means (a) with respect to the Ardagh Purchased Entities, the amount, if any, by which the Target Closing Working Capital Amount of the Ardagh Purchased Entities exceeds the Closing Working Capital Amount of the Ardagh Purchased Entities and (b) with respect to the Exal Purchased Entities, the amount, if any, by which the Target Closing Working Capital Amount of the Exal Purchased Entities exceeds the Closing Working Capital Amount of the Exal Purchased Entities.

“Collective Bargaining Agreement” means any collective bargaining agreement, works council agreement or similar labor contract.

“Confidentiality Agreement” means the Confidentiality Agreement, dated December 9, 2018, between Ardagh and Element.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, lease, license (other than Permits), instrument or other commitment or obligation, whether written or oral (to the extent legally binding), including arising out of any course of conduct.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as a trustee, by contract, or otherwise.

“Conveyance Tax” means any and all excise, sales, use, value added, registration, stamp, recording, documentary, property, transfer and similar Taxes.

“Debt Financing” means (a) the debt financing to be incurred by NewCo (or one or more of its Subsidiaries) in respect of the Transactions, in the amount of $2,750,000,000 and on terms reasonably satisfactory to each of the Parties and (b) the Additional Facility.

“Debt Financing Sources” means each Person that shall provide or facilitate the provision of the Debt Financing to NewCo or one or more of its Subsidiaries.

“Element Bank Account” means a bank account to be designated by Element in a written notice to NewCo and Ardagh at least five (5) Business Days prior to the Closing Date.

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

“Element Disclosure Schedule” means the disclosure schedule delivered by Element to Ardagh immediately prior to the execution and delivery of this Agreement.

“Element Fundamental Representations” means the representations and warranties of Element as set forth in Sections 4.1  (Organization; Authority), 4.2 (Capitalization), 4.3  (Ownership and Operations of NewCo), 4.4(a)  (No Conflict with Organizational Documents), 4.10  (Brokers) and 4.21(b)  (Sufficiency of Assets).

“Element Plan”  means a Plan sponsored, maintained or contributed to by (a) the Exal Purchased Entities or (b) Element or any of its Affiliates in which any Exal Business Employee participates or with respect to which Element or any of its controlled Affiliates (including, for the avoidance of doubt, all Exal Purchased Entities) has or could reasonably be expected to have any liability related to any Exal Business Employee.

“Element Sellers” means those Persons set forth on Part C of Schedule 2.

“Employee Representative Body” means any works’ council, labor union, trade union or similar employee representative body.

“Encumbrance” means any encumbrance, mortgage, fixed or floating charge, pledge, lien, restriction, guarantee, trust, right to acquire, option or right of pre-emption or first refusal, assignment, hypothecation, security interest, title retention, legal or equitable third party right or interest, including any assignment by way of security or trust arrangement for the purpose of providing security, encroachment, deed of trust or deed to secure debt, recorded or unrecorded easement, right of way, covenant, condition, license, reservation, subdivision and other defects of title of any kind or rights of others for rights of way, utilities and similar purposes that adversely affect real property.

“Environmental Law” means any Law pertaining to:  (i) the protection of the environment (including air quality, surface water, groundwater, soils, subsurface strata, sediments, drinking water, noise, natural resources and biota) or human health and safety (but only with respect to exposure to Hazardous Materials); or (ii) the use, registration, management, generation, storage, treatment, recycling, disposal, discharge, transportation, Release, threatened Release, investigation or remediation of Hazardous Materials.

“Environmental Permit” means any license, permit, approval, certificate, registration, restriction or other authorization issued by or required from any Governmental Authority, issued under Environmental Laws.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any entity that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with such Person, in each case, as defined in Sections 414(b), (c), (m) or (o) of the U.S. Code.

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

“Escrow Contribution Amount” means the amount, if any, by which the Special Mandatory Redemption Price payable upon a Special Mandatory Redemption (including accrued interest and Additional Amounts (if any) due with respect to the Notes from the Issue Date to the Special Mandatory Redemption Date) exceeds the Escrowed Property (each of the foregoing capitalized terms having the meaning ascribed to such term in the preliminary offering memorandum of Trivium Packaging Finance B.V., dated July 15, 2019, issued with respect to the notes portion of the Debt Financing).

“Estimated Closing Indebtedness Adjustment Amount” means (a) with respect to the Ardagh Purchased Entities, the amount (which may be a positive or negative number) equal to the difference, if any, between the Estimated Ardagh Closing Indebtedness and [*] and (b) with respect to the Exal Purchased Entities, the amount (which may be a positive or negative number) equal to the difference, if any, between the Estimated Exal Closing Indebtedness and [*].  For the avoidance of doubt, Estimated Ardagh Closing Indebtedness or Estimated Exal Closing Indebtedness (i) in excess of [*], respectively, shall be deemed to be a positive number and (ii) below [*], respectively, shall be deemed to be a negative number.

“Estimated Closing Working Capital Excess”  means (a) with respect to the Ardagh Purchased Entities, the amount, if any, by which the Estimated Ardagh Closing Working Capital Amount exceeds the Target Closing Working Capital Amount of the Ardagh Purchased Entities and (b) with respect to the Exal Purchased Entities, the amount, if any, by which the Estimated Exal Closing Working Capital Amount exceeds the Target Closing Working Capital Amount of the Exal Purchased Entities.

“Estimated Closing Working Capital Shortfall”  means (a) with respect to the Ardagh Purchased Entities, the amount, if any, by which the Target Closing Working Capital Amount of the Ardagh Purchased Entities exceeds the Estimated Ardagh Closing Working Capital Amount and (b) with respect to the Exal Purchased Entities, the amount, if any, by which the Target Closing Working Capital Amount of the Exal Purchased Entities exceeds the Estimated Exal Closing Working Capital Amount.

“Exal Business Employee”  means any current or former employee of the Exal Purchased Entities.

“Exal Dividend Overage” means the amount by which any dividends or distributions paid by any Exal Purchased Entity to any equityholder of Element Parent or its Subsidiaries (other than an Exal Purchased Entity) between the date hereof and the Closing Date in accordance with and subject to Section 5.2(e) exceeds [*].

“Exal Equity Interests” means all of the equity and ownership interests in the Exal Purchased Entities set forth on Part B of Schedule 2.

“Exal Existing Indebtedness” means that certain Third Amended and Restated Credit Agreement, dated as of March 3, 2017, by and among Element, as a guarantor, the other guarantors from time to time party thereto, the borrowers from time to time party thereto, the lenders from time to time party thereto, Bank of Montreal, as administrative agent, U.S. collateral

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

agent and Dutch collateral agent and TMF Brasil Administração e Gestão de Ativos Ltda., as Brazilian collateral agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Closing Date and any security agreements, intercreditor agreements, pledge agreements, mortgages, deeds of trust, collateral assignment, control agreements and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time executed in connection therewith.

“Final Closing Statement” means, with respect to an Initial Closing Statement, (a) such Initial Closing Statement, if Ardagh (with respect to the Initial Element Closing Statement) or Element (with respect to the Initial Ardagh Closing Statement) delivers a Notice of Acceptance or fails to deliver a Notice of Disagreement by the Objection Deadline Date or (b) such Initial Closing Statement as modified in accordance with Section 2.9, if Ardagh (with respect to the Initial Element Closing Statement) or Element (with respect to the Initial Ardagh Closing Statement) timely delivers a Notice of Disagreement.

“GAAP” means U.S. generally accepted accounting principles, as in effect from time to time.

“German Fiscal Unities” means the currently existing fiscal unities (Organschaften) for German corporate income and trade Tax purposes (i) between AGMP, as subsidiary, and AGG, as parent, and (ii) between AMPG, as subsidiary, and AGMP, as parent.

“Governmental Authority” means any national, federal, state, local, supranational, regional, or provincial government or any court of competent jurisdiction, administrative or regulatory agency, board, bureau, arbitrator, tribunal, or arbitral body or commission or other national, state, local, supranational, regional or provincial governmental authority or instrumentality entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.

“Governmental Order” means any order, writ, judgment, injunction, ruling, decision, decree, settlement, stipulation, determination or award of, entered by or with any Governmental Authority.

“Hazardous Materials” means any material, substances or waste that is defined, regulated or otherwise characterized as toxic, hazardous, radioactive, or as a contaminant, pollutant or words of similar meaning or effect under any applicable Environmental Law, and any pesticides, petroleum products, used or waste petroleum products, polychlorinated biphenyls and asbestos.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Indebtedness” means, as of any time, without duplication, as applied to any Person, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities and warrants; (c) all liabilities and obligations of such Person in respect of all performance bonds, banker’s acceptances or letters of credit, to the extent drawn; (d) all interest, fees, prepayment or redemption

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

premiums or penalties and other expenses (including breakage costs) owed with respect to any indebtedness, liabilities or obligations of the type referred to in clauses (a) to (c); and (e) all indebtedness, liabilities or obligations of the type referred to in the foregoing clauses (a) through (d) that is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase, guarantee or otherwise acquire or in respect of which it has otherwise assured a creditor against loss, in each such case in this clause (e), only to the extent such guarantee, or agreement to purchase, guarantee or otherwise acquire is recognized by, and consistent with, the Closing Statement Methodologies.  For purposes of this definition, all lease obligations of such Person, including those which are required to be capitalized in accordance with GAAP or IFRS, shall be excluded.

“Indemnified Party” means (a) Element and its Affiliates and (b) NewCo and its Affiliates (for the avoidance of doubt, other than Ardagh and any of its other Affiliates), and each of their respective successors.

“Initial Closing Statement” means, with respect to the Ardagh Purchased Entities, the Initial Ardagh Closing Statement, and with respect to the Exal Purchased Entities, the Initial Element Closing Statement.

“Intellectual Property” means all intellectual property worldwide (i.e., in any country), including all right, title and interest in or to the following:  (a) patents and patent applications, (b) trademarks, service marks, trade dress, trade names and internet domain names, together with the goodwill associated exclusively therewith, (c) copyrights, including copyrights in computer software, (d) registrations and applications for registration for any of the foregoing and (e) confidential and proprietary information, including trade secrets and rights in know-how.

“IP Cross-License Agreement” means the agreement to be entered into by and between Ardagh and NewCo on substantially the terms set forth on Exhibit E.

“Knowledge of Ardagh” means the actual knowledge, after reasonable inquiry or investigation, of [*], which reasonable inquiry includes the reasonable inquiry by them of [*].

“Knowledge of Element” means the actual knowledge, after reasonable inquiry or investigation, of [*], which reasonable inquiry includes the reasonable inquiry by them of [*].

“Law” means any national, federal, state, local, supranational or provincial law (including common law), statute, code, Governmental Order, consent decree, doctrine, ordinance, rule, regulation, treaty or other legal requirement of any Governmental Authority.

“Leased Real Property” means real property leased, subleased, sub-subleased, licensed or otherwise occupied by an Ardagh Purchased Entity or an Exal Purchased Entity, as applicable.

“Liabilities” means any and all liabilities and obligations, whether accrued or unaccrued, fixed or variable, known or unknown, absolute or contingent, determined or determinable, or matured or unmatured.

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

“Losses” means any and all losses, Liabilities, damages, assessments, fines, costs and expenses, interest, awards, judgments and penalties (including reasonable lawyers’ and consultants’ fees and expenses of investigation, enforcement or collection in connection therewith) actually suffered or incurred by a Person, but excluding punitive, incidental, consequential, special or indirect losses, Liabilities and damages (including loss of revenues or profits, whether in the present or future, diminution in value or loss of business reputation or opportunity), except to the extent such losses are actually awarded pursuant to a third-party claim.

“Material Adverse Effect” means, with respect to the Ardagh Business (including the Ardagh Purchased Entities) (on the one hand) or the Exal Business (including the Exal Purchased Entities) (on the other hand), any fact, condition, change, effect, event, occurrence, or development that (when taken together with all such other facts, conditions, changes, effects, events, occurrences or developments), individually or in the aggregate, is or would reasonably be expected to (1) prevent or materially impair or materially delay the ability of Ardagh or the Ardagh Sellers (with respect to the Ardagh Business) or Element or the Element Sellers (with respect to the Exal Business), as applicable, to perform their respective obligations under this Agreement or to consummate the Transactions, or (2) have a material adverse effect on the business, properties, assets, financial condition or results of operations of the Ardagh Business, taken as a whole, or the Exal Business, taken as a whole, as applicable; provided,  however, that none of the following shall be taken into account in determining whether there has been a Material Adverse Effect under clause (2) hereof:  (a) any fact, condition, change, effect, event, occurrence or development arising out of or resulting from the execution of this Agreement, the disclosure (but, for the avoidance of doubt, not the consummation) or pendency of the Transactions, including by reason of the identity of Element (with respect to the Ardagh Business) or Ardagh (with respect to the Exal Business) as a party to this Agreement; (b) any change, effect, event, occurrence or development:  (i) in the financial or securities markets (including interest rates, exchange rates and commodity prices) in general, or economic, regulatory or political conditions in general; (ii) generally affecting the industries in which the Ardagh Business or the Exal Business, as applicable, operates; or (iii) resulting from natural disasters, acts of God, war, sabotage or terrorism, or an escalation or worsening thereof; (c) any failure by the Ardagh Purchased Entities or the Exal Purchased Entities, as applicable, to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that this clause (c) shall not prevent or otherwise affect a determination that any event, circumstance, change or effect underlying such failure has resulted in, or contributed to, a Material Adverse Effect); (d) changes in Law or accounting standards or authoritative interpretations thereof; (e) any action expressly required to be taken pursuant to this Agreement; and (f) any action or inaction approved or consented to by Element (with respect to the Ardagh Purchased Entities) or by Ardagh (with respect to the Exal Purchased Entities); provided that in the case of the foregoing clauses (b) and (d), any such change, effect, event, occurrence or development may be taken into account to the extent it has a disproportionately adverse effect on the Ardagh Business (taken as a whole) or Exal Business (taken as a whole), as applicable, as compared to other participants in the industries and markets in which the Ardagh Business or Exal Business, as applicable, operates (in respect of the business conducted by them in such industries), but solely to the extent of such disproportionate effect.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 3(37) of ERISA and subject to ERISA.

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

“Mutual Services Agreement” means the agreement to be entered into by and between Ardagh and NewCo on substantially the terms set forth on Exhibit D.

“Neutral Accountant” means a United Kingdom office of KPMG LLP (or, if such firm shall decline or is unable to act, a United Kingdom office of Deloitte LLP, or, if such firm shall decline of is unable to act, a United Kingdom office of another independent accounting firm of international reputation reasonably acceptable to Ardagh and Element).

“NewCo Per Share Price” means [*].

“NewCo Shares” means ordinary shares of NewCo.

“Objection Deadline Date” means (a) in the case of the Initial Ardagh Closing Statement, the date that is forty-five (45) days after delivery of such Initial Closing Statement to Element and (b) in the case of the Initial Element Closing Statement, that date that is forty-five (45) days after delivery of such Initial Closing Statement to Ardagh.

“Out-of-Scope Employee” means any employee who is identified in Section 6.1(a)(i) of the Ardagh Disclosure Schedule (as such schedule may be updated by Ardagh prior to Closing in consultation with Element solely to remove those employees of the Ardagh Business that Ardagh and Element agree should be an Ardagh Business Employee).

“Owned Intellectual Property” means all Intellectual Property owned by any of the Ardagh Purchased Entities or the Exal Purchased Entities, as applicable.

“Owned Real Property” means real property in which an Ardagh Purchased Entity, or an Exal Purchased Entity, as applicable, has valid title in fee simple (or any equivalent interest), together with all buildings and other structures, facilities or improvements located thereon, all fixtures, systems, equipment and items of personal property of such party attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Permit” means any permit, approval, consent, license, franchise, registration, certificate, or similar authorization, from any Governmental Authority.

“Permitted Encumbrances” means any (a) Encumbrances for Taxes, assessments or other Governmental Authority charges or levies that are (i) not yet due and payable, (ii) due but not delinquent or (iii) that are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP or IFRS, as applicable, (b) statutory Encumbrances of landlords, carriers, warehousemen, mechanics, materialmen and repairmen for amounts not yet due or due but not delinquent or being contested in good faith by appropriate proceedings, (c) Encumbrances incurred or deposits made to a Governmental Authority in connection with a Permit, (d) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security, (e) imperfections of title and other recorded or unrecorded Encumbrances, in each case, that do not, individually or in the aggregate, (1) interfere with the present use of or occupancy of the affected real property in any material respect or (2) impair in any material respect the ability of such parcel to be mortgaged or sold, leased or subleased for its present use,

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(f) Encumbrances not created by Ardagh, Element or any of their respective Affiliates that affect the underlying fee interest of any Leased Real Property, (g) rights of a lessor under an operating lease or capitalized lease or of any licensor under a license, in each case, entered into in the ordinary course of business, (h) all non-exclusive licenses and covenants not to assert granted in the ordinary course of business with respect to Intellectual Property, (i) zoning, building, subdivision, land use, environmental regulations and other similar restrictions or requirements, in each case, that do not, individually or in the aggregate, (1) interfere with the present use of or occupancy of the affected real property in any material respect or (2) impair in any material respect the ability of such parcel to be mortgaged or sold, leased or subleased for its present use, (j) Encumbrances resulting from any facts or circumstances caused by Element or its Affiliates (with respect to the Ardagh Purchased Entities) or Ardagh or its Affiliates (with respect to the Exal Purchased Entities), and (k) Encumbrances resulting from the Debt Financing.

“Person” means any individual, corporation, partnership, company, partnership (exempt, general or limited), limited liability company, association, trust, joint venture or other entity or organization or any Governmental Authority.

“Personal Information” means, in addition to any definition for any similar term (e.g., “personally identifiable information” or “PII”) provided by applicable Law, or by Ardagh or any of the Ardagh Purchased Entities, or by Element or any of the Exal Purchased Entities, as applicable, in any of its privacy policies or notices, contracts or other public-facing statements, all information, in any form, regarding identifying an individual person or device, including (a) information that identifies, could be used to identify or is otherwise identifiable with an individual or a device, including name, physical address, telephone number, email address, financial information, financial account number or government-issued identifier, (b) any data regarding an individual’s activities online or on a mobile device or other application, whether or not such information is associated with an identifiable individual, and (c) Internet Protocol addresses, device identifiers or other persistent identifiers.  Personal Information may relate to any individual, including a current, prospective, or former customer or employee of any Person, and includes information in any form or media, whether paper, electronic, or otherwise.

“Plan”  means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), and any other employment, bonus, compensation, equity-based arrangement, stock purchase, deferred compensation, medical or life insurance, severance, pension, retirement plan, retiree medical or life insurance, old-age part-time (Altersteilzeit), employee assistance, fringe benefit and any other employee benefit program, agreement, policy or arrangement but excluding any plan, program or arrangement sponsored by a Governmental Authority.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date, and, in the case of any taxable period that includes, but does not begin on, the day after the Closing Date, the portion of such taxable period which begins the day after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date, and, in the case of any taxable period beginning on or prior to and ending after the Closing Date, the portion of such taxable period which ends on the Closing Date.

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

“Privacy Laws” means any and all applicable Laws and legal requirements relating to privacy, data security, and Personal Information, and similar applicable consumer protection laws, including with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including the U.S. Federal Trade Commission Act, U.S. Payment Card Industry Data Security Standard, U.S. Controlling the Assault of Non-Solicited Pornography and Marketing Act, U.S. Telephone Consumer Protection Act, General Data Protection Regulation, Regulation 2016/679/EU on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (GDPR), and any and all applicable Laws governing breach notification in connection with Personal Information.

“Registered” means issued by, registered, recorded or filed with, renewed by or  the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Regulatory Approvals” means the filings, consents, clearances or other approvals or permissions of Governmental Authorities required for the consummation of the Transactions for the jurisdictions that are set forth on Schedule 7.1(b).

“Related Agreements” means the Shareholders Agreement, the Mutual Services Agreement, the IP Cross-License Agreement and any Local Acquisition Agreement(s), including in each case, the schedules and exhibits thereto.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment of any Hazardous Materials.

“Representatives” means, with respect to any Person, such Person’s Affiliates and professional advisors and its and their respective directors, officers, members, managers, partners, employees and agents.

“Shareholders Agreement” means the agreement to be entered into among the Parties in substantially the form attached hereto as Exhibit C.

“Specified Dutch Entities” means Ardagh Metal Packaging Netherlands B.V. and Ardagh Aluminium Packaging Netherlands B.V.

“Specified French Entities” means Ardagh Group France S.A.S., Ardagh MP Group France S.A., Ardagh MP West France S.A.S., Ardagh Aluminium Packaging France S.A.S. and Ardagh Metal Packaging France S.A.S.

“Subsidiary” of any Person means another Person, of which at least a majority of the outstanding securities or ownership interests having, by their terms, ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is owned or controlled directly or indirectly by such first Person or by one or more of its Subsidiaries.

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

“Target Closing Working Capital Amount” means (a) with respect to the Ardagh Purchased Entities, [*] and (b) with respect to the Exal Purchased Entities, [*].

“Tax” or “Taxes” means any and all taxes, charges, fees, levies or other assessments imposed by a Taxing Authority (whether national, state, provincial or local), including income, excise, franchise, real or personal property, sales, transfer, gains, gross receipts, occupation, privilege, payroll, wage, unemployment, workers’ compensation, Social Security, Medicare, use, value-added, capital, license, severance, stamp, recording, documentary, premium, windfall profits, environmental, capital stock, profits, withholding, registration, customs duties, employment, alternative or add-on minimum, estimated, escheat or other taxes of any kind whatsoever (whether disputed or not), including any related charges, fees, interest, penalties, additions to tax or other assessments imposed by the Taxing Authority.

“Tax Returns” means any return, declaration, report or form, claim for refund, information return or other statement (including estimated returns and withholding returns) filed or required to be filed with any Governmental Authority with respect to Taxes, including any schedules or attachments thereto and any amendments thereof.

“Taxing Authority” means any Governmental Authority that is responsible for the administration or imposition of any Tax.

“U.S. Code” means the U.S. Internal Revenue Code of 1986, as amended.

“U.S. Treasury Regulations” means the regulations promulgated under the U.S. Code, by the United States Department of the Treasury, as such regulations may be amended from time to time.

“Unresolved Objections” means the objections set forth on any Notice of Disagreement delivered pursuant to Section 2.9(a) that remain unresolved following discussions pursuant to Section 2.9(e)(i).

1.2 Definitions. The following terms have the meanings set forth in the Sections set forth below:

Accrued Benefits	Section 6.2(e)(i)
AGG	Section 5.12(a)(i)
AGMP	Section 5.12(a)(i)
Agreed Court	Section 10.4(b)
Agreement	Preamble
Ardagh	Preamble
Ardagh Actuary	Section 6.2(e)(iii)
Ardagh Additional Adjustment Amount	Section 2.2(a)(i)
Ardagh Business	Recitals
Ardagh Cash Consideration	Section 2.2(a)(ii)
Ardagh Estimated Closing Statement	Section 2.4(a)
Ardagh Existing Stock	Section 5.10(a)
Ardagh Hedging Arrangements	Section 5.14(a)

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Ardagh Initial Adjustment	Section 2.2(a)(ii)
Ardagh Insurance Policies	Section 3.18
Ardagh Leases	Section 3.13(b)
Ardagh Licensed Intellectual Property	Section 3.12(b)
Ardagh Marks	Section 5.10(a)
Ardagh Material Contracts	Section 3.17(a)
Ardagh NewCo Shares	Section 2.2(a)(i)
Ardagh Owned Intellectual Property	Section 3.12(b)
Ardagh Purchased Entities	Recitals
Ardagh Terminable Breach	Section 9.1(d)
Ardagh U.S. DB Plan	Section 6.2(e)
Balance Sheet Date	Section 3.6
Closing	Section 2.5(a)
Closing Date	Section 2.5(a)
Closing Statement Methodologies	Section 2.9(a)
Delayed Transfer Asset	Section 5.18(b)
Dispute	Section 10.5(a)
Dispute Notice	Section 10.5(b)
Disputed Items	Section 2.9(d)
Dutch Acceptance Notice	Section 2.8(c)
Dutch Offer	Section 2.8(c)
Dutch Offer Letter	Section 2.8(c)
Dutch Shares	Recitals
Element	Preamble
Element Estimated Closing Statement	Section 2.4(b)
Element Initial Adjustment	Section 2.2(b)
Element Insurance Policies	Section 4.19
Element NewCo Shares	Section 2.2(b)
Element Note	Section 2.2(b)
Element Owed Amount	Section 2.2(b)
Element Parent Plans	Section 6.2(a)(ii)
Element Prorated Bonuses	Section 6.2(c)(i)
Element Terminable Breach	Section 9.1(c)
Enforceability Exceptions	Section 3.1(b)
Estimated Ardagh Closing Cash	Section 2.4(a)
Estimated Ardagh Closing Indebtedness	Section 2.4(a)
Estimated Ardagh Closing Working Capital Amount	Section 2.4(a)
Estimated Exal Closing Cash	Section 2.4(b)
Estimated Exal Closing Indebtedness	Section 2.4(b)
Estimated Exal Closing Working Capital Amount	Section 2.4(b)
EU Regulatory Investigation	Section 5.15(a)
Exal Business	Recitals
Exal Financial Statements	Section 4.6(a)
Exal Interim Financial Statements	Section 4.6(c)
Exal Key Customer	Section 4.18(a)(ii)
Exal Key Supplier	Section 4.18(a)(i)

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exal Leases	Section 4.14(b)
Exal Licensed Intellectual Property	Section 4.13(b)
Exal Material Contracts	Section 4.18(a)
Exal Owned Intellectual Property	Section 4.13(b)
Exal Purchased Entities	Recitals
Excluded Compensation Payments	Section 6.2(c)(i)
Excluded Guarantees	Section 5.11(b)
Expense Cap	Section 2.3
French Acceptance Notice	Section 2.8(b)
French Offer	Section 2.8(b)
French Offer Letter	Section 2.8(b)
French Shares	Recitals
German GAAP	Section 5.12(a)(iv)
Freshfields	Section 5.15(c)
ICC Rules	Section 10.5(c)
Indemnity Payment	Section 5.15(l)
Initial Ardagh Closing Statement	Section 2.9(b)
Initial Element Closing Statement	Section 2.9(b)
Initial Settlement	Section 5.12(b)(iii)
Insurance Proceeds	Section 5.15(l)
Insured Party	Section 5.9(e)(i)
Issuers	Section 1.1
Key Customer	Section 3.17(a)(ii)
Key Supplier	Section 3.17(a)(i)
Legacy Organizational Documents	Section 5.9(e)(i)
Local Acquisition Agreements	Section 2.7
Local Transfer Documents	Section 2.6(a)(v)
Loss Compensation Receivables	Section 5.12(a)(v)(A)
Management Liability Policies	Section 5.9(e)(ii)
National Regulatory Investigation	Section 5.15(a)
NewCo	Preamble
NewCo Actuary	Section 6.2(e)(iii)
NewCo Certification Date	Section 6.2(e)(iii)
NewCo Plans	Section 6.4(b)
NewCo UK DB Plan	Section 6.2(d)
NewCo U.S. DB Plan	Section 6.2(e)(i)
Notice of Acceptance	Section 2.9(d)
Notice of Disagreement	Section 2.9(d)
Party or Parties	Preamble
PBGC	Section 3.14(g)
PLTA	Section 5.12(a)(i)
PLTA Difference	Section 5.12(b)(iii)
PLTA Period 2019	Section 5.12(a)(iv)
PLTA Termination Accounts	Section 5.12(a)(iv)
Pre-Closing Dispute	Section 10.4(a)
Profit Transfer Payables	Section 5.12(a)(v)(A)

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

R&W Costs	Section 8.2
R&W Insurance Policy	Section 8.2
Reference Assets Amount	Section 6.2(e)(ii)
Regulatory Investigations	Section 5.15(a)
Registrar	Section 1.1
Relevant Fiscal Year	Section 5.12(b)(i)
Relevant PLTA Amendments	Section 5.12(b)(ii)
Review Period	Section 6.2(e)(iii)
Rule 144A/Reg S Offering	Section 5.7(a)
Sample Closing Statement	Section 2.9(a)
Termination Date	Section 9.1(b)
Third Party Claim	Section 5.15(a)
Transactions	Section 2.5(a)
Transferred Ardagh Business Employees	Section 6.1(b)
Transferred Assets	Section 6.2(e)(ii)
Transferred Business Employees	Section 6.1(c)
Transferred Guarantees	Section 5.11(a)
U.S. DB Funding True-Up	Section 6.2(e)(ii)
U.S. DB Transfer Date	Section 6.2(e)(ii)
U.S. Pension Plan	Section 3.14(f)

1.3 Certain Rules of Construction.

(a) All the agreements (including this Agreement), documents or instruments herein defined mean such agreements, documents or instruments as the same may from time to time be supplemented or amended or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof.  The headings preceding the text of Articles and Sections included herein are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.  The use of the masculine, feminine or neuter gender, or the singular or plural form of words, herein shall not limit any provision of this Agreement.  The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively.  Reference to any Person includes such Person’s successors and permitted assigns.  Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, from time to time, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder.  Unless otherwise specified, references to Articles, Sections, clauses or Exhibits shall refer to the Articles, Sections, clauses or Exhibits to this Agreement, and any references to a clause shall, unless otherwise identified, refer to the appropriate clause within the same Section or sub-Section in which such reference occurs.  The use of the terms “hereunder”, “hereof”, “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of or Exhibit to this Agreement.  References to amounts of currency are references to United States Dollars unless otherwise indicated.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

following Business Day.  The words “made available,” “provided” or “delivered” to a Party, or similar formulations, means that such materials were available to such Party in the electronic data room hosted by the providing Party in connection with the Transactions no later than one (1) Business Day prior to the date hereof, or were provided by electronic transmission directly to a Party’s legal counsel or financial advisor prior to such time.

(b) Notwithstanding anything to the contrary contained in the Ardagh Disclosure Schedule or Element Disclosure Schedule, in this Agreement or in the Related Agreements, the information and disclosures contained in any Section of the Ardagh Disclosure Schedule or Element Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each other Section of the Ardagh Disclosure Schedule or Element Disclosure Schedule as though fully set forth in such other Section to the extent the applicability and relevance of such information to such other Section is reasonably apparent on the face of such information or disclosure.  Certain items and matters are listed in the Ardagh Disclosure Schedule or Element Disclosure Schedule for informational purposes only and may not be required to be listed therein by the terms of this Agreement.  No reference to, or disclosure of, any item or matter in any Section of this Agreement or any Section of the Ardagh Disclosure Schedule or Element Disclosure Schedule shall be construed as an admission or indication that such item or matter is material or that such item or matter is required to be referred to or disclosed in this Agreement or in the Ardagh Disclosure Schedule or Element Disclosure Schedule.  Without limiting the foregoing, no reference to or disclosure of a possible breach or violation of any contract or Law shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

1.4 Interpretation.  The Parties have participated jointly in negotiating and drafting this Agreement.  If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Article II TRANSFER; ISSUANCE AND PAYMENT
2.1 Transfer and Sale.

(a) Upon the terms and subject to the conditions of this Agreement (including Section 2.8) and the Local Acquisition Agreements, at the Closing, Ardagh shall, and/or shall cause its Subsidiaries (as applicable) to, contribute, transfer, grant, sell, convey, assign and deliver to NewCo and its designated Subsidiaries all of the Ardagh Equity Interests, free and clear of all Encumbrances (other than those imposed by applicable securities Laws), and NewCo shall acquire and accept, and shall cause its designated Subsidiaries to acquire and accept, as applicable, from Ardagh or such Subsidiaries, all of the Ardagh Equity Interests, together with all of their respective right, title and interest as of the Closing in, to and under the Ardagh Equity Interests.

(b) Upon the terms and subject to the conditions of this Agreement and any Local Acquisition Agreements, at the Closing, Element shall, and/or shall cause its Subsidiaries (as applicable) to, contribute, transfer, grant, sell, convey, assign and deliver, to NewCo and its designated Subsidiaries all of the Exal Equity Interests, free and clear of all Encumbrances (other

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

than those imposed by applicable securities Laws), and NewCo shall acquire and accept, and shall cause its designated Subsidiaries to acquire and accept, as applicable, from Element or such Subsidiaries, all of their respective right, title and interest as of the Closing in, to and under the Exal Equity Interests.

2.2 Issuance and Payment.

(a) In exchange for the Ardagh Equity Interests transferred by Ardagh or its Subsidiaries, NewCo shall, at the Closing:

(i) issue to Ardagh, or its designated controlled Affiliate, free and clear of all Encumbrances (other than those imposed by applicable securities Laws or the Shareholders Agreement) [*] NewCo Shares (the “Ardagh NewCo Shares”), plus if the Ardagh Initial Adjustment is more than the sum of [*], plus the amount, if any, of any Exal Dividend Overage (such sum, the “Ardagh Additional Adjustment Amount”), in addition to the cash payment equal to the Ardagh Additional Adjustment Amount to be paid pursuant to clause (ii) of this Section 2.2(a), an additional number of NewCo Shares (rounded to the nearest whole share), free and clear of all Encumbrances (other than those imposed by applicable securities Laws or the Shareholders Agreement) equal to the quotient obtained by dividing (A) the amount by which the Ardagh Initial Adjustment exceeds the Ardagh Additional Adjustment Amount by (B) the NewCo Per Share Price; provided that if the adjustment contemplated by this Section 2.2(a)(i) and the adjustment contemplated by Section 2.2(b), would result in Ardagh owning more than forty-nine percent (49.0%) of the then-outstanding NewCo Shares, Ardagh shall receive from NewCo at the Closing (I) such number of NewCo Shares (rounded to the nearest whole share), free and clear of all Encumbrances (other than those imposed by applicable securities Laws or the Shareholders Agreement), that would result in Ardagh owning exactly forty-nine percent (49.0%) of the then-outstanding NewCo Shares, and (II) a promissory note having a principal amount equal to the product of the (x) number of NewCo Shares that would result in Ardagh owning more than forty-nine percent (49.0%) of the then-outstanding NewCo Shares, and (y) NewCo Per Share Price, on terms, including as to interest, maturity date (which shall be no later than the earlier of a liquidity event of NewCo (to the extent of available liquidity) or the fifth anniversary of the Closing Date) and payment triggers for such instrument, customary for similar instruments and otherwise reasonably acceptable to Ardagh and Element acting in good faith; provided;  further that if the Ardagh Initial Adjustment is more than the Ardagh Additional Adjustment Amount, in lieu of accepting all or any portion of the NewCo Shares or the promissory note that would otherwise be issued to Ardagh pursuant to this Section 2.2(a)(i), Ardagh may, following reasonable, good faith consultation with Element, cause the Ardagh Purchased Entities to transfer or distribute (without cost or liability to Ardagh or any Affiliate) to Ardagh or one or more of its Affiliates (other than an Ardagh Purchased Entity), prior to the Closing, Cash or accounts receivable or, with the prior written consent of Element (which shall not be unreasonably withheld, conditioned or delayed) other  assets of the Ardagh Purchased Entities such that the Initial Purchase Adjustment would be no greater than the Ardagh Additional Adjustment Amount; provided,  further, however, that the assets transferred

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

pursuant to the preceding proviso shall not result in an Estimated Closing Working Capital Shortfall of the Ardagh Purchased Entities; and

(ii) pay to Ardagh in cash by wire transfer of immediately available funds to the Ardagh Bank Account the amount (the “Ardagh Cash Consideration”) equal to (A) two billion five hundred million U.S. dollars ($2,500,000,000), which shall be paid in U.S. dollars, or if agreed by Ardagh and Element no later than three (3) Business Days prior to the Closing Date, an equivalent amount in a combination of U.S. dollars and Euros as so agreed, and (B) either plus the Ardagh Initial Adjustment, if the Ardagh Initial Adjustment is greater than $0 but equal to or less than the Ardagh Additional Adjustment Amount, or minus the Ardagh Initial Adjustment, if the Ardagh Initial Adjustment is negative.    For purposes of this Agreement, “Ardagh Initial Adjustment” means the sum of: (1) the Estimated Ardagh Closing Cash, (2) minus the Estimated Closing Indebtedness Adjustment Amount of the Ardagh Purchased Entities (if positive) or plus the Estimated Closing Indebtedness Adjustment Amount of the Ardagh Purchased Entities (if negative) and (3) either plus the Estimated Closing Working Capital Excess of the Ardagh Purchased Entities or minus the Estimated Closing Working Capital Shortfall of the Ardagh Purchased Entities, as the case may be.

(b) In exchange for the Exal Equity Interests transferred by Element and/or its Subsidiaries, NewCo shall, at the Closing, issue to Element or its designated controlled Affiliate, free and clear of all Encumbrances (other than those imposed by applicable securities Laws or the Shareholders Agreement) such number of NewCo Shares (rounded to the nearest whole share) (the “Element NewCo Shares”) equal to (i) [*] NewCo Shares, plus (if the Element Initial Adjustment is positive) or minus (if the Element Initial Adjustment is negative), (ii) such number of NewCo Shares equal to the quotient obtained by dividing (A) the sum of:  (1) the Estimated Exal Closing Cash, (2) minus the Estimated Closing Indebtedness Adjustment Amount of the Exal Purchased Entities (if positive) (or plus such Estimated Closing Indebtedness Adjustment Amount, if negative) and (3) either plus the Estimated Closing Working Capital Excess of the Exal Purchased Entities or minus the Estimated Closing Working Capital Shortfall of the Exal Purchased Entities, as the case may be (the sum of sub-clauses (A)(1), (A)(2) and (A)(3), the “Element Initial Adjustment”), by (B) the NewCo Per Share Price; provided that if the adjustment contemplated by Section 2.2(a) and the adjustment contemplated by this Section 2.2(b) would result in Element owning less than fifty-one percent (51.0%) of the then-outstanding NewCo Shares, Element shall (I) receive at Closing such number of NewCo Shares (rounded to the nearest whole share), free and clear of all Encumbrances (other than those imposed by applicable securities Laws or the Shareholders Agreement), that would result in Element owning exactly fifty-one percent (51.0%) of the then-outstanding NewCo Shares, and (II) at Element’s election, either (X) pay to NewCo by wire transfer of immediately available funds an amount in cash equal to the product of (a) the number of NewCo Shares that NewCo would have issued to Element but for this proviso, and (b) the NewCo Per Share Price (the “Element Owed Amount”) or (Y) issue to NewCo a promissory note having a principal amount equal to the Element Owed Amount (the “Element Note”), on terms, including as to interest, maturity date (which shall be no later than the earlier of a liquidity event of NewCo (to the extent of available liquidity) or the fifth (5th) anniversary of the Closing Date) and payment triggers (provided that the then-outstanding principal and accrued interest shall be paid no later than the earlier of a liquidity event of NewCo (to the extent of available liquidity)

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

or  the fifth (5th) anniversary of the Closing Date) for such Element Note customary for similar instruments or otherwise reasonably acceptable to Ardagh and Element acting in good faith.  Until the Element Note has been repaid in full, all dividends and distributions to which Element would otherwise be entitled as a shareholder of NewCo shall be applied to pay the Element Note.

(c) When calculating the adjustments contemplated by Section 2.2(a) and 2.2(b), the adjustment contemplated by Section 2.2(a) shall be calculated after giving effect to the adjustment contemplated by Section 2.2(b).

2.3 Transaction Expenses.

(a) Immediately after the Closing, NewCo shall pay to Ardagh, in cash by wire transfer of immediately available funds to the Ardagh Bank Account, an amount of up to [*] in the aggregate (such cap amount, the “Expense Cap”), in respect of the reasonable and documented out-of-pocket fees, costs and expenses actually incurred by Ardagh and its Affiliates in connection with the Transactions.  Section 2.3(a) of the Ardagh Disclosure Schedule sets forth a list (as of the date hereof) of Ardagh’s and its Affiliates professional advisors whose fees, costs and expenses will be subject to the expense reimbursement provisions of this Section 2.3(a).

(b) Immediately after the Closing, NewCo shall pay to Element, in cash by wire transfer of immediately available funds to the Element Bank Account, an amount up to the Expense Cap in respect of the reasonable and documented out-of-pocket fees, costs and expenses actually incurred by Element and its Affiliates in connection with the Transactions. Section 2.3(b) of the Element Disclosure Schedule sets forth a list (as of the date hereof) of Element’s and its Affiliates’ professional advisors whose fees, costs and expenses will be subject to the expense reimbursement provisions of this Section 2.3(b).

(c) In the event the Closing occurs, NewCo shall bear any fees, costs and expenses incurred by NewCo or its Subsidiaries (including any such fees, costs or expenses incurred by Ardagh, Element or their respective Affiliates on behalf of NewCo or its Subsidiaries in connection with the Transactions).  Section 2.3(c) of the Ardagh Disclosure Schedule and Section 2.3(c) of the Element Disclosure Schedule sets forth (as of the date hereof) each advisor retained or otherwise engaged by Element, Ardagh or their respective Affiliates on behalf or for the benefit of NewCo or its Subsidiaries in connection with the Transactions, together with an estimate (as of the date hereof) of any fees, costs and expenses incurred to date with respect to such advisor.  In the event the Closing does not occur, any such fees, costs and expenses actually incurred by Element or Ardagh (or their respective Affiliates), as applicable (together with the fees, costs and expenses of any additional advisors retained or otherwise engaged prior to the Closing by Element, Ardagh or their Affiliates on behalf of or for the benefit of NewCo or its Subsidiaries, as mutually agreed to by the Parties), shall be borne fifty percent (50%) by Ardagh and fifty percent (50%) by Element; provided that if Element so elects, all such fees, costs and expenses shall be borne by the Party that incurred such fees, costs and expenses.

(d) In connection with the Closing, NewCo shall cause the Existing Exal Indebtedness to be repaid in full in accordance with its terms with the proceeds from the Debt Financing.

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

2.4 Pre-Closing Estimates.

(a) At least five (5) Business Days prior to the scheduled Closing Date, Ardagh shall deliver to NewCo and Element a statement (the “Ardagh Estimated Closing Statement”) that sets forth a good faith estimate of (i) the amount of the Closing Indebtedness of the Ardagh Purchased Entities (the “Estimated Ardagh Closing Indebtedness”), (ii) the Closing Cash of the Ardagh Purchased Entities (the “Estimated Ardagh Closing Cash”), (iii) the Closing Working Capital Amount of the Ardagh Purchased Entities (the “Estimated Ardagh Closing Working Capital Amount”) and either the resulting Estimated Closing Working Capital Excess or Estimated Closing Working Capital Shortfall, as the case may be, in each case, together with reasonable supporting documentation, and (iv) the resulting Ardagh Initial Adjustment.  The Ardagh Estimated Closing Statement shall be in the format set forth in the Ardagh Sample Closing Statement and prepared and calculated in accordance with the applicable Closing Statement Methodologies.  Until two (2) Business Days prior to the Closing Date, Element may propose, and Ardagh shall consider in good faith but shall have no obligation to agree, revisions to the Ardagh Estimated Closing Statement.  Unless Ardagh agrees to any such changes (in which case, the Ardagh Estimated Closing Statement shall be updated to reflect such changes), the Ardagh Estimated Closing Statement delivered by Ardagh shall be used for purposes of calculating the Ardagh Initial Adjustment.

(b) At least five (5) Business Days prior to the scheduled Closing Date, Element shall deliver to NewCo and Ardagh a statement (the “Element Estimated Closing Statement”) that sets forth a good faith estimate of (i) the amount of the Closing Indebtedness of the Exal Purchased Entities (the “Estimated Exal Closing Indebtedness”), (ii) the Closing Cash of the Exal Purchased Entities (the “Estimated Exal Closing Cash”), (iii) the Closing Working Capital Amount of the Exal Purchased Entities (the “Estimated Exal Closing Working Capital Amount”) and either the resulting Estimated Closing Working Capital Excess or Estimated Closing Working Capital Shortfall, as the case may be, in each case, together with reasonable supporting documentation, and (iv) the resulting Element Initial Adjustment.  The Element Estimated Closing Statement shall be in the format set forth in the Element Sample Closing Statement and prepared and calculated in accordance with the applicable Closing Statement Methodologies.  Until two (2) Business Days prior to the Closing Date, Ardagh may propose, and Element shall consider in good faith but shall have no obligation to agree, revisions to the Element Estimated Closing Statement.  Unless Element agrees to any such changes (in which case, the Element Estimated Closing Statement shall be updated to reflect such changes), the Element Estimated Closing Statement delivered by Element shall be used for purposes of calculating the Element Initial Adjustment.

2.5 Closing; Closing Date.

(a) Subject to the terms and conditions of this Agreement, including Section 2.8, the consummation of the transactions contemplated by this Agreement (the “Transactions”), including the transfers and sales, issuances and payments contemplated by Section 2.1 and Section 2.2 of this Agreement (the “Closing”), shall take place at the offices of Stibbe N.V. at Beethovenplein 10, 1077 WM Amsterdam, The Netherlands, at 10:00 a.m. Central European Time on the third (3rd) Business Day following the satisfaction or waiver of all of the conditions to the obligations of the Parties set forth in Article VII (other than conditions that by

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place or at such other time or on such other date as the Parties may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

(b) For accounting purposes and the purposes of this Agreement, including the calculation of Closing Indebtedness, Closing Cash and the Closing Working Capital Amount, the Closing shall be deemed to have occurred at 12:01 a.m. Central European Time on the Closing Date.

(c) No later than one (1) Business Day prior to the Closing Date, Ardagh shall deliver to Element a customary payoff letter and related customary guarantee and lien release documentation reasonably satisfactory to Element with respect to the Ardagh Existing Indebtedness.

(d) No later than one (1) Business Day prior to the Closing Date, Element shall deliver to Ardagh a customary payoff letter and related customary guarantee and lien release documentation reasonably satisfactory to Ardagh with respect to the Exal Existing Indebtedness.

2.6 Closing Deliveries.

(a) Closing Deliveries by Ardagh. At the Closing, Ardagh shall authorize, execute and/or deliver to Element or NewCo, as the case may be:
(i) a duly executed counterpart to each of the Related Agreements to which Ardagh or any of its Affiliates is to be a party;

(ii) a certificate, duly executed by an authorized officer of Ardagh, certifying as to (A) the fulfillment of the conditions set forth in Section 7.2(a) and Section 7.2(b) and (B) the termination by Ardagh or its Affiliates of all material intercompany arrangements (other than the Ardagh Hedging Arrangements) effective as of the Closing, in accordance with Section 5.8(a)(i);

(iii) a receipt for the Ardagh Cash Consideration;

(iv) for Ardagh Metal Packaging USA, Inc., a certificate dated as of the Closing Date to the effect that such Ardagh Purchased Entity is not a “United States real property holding corporation” in accordance with U.S. Treasury Regulation Section 1.1445-2(c)(3) and a corresponding notice to the U.S. Internal Revenue Service in accordance with U.S. Treasury Regulation Section 1.897-2(h);

(v) original stock certificates, duly endorsed in blank or with a duly executed stock transfer power (if applicable), or equivalent documents or instruments of transfer, such as share/stock transfer forms, share transfer deeds or notarial copies of share transfer deeds (or, in the event notarial copies cannot be available at Closing, certified copies of share transfer deeds), or other instruments of transfer pursuant to any Local Acquisition Agreement or required by Applicable Law in any applicable jurisdiction (in a

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

form that is consistent with the terms and conditions of this Agreement)  (collectively, the “Local Transfer Documents”), in such form as the Parties mutually agree is necessary or appropriate to effect the transfer of the Ardagh Equity Interests to NewCo or its designated Subsidiary in such jurisdiction, free and clear of all Encumbrances (other than Encumbrances arising under securities Laws or the Shareholders Agreement), duly executed by Ardagh and/or its applicable Affiliates;

(vi) such other customary instruments of transfer, deeds, assumptions, filings or documents, in form and substance reasonably satisfactory to Element or NewCo, as the case may be, required to give effect to this Agreement; and

(vii) such documentation provided by Ardagh to the trustee or agent, as the case may be, required under the instruments described in clauses (i) through (vii) of the definition of Ardagh Existing Indebtedness, evidencing that the consummation of the Transactions on the Closing Date complies with the terms of such instruments.

(b) Closing Deliveries by Element. At the Closing, Element shall authorize, execute and/or deliver to Ardagh or NewCo, as the case may be:
(i) a duly executed counterpart to each of the Related Agreements to which Element or any of its Affiliates is to be a party;

(ii) a certificate duly executed by an authorized representative of Element, certifying as to (A) the fulfillment of the conditions set forth in Section 7.3(a) and Section 7.3(b) and (B) the termination by Element or its Affiliates of all material intercompany arrangements effective as of the Closing, in accordance with Section 5.8(a)(ii);

(iii) for Exal Purchased Entities that are organized under the Laws of a jurisdiction located in the United States, a certificate dated as of the Closing Date to the effect that such Exal Purchased Entity is not a “United States real property holding corporation” in accordance with U.S. Treasury Regulation Section 1.1445-2(c)(3) and a corresponding notice to the U.S. Internal Revenue Service in accordance with U.S. Treasury Regulation Section 1.897-2(h);

(iv) the Local Transfer Documents in such form as the Parties mutually agree is necessary or appropriate to effect the transfer of the Exal Equity Interests to NewCo or its designated Subsidiary in each jurisdiction, free and clear of all Encumbrances (other than Encumbrances arising under securities Laws or the Shareholders Agreement), duly executed by Element and/or its applicable Affiliates;

(v) such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Ardagh or NewCo, as the case may be, required to give effect to this Agreement.

(c) Closing Deliveries by NewCo. At the Closing, NewCo shall authorize, execute and/or deliver to Ardagh or Element, as the case may be:

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(i) the Ardagh Cash Consideration;
(ii) a certificate evidencing the Ardagh NewCo Shares to be issued to Ardagh in accordance with Section 2.2(a), registered in the name of Ardagh or its designated Affiliate;
(iii) a certificate evidencing the Element NewCo Shares to be issued to NewCo in accordance with Section 2.2(b), registered in the name of Element or its designated Affiliate;
(iv) a duly executed counterpart to each of the Related Agreements to which NewCo is to be a party;
(v) a duly executed counterpart to each of the Local Transfer Documents to which NewCo and/or any of its Subsidiaries is a party; and
(vi) such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Ardagh and Element required to give effect to this Agreement.

2.7 Local Acquisition Agreements. The transfer of each Ardagh Purchased Entity and Exal Purchased Entity organized in a jurisdiction in which local Laws require observance of specified formalities or procedures to legally effect the sale, transfer, conveyance, assignment, assumption or delivery of the equity or ownership interests of such Ardagh Purchased Entity or Exal Purchased Entity (or, if applicable, any such entity’s assets or liabilities) shall be effected pursuant to short-form acquisition agreements in form and substance reasonably acceptable to the Parties and in compliance with such requirements of applicable Law (the “Local Acquisition Agreements”).  The Parties agree that the Local Acquisition Agreements (a) shall only contain provisions necessary to satisfy the requirements of applicable Law to effect, and make enforceable vis-à-vis third parties, the transfer of the legal and beneficial title to the applicable Ardagh Equity Interests or Exal Equity Interests, as applicable, and (b) shall not have any effect on the rights and obligations of the Parties with respect to the Transactions, all of which shall be determined by this Agreement.  To the extent there is a conflict between any of the provisions of this Agreement and any Local Acquisition Agreement, the Parties acknowledge and agree that the provisions of this Agreement shall control and that, if necessary, Element and Ardagh shall, and shall cause their respective Affiliates to, deliver such additional instruments as may be necessary to accomplish the foregoing.

2.8 Works Council/Consultation Matters.

(a) The Parties acknowledge and agree that, (i) under French labor Laws, one or more Employee Representative Bodies of certain of the Specified French Entities must be informed and consulted with respect to the French Offer and the Debt Financing as it relates to the Specified French Entities and (ii) under applicable labor Laws of the Netherlands, one or more works councils of the Specified Dutch Entities must be informed and consulted with respect to the Dutch Offer and the Debt Financing as it relates to the Specified Dutch Entities.

(b) On the terms and conditions set forth in the offer letter (within the time limit set forth therein) attached as Exhibit F hereto (the “French Offer Letter” and the offer set forth therein, the “French Offer”), NewCo has irrevocably offered to acquire the French Shares, and to

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

have the provisions of this Agreement apply to such French Shares following completion of the employee consultation process described in the French Offer Letter.  Subject to acceptance of the French Offer by Ardagh following completion of the employee consultation process and upon delivery to NewCo of the executed acceptance notice attached as Schedule 2 to the French Offer Letter (the “French Acceptance Notice”), this Agreement shall apply to the French Shares and, the Specified French Entities shall be included in the Ardagh Purchased Entities.

(c) On the terms and conditions set forth in the offer letter (within the time limit set forth therein) attached as Exhibit G hereto (the “Dutch Offer Letter” and the offer set forth therein, the “Dutch Offer”), NewCo has irrevocably offered to acquire the Dutch Shares and to have the provisions of this Agreement apply to such Dutch Shares following completion of the employee consultation process described in the Dutch Offer Letter.  Subject to acceptance of the Dutch Offer by Ardagh following satisfactory completion of the employee consultation process and upon delivery to NewCo of the executed acceptance notice attached as Schedule 2 to the Dutch Offer Letter (the “Dutch Acceptance Notice”), this Agreement shall apply to the Dutch Shares and the Specified Dutch Entities shall be included in the Ardagh Purchased Entities.

(d) Notwithstanding anything to the contrary in this Agreement, (i) unless and until Ardagh has executed and delivered to NewCo the French Acceptance Notice, the Specified French Entities shall not be considered Ardagh Purchased Entities and the French Shares shall not be considered Ardagh Equity Interests for purposes of this Agreement and (ii) unless and until Ardagh has executed and delivered to NewCo the Dutch Acceptance Notice, the Specified Dutch Entities shall not be considered Ardagh Purchased Entities and the Dutch Shares shall not be considered Ardagh Equity Interests for purposes of this Agreement.

(e) The Parties shall reasonably cooperate with each other and any relevant Affiliates in connection with the applicable consultation processes as described in this Section 2.8 and as set forth in the French Offer Letter and Dutch Offer Letter.  In connection therewith, (i) each Party will timely provide (A) any required information relating to such Party, (B) information regarding the intended Debt Financing as it relates to the Specified French Entities or the Specified Dutch Entities, and (C) the expected consequences of the Transactions for persons employed by the Specified French Entities or the Specified Dutch Entities or as to any measures envisaged by NewCo with respect to such consequences; provided that, with respect to clauses (B) and (C) such information shall be mutually agreed between Ardagh and Element, and (ii) Ardagh will keep Element currently informed of the status of such consultation and any material developments so far as they relate to the Specified French Entities or the Specified Dutch Entities, and will consult with Element in good faith in advance with respect to such consultation.  Without Element’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, Ardagh shall not (and shall cause its Affiliates not to) enter into any agreement with, or make any commitment to, the relevant Employee Representative Body that would bind or impose any material obligation on NewCo or its Affiliates, including the Specified French Entities and the Specified Dutch Entities, after the Closing or otherwise impact, in any material respect, the substance of the Transactions.  If, as a result of any such consultation processes, changes to this Agreement or any Related Agreement, or further arrangements in connection with the Transactions, are considered necessary by Ardagh, the Parties shall negotiate in good faith with respect to such changes (if any) to this Agreement, the Related Agreements or further arrangements (if any) in connection with the

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Transactions that are appropriate, in accordance with the terms and conditions set forth in the French Offer Letter and/or the Dutch Offer Letter, as applicable.

(f) The Parties shall reasonably cooperate in connection with any notification to, or any consultation with, employees of Ardagh, Element or their Affiliates (including, the Ardagh Business Employees) who are not included in or covered by the notice and consultation processes referred to in Section 2.8(e) with respect to the Specified French Entities and Specified Dutch Entities and who might be affected by the Transactions and such employees’ Employee Representative Body, labor boards and relevant government agencies concerning the Transactions, whether required by Law or otherwise reasonably undertaken by Ardagh, Element or their Affiliates.  In any event, the Parties will timely comply with any such notification and/or consultation obligation, and cause their Affiliates to do so. In connection with any such notification or consultation, Ardagh and Element shall timely provide the other Parties and their relevant Affiliates any information required or reasonably requested relating to the other Party or its Affiliates and the Parties shall reasonably agree as to any information to be provided with respect to any plans for employees in connection with the Transactions not contained in this Agreement.

2.9 Adjustments.

(a) Exhibit A sets forth, for illustrative purposes only, a sample closing statement as of December 31, 2018 (a “Sample Closing Statement”), with respect to the Ardagh Purchased Entities reflecting the Closing Indebtedness, the Closing Cash and the Closing Working Capital Amount of the Ardagh Purchased Entities as at that date, prepared and calculated using the line items and in accordance with the accounting policies, practices, methodologies, procedures, estimation techniques, management judgments and accounting line classification (together, the “Closing Statement Methodologies”) set forth on Exhibit A, and Exhibit B sets forth, for illustrative purposes only, a Sample Closing Statement as of December 31, 2018, with respect to the Exal Purchased Entities reflecting the Closing Indebtedness, the Closing Cash and the Closing Working Capital Amount of the Exal Purchased Entities as at that date, prepared and calculated using the Closing Statement Methodologies set forth on Exhibit B.

(b) Within ninety (90) days after the Closing Date, (i) Element shall, with the cooperation and assistance of NewCo, prepare and deliver to Ardagh an Initial Closing Statement as of the Closing Date with respect to the Exal Purchased Entities (the “Initial Element Closing Statement”), and (ii) Ardagh shall, with the cooperation and assistance of NewCo, prepare and deliver to Element an Initial Closing Statement as of the Closing Date with respect to the Ardagh Purchased Entities (the “Initial Ardagh Closing Statement”), each in the format set forth in the applicable Sample Closing Statement and prepared and calculated in accordance with the applicable Closing Statement Methodologies.  Each Initial Closing Statement shall set forth, with respect to the Ardagh Purchased Entities or the Exal Purchased Entities, as applicable:  (A) the Closing Indebtedness, and the resulting Closing Indebtedness Adjustment Amount (if any); (B) the Closing Cash; and (C) the Closing Working Capital Amount, and either the resulting Closing Working Capital Excess or Closing Working Capital Shortfall (if any), as the case may be, and shall be accompanied by reasonable supporting documentation.

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(c) With respect to each Initial Closing Statement, for a period of forty-five (45) days following the delivery of such Initial Closing Statement, each of Ardagh and Element shall, and shall cause their Affiliates to (and Element shall after the Closing cause NewCo to), (i) reasonably assist the other Party and the other Party’s Representatives in the review of the Initial Closing Statement delivered to such Party and the related determinations of (A) the Closing Indebtedness, and the resulting Closing Indebtedness Adjustment Amount (if any); (B) the Closing Cash; and (C) the Closing Working Capital Amount, and either the resulting Closing Working Capital Excess or Closing Working Capital Shortfall (if any), as the case may be, and provide the other Party and the other Party’s Representatives with reasonable access during normal business hours to its books, records (including work papers, schedules, memoranda and other documents), financial systems, supporting data, facilities and employees for purposes of the other Party’s review of the Initial Closing Statement delivered to such Party and the related determinations therein, and (ii) reasonably cooperate with the other Party and the other Party’s Representatives in connection with such review or determination, including providing on a timely basis all other information reasonably necessary or useful in connection with the review of the Initial Closing Statement and the related determinations therein as is requested by the other Party or the other Party’s Representatives.

(d) Each of Ardagh and Element shall deliver to the other party by the Objection Deadline Date either a notice indicating that it accepts the relevant Initial Closing Statement (“Notice of Acceptance”) or a statement describing its objections in reasonable detail to the relevant Initial Closing Statement (“Notice of Disagreement”); provided that Ardagh shall only be permitted to deliver a Notice of Acceptance or Notice of Disagreement with respect to the Initial Element Closing Statement and Element shall only be permitted to deliver a Notice of Acceptance or Notice of Disagreement with respect to the Initial Ardagh Closing Statement.  If Ardagh or Element (as the case may be) timely delivers a Notice of Disagreement, only those matters specified in such Notice of Disagreement shall be deemed to be in dispute (such matters, the “Disputed Items”) and all such Disputed Items shall be based only on (i) mathematical or clerical errors, (ii) that the amounts included in or absent from the applicable Initial Closing Statement were not determined in accordance with the definitions of Closing Indebtedness, Closing Cash and Closing Working Capital Amount, or (iii) the calculation of the amounts included in the applicable Initial Closing Statement were not determined in accordance with the applicable Closing Statement Methodologies.  The Notice of Disagreement shall specify what Ardagh or Element (as the case may be) reasonably believes is the correct amount for each Disputed Item and be accompanied by a reasonably detailed explanation and supporting documentation.  In no event shall the Notice of Disagreement be amended by Ardagh or Element, as applicable, after the Objection Deadline Date, provided that Ardagh and Element may withdraw a Disputed Item from the Notice of Disagreement delivered by such Party to such other Party.

(e) The Disputed Items shall be resolved as follows:

(i) Ardagh and Element shall first use their reasonable efforts to resolve such Disputed Items during the thirty (30) days following the date of the last Notice of Disagreement or Notice of Acceptance delivered, or if no such notice is delivered, following the Objection Deadline Date for such last notice.

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(ii) Any resolution agreed to in writing by Ardagh and Element as to any such Disputed Items pursuant to Section 2.9(e)(i) shall be final and binding upon the Parties.

(iii) If Ardagh and Element do not reach a written resolution of all Disputed Items within the thirty (30)-day period provided in Section 2.9(e)(i), Ardagh and Element shall, promptly and in any event within twenty (20) days following the expiration of such thirty (30)-day period, engage the Neutral Accountant to resolve any Unresolved Objections.  If one or more Unresolved Objections are submitted to the Neutral Accountant for resolution, the Parties shall enter into a customary engagement letter, and, to the extent necessary, the Parties shall waive and cause their respective Affiliates to waive any then-existing conflicts with the Neutral Accountant and shall cooperate with the Neutral Accountant in connection with its determination pursuant to this Section 2.9.  Within fifteen (15) days after the Neutral Accountant has been retained, Ardagh shall furnish, at its own expense, to the Neutral Accountant and Element a written statement of its position with respect to the Unresolved Objections, and Element shall furnish, at its own expense, to the Neutral Accountant and Ardagh a written statement of its position with respect to the Unresolved Objections.  Within ten (10) days after the expiration of such fifteen (15)-day period, each of Ardagh and Element may deliver to the Neutral Accountant and the other party its response to the position on the Unresolved Objections furnished by the other party.  With each submission, Ardagh and Element shall furnish to the Neutral Accountant such information and documents as may be requested by the Neutral Accountant and may also furnish to the Neutral Accountant such other information and documents as Ardagh or Element, as the case may be, deems relevant, in each case with copies being given to the other Party substantially simultaneously.  The Neutral Accountant shall, at its discretion or at the written request of Ardagh or Element, conduct a conference concerning the Unresolved Objections and Ardagh and Element shall have the right to present additional documents, materials and other information and to have present its Representatives at such conference.  None of the Parties or their respective Representatives shall be permitted to engage in any ex-parte communications (whether written or oral) with the Neutral Accountant.

(iv) The Neutral Accountant shall be instructed to resolve only the Unresolved Objections and shall be instructed not to investigate any other matter independently.  In resolving the Unresolved Objections, the Neutral Accountant may only assign a value to any Disputed Item contained in such Unresolved Objections that is between the values assigned to such Disputed Item by Ardagh, on the one hand and Element, on the other hand (or equal to the value assigned to such Disputed Item by Ardagh or Element) in the applicable Initial Closing Statement or the Notice of Disagreement, as the case may be.  Ardagh and NewCo shall request that the Neutral Accountant (A) make a final determination of the applicable Closing Indebtedness, Closing Cash and Closing Working Capital Amount within thirty (30) days from the date the Unresolved Objections were submitted to the Neutral Accountant and (B) provide a reasonably detailed basis for its determination in respect of each Disputed Item contained in the Unresolved Objections.

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(v) The resolution by the Neutral Accountant of the Unresolved Objections, absent fraud, intentional misconduct (including a deliberately misleading submission by a Party or its Representatives) or manifest error, shall be final and binding upon the Parties.  The Parties agree that the procedures set forth in this Section 2.9 for resolving disputes with respect to the Initial Closing Statements, the Closing Working Capital Amounts, the Closing Indebtedness Adjustment Amount, the Closing Cash and the other amounts required to be set forth in the Initial Closing Statements pursuant to Section 2.9(b) shall be the sole and exclusive method for resolving any such disputes.

(vi) The fees and disbursements of the Neutral Accountant with respect to a Notice of Disagreement delivered by Ardagh shall be allocated between Ardagh, on the one hand, and Element, on the other hand, in proportion to the aggregate amount of the Unresolved Objections so submitted to the Neutral Accountant that are unsuccessfully disputed by Ardagh (as finally determined by the Neutral Accountant) bears to the total amount of the Unresolved Objections so submitted, as determined by the Neutral Accountant in its final determination.

(vii) The fees and disbursements of the Neutral Accountant with respect to a Notice of Disagreement delivered by Element shall be allocated between Element, on the one hand, and Ardagh, on the other hand, in proportion to the aggregate amount of Unresolved Objections so submitted to the Neutral Accountant that are unsuccessfully disputed by Element (as finally determined by the Neutral Accountant) bears to the total amount of the Unresolved Objections so submitted, as determined by the Neutral Accountant in its final determination.

(viii) In acting under this Agreement, the Parties agree that the Neutral Accountant shall be acting as an expert and not an arbitrator, provided that the Neutral Accountant shall be entitled to the immunities of an arbitrator.

(f) A Final Closing Statement shall be final and binding upon the Parties for the purposes of this Agreement upon the earliest to occur of (i) the delivery by Ardagh or Element, as applicable, of the Notice of Acceptance or the failure of Ardagh or Element, as applicable, to deliver the Notice of Disagreement by the Objection Deadline Date; (ii) the resolution of all Disputed Items by Ardagh and Element pursuant to Section 2.9(e)(ii); and (iii) the resolution of all Unresolved Objections pursuant to Section 2.9(e)(iii)-(iv) by the Neutral Accountant.  Within five (5) Business Days after both Final Closing Statements become final and binding upon Ardagh and Element (and if they do not become final and binding on the same day, five (5) Business Days after the last Final Closing Statement to become final and binding becomes such), an adjustment (if any) to the amount of cash paid to Ardagh at Closing or the number of Element NewCo Shares issued to Element at Closing, as applicable, shall be made as follows:

(i) If the sum of (A) the Closing Cash of the Ardagh Purchased Entities, (B) minus the Closing Indebtedness Adjustment Amount of the Ardagh Purchased Entities (if positive), or plus such Closing Indebtedness Adjustment Amount (if negative), and (C) either plus the Closing Working Capital Excess of the Ardagh Purchased Entities or minus the Closing Working Capital Shortfall of the Ardagh Purchased Entities, as the case may

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

be, (x) exceeds the Ardagh Initial Adjustment, NewCo shall pay or cause to be paid such difference to Ardagh in cash by wire transfer of immediately available funds to the Ardagh Bank Account, or (y) is less than the Ardagh Initial Adjustment, Ardagh shall pay or cause to be paid such difference in cash by wire transfer of immediately available funds to such bank account designated in writing by NewCo, or, if a promissory note has been issued to Ardagh pursuant to Section 2.2(a)(i), the outstanding principal amount of such promissory note shall first be reduced by the amount of such difference.

(ii) If the sum of (A) the Closing Cash of the Exal Purchased Entities, (B) minus the Closing Indebtedness Adjustment Amount of the Exal Purchased Entities (if positive), or plus such Closing Indebtedness Adjustment Amount (if negative), and (C) either plus the Closing Working Capital Excess of the Exal Purchased Entities or minus the Closing Working Capital Shortfall of the Exal Purchased Entities, as the case may be, (x) exceeds the Element Initial Adjustment, NewCo shall (1) if Element has issued the Element Note pursuant to Section 2.2(b), reduce the outstanding principal amount of the Element Note by the amount of such difference or (2) if Element has not issued the Element Note pursuant to Section 2.2(b), issue to Element such additional number of NewCo Shares (rounded to the nearest whole share), free and clear of all Encumbrances (other than those imposed by applicable securities Laws or the Shareholders Agreement), equal to (I) the amount of such difference, divided by (II) the NewCo Per Share Price, or (y) is less than the Element Initial Adjustment, NewCo shall cancel such number of NewCo Shares (rounded to the nearest whole share) issued to Element at Closing equal to (I) the amount of such difference, divided by (II) the NewCo Per Share Price; provided that if the adjustment contemplated by Section 2.9(f)(i) and the adjustment contemplated by this Section 2.9(f)(ii) would result in Element owning less than fifty-one percent (51.0%) of the then-outstanding NewCo Shares, NewCo shall cancel only such number of NewCo Shares (rounded to the nearest whole share) issued to Element at Closing that would result in Element owning exactly fifty-one percent (51.0%) of the then-outstanding NewCo Shares, and at Element’s election, Element shall either (X) pay to NewCo by wire transfer of immediately available funds an amount in cash equal to the product of (a) the number of NewCo Shares that NewCo would have cancelled but for this proviso, and (b) the NewCo Per Share Price (the “Adjusted Element Owed Amount”) or (Y) (1) if Element has issued the Element Note pursuant to Section 2.2(b), the principal amount of the Element Note shall be increased by the amount of the Adjusted Element Owed Amount or (2) if Element has not issued the Element Note pursuant to Section 2.2(b), issue to NewCo a promissory note having a principal amount equal to the Adjusted Element Owed Amount, on terms, including as to interest, maturity date (which shall be no later than the earlier of a liquidity event of NewCo (to the extent of available liquidity) or the fifth (5th) anniversary of the Closing Date) and payment triggers (provided that the then-outstanding principal and accrued interest shall be paid no later than the earlier of a liquidity event of NewCo (to the extent of available liquidity) or the fifth (5th) anniversary of the Closing Date) for such Element Note customary for similar instruments or otherwise reasonably acceptable to Ardagh and Element acting in good faith.  Until such promissory note has been repaid in full, all dividends and distributions to which Element would otherwise be entitled as a shareholder of NewCo shall be applied to pay such promissory note.

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(g) Each of the Parties shall execute such customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Ardagh or Element, as the case may be, required to give effect to the transfers contemplated in this Section 2.9.

Article III Representations and Warranties of Ardagh

Except as set forth in the Ardagh Disclosure Schedule (subject to the limitations set forth in Section 1.3(b)), Ardagh represents and warrants to Element and NewCo, as of the date hereof and as of the Closing Date, as follows:

3.1 Organization; Authority.

(a) Ardagh and each of the Ardagh Sellers and Ardagh Purchased Entities is a corporation, partnership or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization (to the extent such concepts are recognized under applicable Law).  Each of the Ardagh Purchased Entities has all requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate its property and assets, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to be material to the Ardagh Business, taken as a whole.  Ardagh has all requisite corporate power and authority to enter into this Agreement and each of the Related Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, and each Ardagh Seller shall, immediately prior to the Closing, have all requisite power and authority to execute and deliver the Local Acquisition Agreements, Local Transfer Documents and any other Related Agreements to which such Ardagh Seller is a party and to consummate the transactions contemplated thereby.  Ardagh and each of the Ardagh Purchased Entities is duly licensed or qualified to do business and is in good standing (to the extent such concepts are recognized under applicable Law) in each jurisdiction in which the properties owned or leased by it or the operation of its business requires such licensing or qualification, except to the extent that the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Ardagh has made available to Element true, correct and complete copies of the charter, bylaws or similar organizational and governing documents of each Ardagh Purchased Entity as in effect on the date hereof.

(b) The execution and delivery of this Agreement and each of the Related Agreements to which it is a party by Ardagh, the performance by Ardagh of its obligations hereunder and thereunder and the consummation by Ardagh of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Ardagh (and, upon execution and delivery thereof, the Local Acquisition Agreements and any other Related Agreements to which any Ardagh Seller is a party and the consummation of the transactions contemplated thereby by the Ardagh Seller(s) shall have been duly authorized by all relevant action on the part of such Ardagh Seller(s)).  Other than approvals of Subsidiaries of Ardagh (which shall be obtained prior to Closing), no other action on the part of Ardagh or any of the Ardagh Sellers

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(or any of the stockholders or other equityholders of Ardagh) is necessary to authorize this Agreement and the Related Agreements to which Ardagh (or such Ardagh Seller) is a party or the consummation of the transactions contemplated hereby and thereby.  This Agreement has been, and upon their execution and delivery each of the Related Agreements to which Ardagh or any of its Affiliates is a party shall have been, duly executed and delivered by it, and (assuming due authorization, execution and delivery by the other parties thereto) this Agreement constitutes, and upon their execution the Related Agreements to which Ardagh or such Affiliate is a party shall constitute, the legal, valid and binding obligations of Ardagh (or such Affiliate, as applicable), enforceable against it in accordance with their respective terms, except as the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally or applicable equitable principles (whether considered in a proceeding at law or in equity) (the “Enforceability Exceptions”).

3.2 Capitalization.

(a) Section 3.2 of the Ardagh Disclosure Schedule sets forth a list, as of the date of this Agreement, of all the authorized, issued and outstanding (in each case to the extent such concepts are recognized under applicable Law of the jurisdiction of formation or organization) capital stock or other equity or ownership interests of each Ardagh Purchased Entity, including the identities of the holders of such issued and outstanding interests and the number or amount and type of interests held thereby.  With respect to the Ardagh Purchased Entities, (i) except for the Ardagh Equity Interests, and any equity or other ownership interests owned directly or indirectly by other Ardagh Purchased Entities, there are no outstanding equity or other ownership interests of any class or type of or in any of the Ardagh Purchased Entities, (ii) each of the equity or other ownership interests in each Ardagh Purchased Entity is, to the extent applicable, duly authorized, and has been validly issued and is fully paid and non-assessable and is free from any preemptive or similar rights, (iii) there are no outstanding options, warrants, puts, calls, phantom equity, phantom interests or similar rights with respect to the equity or ownership interests of any Ardagh Purchased Entity or any security, instrument, arrangement or understanding convertible into or exchangeable for or granting the right to subscribe for (or requiring the issuance, sale or transfer of) any such equity or other ownership interests and (iv) there are no outstanding obligations of the Ardagh Purchased Entities to repurchase, redeem or otherwise acquire any capital stock of, or other equity or ownership interests in, any of the Ardagh Purchased Entities or any other Person.

(b) All of the issued and outstanding equity or other ownership interests of the Ardagh Purchased Entities are owned, directly or indirectly, by Ardagh free and clear of all Encumbrances.  Subject to Section 2.8, upon consummation of the Transactions (and without consideration of any actions taken by NewCo at or following the Closing), NewCo shall own, directly or indirectly, all of the issued and outstanding equity or other ownership interests in the Ardagh Purchased Entities, free and clear of all Encumbrances (other than those imposed by applicable securities Laws or the Shareholders Agreement).  On the Closing Date, the Ardagh Purchased Entities shall not own any equity or other ownership interests in any other Person, except other Ardagh Purchased Entities.

3.3 No Conflict. The execution, delivery and performance by Ardagh of this Agreement and each of the Related Agreements to which Ardagh is party (and of the Local Acquisition Agreements or

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

other Related Agreements by the Ardagh Affiliates party thereto), and the consummation of the transactions contemplated hereby and thereby by Ardagh and its Affiliates, do not and shall not (a) violate, conflict with or result in the breach of any provision of the charter, bylaws or similar organizational or governing documents of Ardagh, any Ardagh Seller or any of the Ardagh Purchased Entities; (b) assuming that all Regulatory Approvals have been obtained, contravene, conflict with or violate any Law or Governmental Order applicable to Ardagh or any of the Ardagh Purchased Entities or by which Ardagh or any of the assets or properties of the Ardagh Business is bound or subject; or (c) violate, conflict with, result in any breach of, constitute a default (or an event which, with or without the giving of notice or lapse of time, or both, would become a default) under, or result in the loss of any right or benefit under, or result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) on, require any consent, approval or waiver under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Ardagh Material Contract or Permit, except in the case of clauses (b) and (c) (other than, in the case of clause (c), as such clause relates to the Ardagh Existing Indebtedness) for any such breaches, defaults, rights or Encumbrances as would not, individually or in the aggregate, reasonably be expected to be material to the Ardagh Business, taken as a whole, or prevent or materially impair or delay the ability of Ardagh or any Ardagh Seller to consummate the Transactions.

3.4 Governmental Consents and Approvals.  Except (a) for the Regulatory Approvals and (b) as may be necessary as a result of any facts or circumstances relating solely to Element or its controlled Affiliates, no consent, waiver, authorization, license or approval of, action by, filing with or notification to any Governmental Authority is required for the consummation by Ardagh of the Transactions, except where the failure to obtain such consent, approval or action or to make such filing or notification would not, individually or in the aggregate, reasonably be expected to be material to the Ardagh Business, taken as a whole, or prevent or materially impair or delay the ability of Ardagh or any Ardagh Seller to consummate the Transactions.

3.5 Financial Information.

(a) True and complete copies of the Ardagh Combined Financial Statements have been made available to Element by Ardagh.

(b) The Ardagh Combined Financial Statements (i) were prepared from the books and records of Ardagh and are complete and accurate; (ii) present fairly, in all material respects, the state of the Ardagh Purchased Entities’ affairs as at the dates thereof and the profits and cash flows for the periods then ended and (iii) were presented on a “carve-out” basis and prepared in accordance with IFRS.

(c) True and complete copies of the Ardagh Combined Interim Financial Statements have been made available to Element.  The Ardagh Combined Interim Financial Statements were prepared in good faith from the books and records of the Ardagh Purchased Entities and in a manner consistent with Ardagh’s past practice for preparing similar quarterly financial information on a “carve-out” basis and, to the Knowledge of Ardagh, were prepared, in all material respects, in accordance with International Accounting Standard 34, “Interim Financial Reporting,” as issued by the IASB.

3.6 No Undisclosed Liabilities.  Except for (a) Liabilities incurred in the ordinary course of business consistent with past practice after December 31, 2018 (the “Balance Sheet Date”), or (b) Liabilities reflected or reserved for in the Ardagh Combined Interim Financial Statements, the Ardagh Business does

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

not have any Liabilities that would be required to be reflected or reserved against in a combined balance sheet of the Ardagh Purchased Entities prepared in accordance with IFRS, except, in each case, those which would not, individually or in the aggregate, reasonably be expected to be material to the Ardagh Business.

3.7 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date, there has not occurred any change, effect, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(b) Without limiting the generality of Section 3.7(a), (i) except in connection with or in preparation for the Transactions, since the Balance Sheet Date and through the date of this Agreement, the Ardagh Business has been conducted in the ordinary course consistent with past practice in all material respects, and (ii) since the Balance Sheet Date, Ardagh has not, nor has any of its Affiliates, including any Ardagh Purchased Entity, taken any action that, if taken during the period from the date of this Agreement through the Closing, would require the consent of Element pursuant to Sections 5.1(b),  (c),  (d)(ii),  (e),  (g),  (j),  (k),  (s) or (v).

3.8 Litigation.  As of the date of this Agreement, no Action by or against Ardagh or any of its Affiliates, including any Ardagh Purchased Entity, is pending or, to the Knowledge of Ardagh, threatened in writing, challenging the legality, validity or enforceability of this Agreement or the consummation of the Transactions.  There is no Action pending or, to the Knowledge of Ardagh, threatened against (and there are no outstanding Governmental Orders with respect to) Ardagh or any of its Affiliates (to the extent related to the Ardagh Business or any of its properties or assets or Ardagh Business Employees) or any Ardagh Purchased Entity, by or before any Governmental Authority or by any third party other than such Actions or Governmental Orders as would not, individually or in the aggregate, reasonably be expected to be material to the Ardagh Business (taken as a whole), or prevent or materially impair or delay the ability of Ardagh or any Ardagh Seller to consummate the Transactions.

3.9 Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Related Agreements based upon arrangements made by or on behalf of Ardagh or any of its Affiliates.

3.10 Compliance with Law; Permits; Anti-Corruption.

(a) None of Ardagh or the Ardagh Purchased Entities or, as it relates to the Ardagh Business, any other Affiliates of Ardagh, are, or since December 31, 2016 have been, in violation of any Laws applicable to the conduct of the Ardagh Business, except as would not reasonably be expected to be, individually or in the aggregate, material to the Ardagh Business (taken as a whole); provided,  however, that this Section 3.10 does not apply with respect to Environmental Laws and any Environmental Permits required thereunder, Intellectual Property, employee benefits matters, labor relations matters or Taxes, which are exclusively the subject of the representations and warranties in Sections 3.11,  3.12,  3.14,  3.15 and 3.16.

(b) The Ardagh Purchased Entities hold all Permits necessary under applicable Laws for the conduct of the Ardagh Business as presently conducted (which Permits are in full force and effect) and are, and since December 31, 2016 have been, in compliance with the terms of such Permits, except where the failure to have or to be in compliance with such Permits would

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

not reasonably be expected to be, individually or in the aggregate, material to the Ardagh Business (taken as a whole).  As of the date of this Agreement, no Action is pending or, to the Knowledge of Ardagh, threatened, seeking the revocation or cancellation of any such Permit relating to the Ardagh Business.

(c) Ardagh, the Ardagh Purchased Entities, Copal S.A.S. and solely as it relates to the Ardagh Business, other Ardagh Affiliates, and to the Knowledge of Ardagh, their respective directors, officers, employees or agents are, and since December 31, 2014 have been, in material compliance with all anti-bribery and anti-corruption Laws applicable to their operations, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act.

(d) Ardagh, the Ardagh Purchased Entities, Copal S.A.S. and solely as it relates to the Ardagh Business, other Ardagh Affiliates are, and since December 31, 2014 have been, in material compliance with all applicable export, import, and sanctions Laws and regulations, and have prepared and timely applied for all material import and export licenses required in accordance with such Laws and regulations for the conduct of the Ardagh Business.  There are no sanctions-related, export-related or import-related Actions pending or, to the Knowledge of Ardagh, threatened against Ardagh, any Ardagh Purchased Entity, Copal S.A.S. or solely as it relates to the Ardagh Business, any other Ardagh Affiliate or any officer or director thereof (in his or her capacity as an officer or director) by or before (or, in the case of a threatened matter, that would come before) any Governmental Authority.

3.11 Environmental Matters.

(a) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Ardagh Business (taken as a whole), (i) each of the Ardagh Purchased Entities is and, except for any noncompliance that has been fully and finally resolved, for the past five (5) years has been, in compliance with all applicable Environmental Laws; (ii) the Ardagh Purchased Entities have obtained, currently maintain and are, and for the past five (5) years have been, in compliance with all Environmental Permits required under Environmental Laws for the conduct of the Ardagh Business and to occupy Owned Real Property and Leased Real Property of the Ardagh Purchased Entities; all such Environmental Permits are in full force and effect, and neither Ardagh nor any of its Affiliates have received any written notice from any Governmental Authority relating to the revocation, termination or modification of any such Environmental Permit; (iii) there are no Actions against Ardagh or any of its Affiliates, including any Ardagh Purchased Entity, relating to the Ardagh Business, the Owned Real Property or Leased Real Property of the Ardagh Purchased Entities, or the Ardagh Purchased Entities, pursuant to any Environmental Law pending or, to the Knowledge of Ardagh, threatened in writing; and (iv) there has been no Release of any Hazardous Materials (A) at, in, on or under any Owned Real Property of the Ardagh Purchased Entities, (B) by any Ardagh Purchased Entity or, to the Knowledge of Ardagh, by any other Person, at, in, on or under any of the Leased Real Property of the Ardagh Purchased Entities, or (C) during the period of their ownership or operation thereof, at, in, on or under any facilities formerly owned or operated by the Ardagh Purchased Entities, or at, in, on or under any third-party sites where the Ardagh Purchased Entities are or have been alleged in writing to have Liabilities, in the case of (A), (B) and (C), in a condition that requires investigation or

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

remediation pursuant to Environmental Laws or which would reasonably be expected to result in any Ardagh Purchased Entity incurring Liabilities.

(b) Ardagh has made available to Element copies of any and all material environmental, health or safety assessments or audit reports or other similar studies or analyses  or reports that otherwise relate to any ongoing investigation, remediation, or open environmental noncompliance matter that were generated in the past five (5) years and are in the possession of Ardagh or any of its controlled Affiliates and that relate to the Ardagh Business, the Owned Real Property of the Ardagh Purchased Entities, the Leased Real Property of the Ardagh Purchased Entities, facilities formerly owned or operated by the Ardagh Purchased Entities, or any third-party sites where the Ardagh Purchased Entities are or have been alleged in writing to have material Liabilities.

(c) (i) The representations and warranties contained in this Section 3.11 are the only representations and warranties being made by Ardagh in respect of Environmental Laws and in respect of any environmental or occupational health or safety matter (to the extent it relates to exposure to Hazardous Materials), including natural resources, related in any way to the Ardagh Business, including the properties or assets of Ardagh, or to this Agreement or its subject matter; and (ii) no other representation or warranty of Ardagh or its Affiliates (including the Ardagh Purchased Entities) contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made in respect thereof; provided, however, that this Section 3.11(c) shall not eliminate or diminish Ardagh’s obligation to make the representations and warranties contained in Sections 3.6 and 3.7.

3.12 Intellectual Property.

(a) Ardagh and the Ardagh Purchased Entities have taken commercially reasonable actions to maintain and protect the confidentiality of each item of its material confidential Owned Intellectual Property of the Ardagh Purchased Entities, except as would not reasonably be expected to be, individually or in the aggregate, material to the Ardagh Business (taken as a whole).  No material confidential Owned Intellectual Property of the Ardagh Purchased Entities has been disclosed by Ardagh or the Ardagh Purchased Entities to any former or current employee or any third Person, other than pursuant to a written non-disclosure agreement restricting the disclosure and use thereof, except as would not reasonably be expected to be, individually or in the aggregate, material to the Ardagh Business (taken as a whole).

(b) Section 3.12(b) of the Ardagh Disclosure Schedule sets forth a true, correct and complete list of all of the Registered Owned Intellectual Property of the Ardagh Purchased Entities as of the date hereof.  Except as would not reasonably be expected to be, individually or in the aggregate, material to the Ardagh Business (taken as a whole), all of the registrations, issuances and applications set forth or required to be set forth on Section 3.12(b) of the Ardagh Disclosure Schedule (i) are, to the Knowledge of Ardagh, valid and in full force and effect and (ii) as of the date hereof, have not expired or been cancelled, abandoned or otherwise terminated.  As of the date hereof, an Ardagh Purchased Entity is the sole and exclusive owner of each item of the Owned Intellectual Property of the Ardagh Purchased Entities (“Ardagh Owned Intellectual Property”), and each Ardagh Purchased Entity has continuing rights to use, sell, license and

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

otherwise exploit (as the case may be) all Intellectual Property licensed to it pursuant to the Business IP Agreements (subject to the terms thereof) (“Ardagh Licensed Intellectual Property”), in each case, free and clear of all exclusive licenses and Encumbrances (other than Permitted Encumbrances), except as would not reasonably be expected to be, individually or in the aggregate, material to the Ardagh Business (taken as a whole).  The Ardagh Owned Intellectual Property and the Ardagh Licensed Intellectual Property, taken together with the rights granted pursuant to the IP Cross License Agreement, the Mutual Services Agreement and Section 5.10 of this Agreement (in each case, subject to the terms thereof), constitute all of the Intellectual Property necessary and sufficient for the conduct and operation of the Ardagh Business; provided, however, that this sentence shall not be construed to mean the Ardagh Business does not infringe, misappropriate or violate the Intellectual Property of any other Person, which is solely the subject of Section 3.12(e) (first sentence).

(c) At Closing, neither Ardagh nor any of its Subsidiaries will own any Intellectual Property relating to aluminum bottles other than Intellectual Property that is licensed to NewCo pursuant to the IP Cross License Agreement.

(d) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Ardagh Business (taken as a whole) and subject to applicable Law, no current or former employee, consultant or contractor of any Ardagh Purchased Entity involved at any time in the invention, creation, conception or other development of any Ardagh Owned Intellectual Property has any right, title or interest in any such Ardagh Owned Intellectual Property.  Except as would not reasonably be expected to be, individually or in the aggregate, material to the Ardagh Business (taken as a whole), there are no obligations on any of the Ardagh Purchased Entities to remunerate any of their employees for any inventions that any such employees have made that are separate from the standard compensation payable to such employees pursuant to such employees’ relevant employment agreements.

(e) The conduct and  the operation of the Ardagh Business, the Ardagh Owned Intellectual Property and the Ardagh Purchased Entities, have not, since December 31, 2016, infringed, misappropriated or otherwise violated, and currently do not infringe, misappropriate or otherwise violate, the Intellectual Property rights of any other Person, except as would not reasonably be expected to be, individually or in the aggregate, material to the Ardagh Business (taken as a whole), provided that to the extent the conduct and operation of the Ardagh Business or acts or omissions of the Ardagh Purchased Entities were as directed by a third party, such representation and warranty is only made to the Knowledge of Ardagh.  As of the date of this Agreement, there is no Action initiated by any other Person pending or, to the Knowledge of Ardagh, threatened in writing, against Ardagh or any of the Ardagh Purchased Entities alleging that the Ardagh Business or any of the Ardagh Owned Intellectual Property or Ardagh Purchased Entities infringes, misappropriates or otherwise violates the Intellectual Property rights of any other Person or challenging any of the Ardagh Purchased Entities’ rights in or to any of its Intellectual Property; provided that any Action that has been initiated but with respect to which process or other comparable notice has not been served on or delivered to Ardagh or an Ardagh Purchased Entity shall be deemed to be “threatened” rather than “pending”.  To the Knowledge of Ardagh, as of the date hereof, no Person is engaging or has since December 31, 2016 been engaging in any activity that infringes, misappropriates or otherwise violates, any of the Ardagh Owned

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Intellectual Property, except as would not reasonably be expected to be, individually or in the aggregate, material to the Ardagh Business (taken as a whole).

(f) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Ardagh Business (taken as a whole), Ardagh and the Ardagh Purchased Entities take and have taken commercially reasonable steps to maintain and protect the performance, confidentiality, integrity and security of the Business Information Technology used in connection with the Ardagh Business.  All such Business Information Technology (i) operates and performs in a manner that is adequate and sufficient in all material respects for the conduct of the Ardagh Business, (ii) performs in material conformance with its documentation, (iii) is free from any material software defect and (iv) does not contain any virus, software routine or hardware component designed to permit unauthorized access, except, in each of clauses (i) through (iv), as would not reasonably be expected to be material, individually or in the aggregate, to the Ardagh Business (taken as a whole).

3.13 Real Property.

(a) Section 3.13(a) of the Ardagh Disclosure Schedule sets forth a list, as of the date of this Agreement, of all of the Owned Real Property of the Ardagh Purchased Entities, together with the street address therefor.  The Ardagh Purchased Entities have valid title in fee simple to the Owned Real Property of the Ardagh Purchased Entities, free and clear of all Encumbrances (other than Permitted Encumbrances), and except for Encumbrances that secure the Ardagh Existing Indebtedness that shall be discharged by Ardagh at or prior to Closing.  Prior to the date hereof, Ardagh has made available to Element copies of each deed for the Owned Real Property of the Ardagh Purchased Entities and all title insurance policies and surveys relating to Owned Real Property of the Ardagh Purchased Entities, to the extent in Ardagh’s possession.  (i) Ardagh has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property of the Ardagh Purchased Entities or any portion thereof and (ii) there are no outstanding options, rights of first offer, rights of first refusal or other rights in favor of any Person granted by Ardagh to purchase such Owned Real Property of the Ardagh Purchased Entities or any portion thereof or interest therein.  Each Owned Real Property of the Ardagh Purchased Entities has direct access to a public roadway, or each of the Ardagh Purchased Entities owns a valid and enforceable right of way or easement to and from its Owned Real Property to a public roadway.

(b) Section 3.13(b) of the Ardagh Disclosure Schedules sets forth a list, with a street address and description of the related lease documents, of all the real property leased, subleased or otherwise used by the Ardagh Purchased Entities.  Ardagh has made available to Element true and complete copies of the leases, subleases or any other contract granting the right to occupy real property to which it is a party as of the date hereof, including all amendments, modifications, extensions and guaranties thereto relating to Leased Real Property of the Ardagh Purchased Entities (the “Ardagh Leases”).  There has not been any sublease, assignment or any other transfer of rights entered into by Ardagh in respect of the Ardagh Leases.

(c) The Owned Real Property and the Leased Real Property of the Ardagh Purchased Entities constitute all of the interests in real property owned, leased, licensed, used or

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

held for use primarily in the Ardagh Business and which are necessary for its continued operation as currently conducted.

(d) There is no pending or, to the Knowledge of Ardagh, threatened, appropriation, condemnation or like proceeding or order materially affecting the Owned Real Property of the Ardagh Purchased Entities, the Leased Real Property of the Ardagh Purchased Entities or any part thereof or of any sale or other disposition of the Owned Real Property of the Ardagh Purchased Entities, the Leased Real Properties of the Ardagh Purchased Entities or any part thereof in lieu of condemnation or other matters materially affecting and impairing use by the Ardagh Purchased Entities thereof.

(e) All improvements and fixtures, and building equipment and machinery having an individual book value of at least $150,000 located on the Owned Real Property, and all improvements and fixtures, and building equipment and machinery having an individual book value of at least $150,000 owned by the Ardagh Purchased Entities located on the Leased Real Property, if any, are in good working order and repair (subject to ordinary wear and tear), and except for any defects that would not impair the use of such improvements, fixtures, building equipment or machinery.

3.14 Employee Benefit Matters.

(a) Section 3.14(a)(i) of the Ardagh Disclosure Schedule lists, as of the date hereof, each material Ardagh Transferred Plan and Section 3.14(a)(ii) of the Ardagh Disclosure Schedule lists, as of the date hereof, each material Ardagh Retained Plan.  With respect to such Ardagh Transferred Plan,  Ardagh has furnished or made available to Element, to the extent applicable:  (i) a complete and accurate copy of the plan document or if unwritten, a summary thereof (including any trust agreement or annuity contract, if applicable) or, if the Plan is an individual agreement substantially similar to a form, a form thereof, and summary plan description, including all amendments thereto; (ii) the most recent annual report, financial statement and actuarial valuation; (iii) a summary of each material modification; (iv) a copy of any filing with or report to any Governmental Authority for the plan year immediately preceding this Agreement; (v) the most recent determination letter received from the applicable Taxing Authority; and (vi) a copy of the latest account statement reflecting Plan assets, if any.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Ardagh Business, (i) each of the Ardagh Transferred Plans and, solely with respect to Ardagh Business Employees, Ardagh Retained Plans is, and since December 31, 2016, has been operated and maintained in material compliance in accordance with its terms and all applicable Law, including, as to compliance with the obligation to adjust pension payments pursuant to §16 German Company Pension Act (Betriebsrentengesetz) to the extent applicable, (ii) all relevant payments in respect of amounts due and payable as of or prior to the date hereof have been made on the relevant due dates in respect of each Ardagh Transferred Plan and, solely with respect to Ardagh Business Employees, each of the Ardagh Retained Plans and (iii) there are no material Actions, investigations or audits pending, or, to the Knowledge of Ardagh, threatened, by any party, including any Governmental Authority, relating to any Ardagh Transferred Plan or, solely with respect to Ardagh Business Employees, any Ardagh Retained Plan, other than routine

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

claims for benefits, and, to the Knowledge of Ardagh, as of the date hereof, no fact or event exists that could give rise to any such material Action, investigation or audit.

(c) With respect to any Ardagh Transferred Plan and, solely with respect to Ardagh Business Employees, any Ardagh Retained Plan, except as would not, individually or in the aggregate, reasonably be expected to be material to the Ardagh Business:  (i) all employer and employee contributions required by applicable Law or by the terms of such Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices and applicable Law; (ii) each such Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iii) each such Plan that is a pension plan or otherwise provides for post-employment or retirement payments or benefits and is not a U.S. Pension Plan is (x) funded through insurance or book reserve established for any such Plan, together with any accrued contributions, to the extent sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in any such Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Plan, or (y) funded in compliance with the minimum applicable regulatory funding objectives, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations.

(d) None of Ardagh or its Affiliates sponsors, maintains or contributes to any Plan that provides for post-termination or post-retirement health, medical or life insurance benefits for the benefit of any Ardagh Business Employee or his or her dependents or beneficiaries, except as may be required by applicable Law or at the sole expense of the Ardagh Business Employee or his or her dependents or beneficiaries.

(e) None of Ardagh or its Affiliates has any obligation to gross-up, indemnify or otherwise reimburse any Ardagh Business Employee for any Taxes incurred by such Ardagh Business Employee or any interest or penalty related thereto.

(f) Each Ardagh Transferred Plan and, solely with respect to Ardagh Business Employees, each Ardagh Retained Plan that is intended to be “qualified” under Section 401(a) of the U.S. Code is so qualified and, to the Knowledge of Ardagh, no event has occurred that would reasonably be expected to adversely affect the qualified status of any such Plan (or the tax-exempt status of any related trust).    None of Ardagh or any of its ERISA Affiliates sponsors, maintains, participates in, contributes to or is obligated to contribute to or in the past six (6) years has sponsored, maintained, participated in, contributed to or was obligated to contribute to (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the U.S. Code or Section 302 of ERISA (including any Multiemployer Plan), (ii) a “multiple employer plan” as defined in Section 413(c) of the U.S. Code or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, in each case of clauses (i), (ii) and (iii), subject to ERISA (any such plan identified in clauses (i), or (ii) (iii), a “U.S. Pension Plan”) with respect to Ardagh Business Employees.  With respect to any Ardagh Transferred Plan and, solely with respect to Ardagh Business Employees, any Ardagh Retained Plan that is a Multiemployer Plan, (A) none of Ardagh or its ERISA Affiliates have incurred any liability (whether or not imposed or asserted) due to (x) any complete withdrawal (as defined in Section 4203 of ERISA) or partial withdrawal (as defined in Section 4205 of ERISA)

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

from such Plan that remains unsatisfied or (y) the termination, insolvency or reorganization of such Plan within the last six (6) years and has not received any notification that any such Plan is in reorganization (within the meaning of Section 4121 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA) or has been terminated (within the meaning of Title IV of ERISA) and, to the Knowledge of Ardagh, no such Plan is expected to be in reorganization, insolvent or terminated and (B) Ardagh has furnished or made available to Element, to the extent applicable:  (1) any estimates of withdrawal liability, (2) any assessments or demands for payment of withdrawal liability and (3) any audits or third party analyses with respect to the status of or withdrawal liability.

(g) With respect to any Ardagh Transferred Plan that is a U.S. Pension Plan: (i) no liability under Title IV of ERISA has been incurred that has not been satisfied in full and no condition exists that is likely to cause Ardagh, its subsidiaries or any of their respective ERISA Affiliates to incur liability thereunder, other than liability for premiums due to the Pension Benefit Guaranty Corporation (“PBGC”) (which premiums have been paid when due), (ii) no failure to satisfy the “minimum funding standards” within the meaning of Section 302 of ERISA and Section 412 of the U.S. Code (whether or not waived) has occurred, (iii) no “reportable event” (as defined in Section 4043 of ERISA), whether or not waived, has occurred or is reasonably expected to result, (iv) all contributions required to be made to any such plan have been timely made, (v) there has been no determination that any such plan is, or is expected to be, in “at risk” status (within the meaning of Section 303 of ERISA), and (vi) no notice from the PBGC relating to the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the Transactions has been received.

(h) Neither the execution and delivery of this Agreement and the Related Agreements nor the consummation of the transactions contemplated by this Agreement and the Related Agreements could reasonably be expected to (either alone or in combination with another event) result in (i) severance pay or any increase in severance pay to any Ardagh Business Employee; (ii) any payment, compensation or benefit becoming due, or increase in the amount of any payment, compensation or benefit due, to any Ardagh Business Employee; (iii) result in any funding of compensation or benefits under any Ardagh Transferred Plan or to any Ardagh Business Employee; (iv) any limitation or restriction on the right to merge, amend or terminate any Ardagh Transferred Plan; or (v) the payment of any amount to any Ardagh Business Employee that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the U.S. Code.

3.15 Labor Matters.

(a) Section 3.15(a) of the Ardagh Disclosure Schedule lists the Collective Bargaining Agreements and Employee Representative Bodies to which the Ardagh Purchased Entities or, solely with respect to any Ardagh Business Employee, Ardagh or any of its Affiliates other than the Ardagh Purchased Entities is a party to or bound or (as applicable) has established or recognizes.  To the Knowledge of Ardagh, there is no organizational effort currently being made, or threatened by, or on behalf of any Employee Representative Body to organize any Ardagh Business Employees.  Except as set forth in Section 3.15(a) of the Ardagh Disclosure Schedule, the consent of, consultation of, or the rendering of formal advice by any Employee Representative

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Body is not required for Ardagh to enter into this Agreement or to consummate the Transactions.  There has been no strike, slowdown, work stoppage, lockout or material labor dispute, or other material collective bargaining dispute since December 31, 2016,  with respect to the Ardagh Business or the Ardagh Business Employees.  All Collective Bargaining Agreements to which the Ardagh Purchased Entities or, solely with respect to any Ardagh Business Employee, Ardagh or any of its Affiliates other than the Ardagh Purchased Entities is a party are in full force and effect, and neither the execution and delivery of this Agreement and the Related Agreements, nor the consummation of the transactions contemplated by this Agreement and the Related Agreements, shall constitute a termination event thereunder.

(b) Ardagh and its Affiliates (including the Ardagh Purchased Entities) are, and have been since December 31, 2016, in compliance with (i) all Collective Bargaining Agreements applicable to the Ardagh Purchased Entities, the Ardagh Business and the Ardagh Business Employees and (ii) all applicable Laws pertaining to the employment of Ardagh Business Employees and the services of any independent contractors or consultants to the Ardagh Business, including all such Laws relating to labor, employment, minimum wage and overtime, health and safety, immigration, working time and vacations, classification, fair employment practices, equal employment opportunities, discrimination, harassment and retaliation, and have verified that any employment agencies providing personnel to the Ardagh Business have so complied with such applicable Laws, in each case, except as has not been and would not reasonably to be, individually or in the aggregate, material to the Ardagh Business.

(c) None of the Ardagh Purchased Entities or, solely with respect to any Ardagh Business Employee, Ardagh or any of its Affiliates other than the Ardagh Purchased Entities have incurred any Liability under any applicable Law regarding notice to employees of terminations in connection with reductions in force that remains unsatisfied, and the Closing shall not trigger any such Liability.  There have been no material redundancy or employee restructuring programs that would be a “mass layoff” or “plant closing” as defined by the U.S. Worker Adjustment and Retraining Notification Act or similar state Laws, or, outside of the United States, any material redundancy or employee restructuring programs resulting in the termination of twenty (20) or more employees at any one location within any 90-day period, carried out in the last six months by any of the Ardagh Purchased Entities or related to the Ardagh Business and no such programs are ongoing or pending.

(d) All Ardagh Business Employees listed on Section 6.1(a)(ii) of the Ardagh Disclosure Schedule are wholly or primarily assigned to the Ardagh Business.  No Out-of-Scope Employee is wholly assigned to the Ardagh Business.

3.16 Taxes.

(a) All material Tax Returns required to have been filed by or with respect to the Ardagh Purchased Entities and the Ardagh Business have been timely filed (taking into account any valid extension of time to file granted or obtained) and such Tax Returns are true, correct and complete in all material respects.

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(b) All material amounts of Taxes owed by the Ardagh Purchased Entities (whether or not shown on any Tax Return) (i) have been fully and timely paid or (ii) shall be fully and timely paid and have been adequately accrued and reserved in accordance with GAAP or IFRS, as applicable.

(c) There are no pending or threatened Actions against the Ardagh Purchased Entities for any material amount of Taxes, and the Ardagh Purchased Entities have not received notice of any such Action in writing from any Taxing Authority that asserts any deficiency or claim for a material amount of additional Taxes against the Ardagh Purchased Entities, that has not been fully and timely paid, settled or adequately reserved in the most recent Ardagh Combined Financial Statements or Ardagh Combined Interim Financial Statements.

(d) To the Knowledge of Ardagh, no claim has ever been made by any Taxing Authority in a jurisdiction where the Ardagh Purchased Entities do not file Tax Returns that any of the Ardagh Purchased Entities is or may be subject to taxation by, or required to file Tax Returns in, such jurisdiction.

(e) There are no Tax liens on any assets of the Ardagh Purchased Entities or the Ardagh Business (other than Permitted Encumbrances).

(f) The Ardagh Purchased Entities have withheld and paid all material amounts of Taxes required to have been withheld and paid by the Ardagh Purchased Entities in connection with amounts paid or owing to any Ardagh Business Employee, independent contractor, creditor, stockholder or other third party, and have complied in all material respects with all Tax information reporting provisions with respect to such Taxes.

(g) The Ardagh Purchased Entities have never been a member of an affiliated group filing a consolidated, joint, unitary, or combined return (other than an affiliated group as defined in Section 1504(a) of the U.S. Code (or any similar provision of federal, state, provincial or local Law) the common parent of which is one of the Ardagh Purchased Entities), and do not have any liability for the Taxes of any Person (other than one or more of the Ardagh Purchased Entities) under Sections 1.1502-6 or 1.1502-78 of the U.S. Treasury Regulations (or any similar provision involving a consolidated, combined or unitary Tax group of federal, state, provincial or local Law), and none of the Ardagh Purchased Entities are a party to any other agreement entered into by one or more of the Ardagh Purchased Entities relating to the sharing, allocation or indemnification of Taxes, or any other similar agreement, contract or arrangement (other than in the case of transactions entered into in the ordinary course of business the principal subject of which is not Taxes or with respect to third-party financings or similar transactions).

(h) There are no outstanding agreements entered into by the Ardagh Purchased Entities extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, a material amount of Taxes due from any of the Ardagh Purchased Entities for any taxable period and the Ardagh Purchased Entities have not received any request in writing for any such waiver or extension that is currently pending.

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(i) None of the Ardagh Purchased Entities have (A) participated in any listed transaction within the meaning of Section 1.6011-4(b)(2) of the U.S. Treasury Regulations (or any similar provision of federal, state, provincial or local Law) or (B) taken any reporting position on a Tax Return, which reporting position (x) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of U.S. federal income Tax under Section 6662 of the U.S. Code (or any similar provision of federal, state, provincial or local Law) or (y) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the U.S. Code (or any similar provision of federal, state, provincial or local Law).

(j) None of the Ardagh Purchased Entities have constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the U.S. Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the U.S. Code (i) in the last two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the U.S. Code) in conjunction with the Transactions.

(k) None of the Ardagh Purchased Entities have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the U.S. Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the U.S. Code.

(l) None of the Ardagh Purchased Entities have executed or entered into a closing agreement pursuant to Section 7121 of the U.S. Code or any similar provision of federal, state, provincial or local Law, and the Ardagh Purchased Entities are not subject to any private letter ruling of the IRS or comparable ruling of any other Taxing Authority, in each case, that relates to and would result in any material amounts of Taxes being imposed on the Ardagh Purchased Entities or NewCo (or any of its Subsidiaries) for any Post-Closing Tax Period and that would, in the absence of such closing agreement or private letter ruling, as applicable, have resulted in such Taxes being attributable to a Pre-Closing Tax Period.

(m) None of the Ardagh Purchased Entities or NewCo will be required to include any amounts in income in, or exclude any items of deduction from, taxable income for any Post-Closing Tax Period as a result of any:  (i) adjustment pursuant to Section 481 of the U.S. Code (or any corresponding or similar provision of state, provincial or local Law) as a result of a change in method of accounting occurring prior to the Closing; (ii) intercompany transactions or excess loss account described in U.S. Treasury Regulations under Section 1502 of the U.S. Code (or any corresponding or similar provision of state, provincial or local Law) made or existing prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount received prior to the Closing; or (v) election under Section 108(i) of the U.S. Code (or any corresponding or similar provision of state, provincial or local Law) made prior to the Closing.

(n) None of the Ardagh Purchased Entities has elected the installment method for the payment of Taxes incurred pursuant to Section 965 of the U.S. Code.
(o) The (i) PLTA between AGMP, as subsidiary, and AGG, as parent, and (ii) the profit and loss transfer agreement (Gewinnabführungsvertrag) between AGMP and AMPG

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

dated June 24, 2011 satisfy the requirements for Tax consolidation under German Law, including the requirement that the underlying profit and loss pooling agreement is legally valid and binding and has been performed during its term (Durchführung der Verträge).

(p) (i) The representations and warranties contained in Section 3.14 and this Section 3.16 are the only representations and warranties being made by Ardagh in respect of Tax Laws and any and all Tax matters; and (ii) no other representation or warranty contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made in respect thereof.

3.17 Material Contracts.

(a) Section 3.17(a) of the Ardagh Disclosure Schedule lists, as of the date hereof, each of the following Contracts in force on the date hereof to which any Ardagh Purchased Entity is a party or, solely to the extent relating to the Ardagh Business, Ardagh or any of its Affiliates (excluding the Ardagh Purchased Entities) is a party, or by which any of the assets or properties used in the Ardagh Business are bound or subject (together with the Ardagh Existing Indebtedness, collectively, the “Ardagh Material Contracts”), excluding any Plan:

(i) all Contracts for the purchase of equipment, materials, products, supplies or services by the Ardagh Purchased Entities or in respect of the Ardagh Business (each, a “Key Supplier”) that involved payments in excess [*] in the aggregate during the year ended December 31, 2018 (or are expected to involve payments in excess of such amount during fiscal year 2019), other than individual purchase orders made in the ordinary course of business pursuant to any such Contract;

(ii) all Contracts with a customer (each, a “Key Customer”) of the Ardagh Business that generated revenues of more [*] in the aggregate during the year ended December 31, 2018 (or is expected to involve revenues in excess of such amount during fiscal year 2019);

(iii) all Contracts (including any mortgages, deeds of trusts, indentures, guarantees, loans or credit agreements and security agreements) relating to existing Indebtedness in excess [*], other than, in each case, (i) Permitted Encumbrances, (ii) intercompany Indebtedness and (iii) the Ardagh Existing Indebtedness;

(iv) all partnership, joint venture, strategic alliance or similar arrangements with an unaffiliated third party or providing for the sharing of any profits, in each case, other than any Contract with a customer of the Ardagh Business;

(v) all material Business IP Agreements of the Ardagh Purchased Entities;
(vi) the material Ardagh Leases;

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(vii) any Contract under which there has been an advance or loan to or guarantee in respect of any other Person which amount is in excess [*] in the aggregate, other than the Ardagh Existing Indebtedness;

(viii) any Contract under which the Ardagh Business or any Ardagh Purchased Entity has continuing material indemnification obligations to any Person, or under which any Ardagh Purchased Entity has, or is required to, assume or guarantee any material Liability of any Person;

(ix) any Contract (A) relating to the acquisition or disposition of any business (whether by merger, sale of stock or assets, or otherwise), under which the Ardagh Business or any Ardagh Purchased Entity has any material obligation with respect to any “earn-out,” deferred or contingent purchase price or other similar contingent obligations or (B) imposing material obligations on any Ardagh Purchased Entity under any conditional sale or title retention provisions;

(x) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock or other equity interests, sale of assets or otherwise) or any material assets or real property, in each case, other than acquisitions or dispositions of equipment, materials, supplies, inventory or products in the ordinary course of business consistent with past practice and other than any Contract pursuant to which no party thereto has any outstanding obligation on the date hereof;

(xi) all Contracts that contain exclusivity obligations that are material to the Ardagh Business, that restrict the ability of the Ardagh Purchased Entities to conduct their business in any material respect or that limit, or purport to limit, in any material respect the ability of the Ardagh Purchased Entities or the Ardagh Business to compete or do business with any Person or in any geographic area (other than any Contract required to be disclosed pursuant to clauses (i) or (ii) above);

(xii) any Contract containing any “most favored nation” (or equivalent pricing provision) in favor of any third party (other than any Contract required to be disclosed pursuant to clauses (i) or (ii) above); and

(xiii) any Contract or arrangement providing for the securitization of any receivables related to the Ardagh Business.

(b) Each Ardagh Material Contract (i) is valid and binding on, and enforceable against, Ardagh and/or its Affiliates (including the Ardagh Purchased Entities) party or subject thereto, and, to the Knowledge of Ardagh, the other parties thereto, and is in full force and effect; and (ii) upon consummation of the transactions contemplated by this Agreement and the Related Agreements, except to the extent that any consents set forth in Section 3.3(c) of the Ardagh Disclosure Schedule are not obtained or, in the case of clause (i) or (ii), such Ardagh Material Contract has expired in accordance with its terms, shall continue in full force and effect.  Each of Ardagh and its Affiliates (including the Ardagh Purchased Entities) have performed in all material respects the obligations required to be performed by it under each Ardagh Material Contract, have

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

not committed any material breach or default thereunder and, to the Knowledge of Ardagh, the counterparties thereto have not committed any material breach of, and are not in default under, any Ardagh Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute such a material breach, violation or default by any of the Ardagh Purchased Entities, or, to the Knowledge of Ardagh, the counterparties thereto.  Ardagh has made available to Element true, correct and complete copies of each written Ardagh Material Contract (including all material amendments, supplements and modifications thereto as are in effect as of the date hereof).

(c) As of the date of this Agreement, no Key Customer, Key Supplier or counterparty to any of the Contracts described in Section 3.17(a)(iv) has notified Ardagh or any of its Affiliates of any intention to terminate or materially alter its relationship with the Ardagh Business.    There are no disputes or grievances pending or, to the Knowledge of Ardagh, threatened or reasonably anticipated involving Ardagh or any of its Affiliates and the counterparties to any of the Contracts described in Section 3.17(a)(iv).

3.18 Insurance.  All insurance policies maintained or contributed to by, at the expense of or for the benefit of Ardagh or its Affiliates (in respect of or on behalf of the Ardagh Purchased Entities or the Ardagh Business) that are material to the Ardagh Business (whether or not provided by a third party insurer, “captive” insurer or similar arrangement, collectively, the “Ardagh Insurance Policies”), are in full force and effect, all premiums due with respect to all such insurance policies have been paid, there are no pending claims with respect to the Ardagh Business in respect of which coverage has been denied or disputed by any insurer, and neither Ardagh nor any of its Affiliates have received written notice of any default or any cancellation, non-renewal or termination (other than in connection with normal renewals) of any such Ardagh Insurance Policies, nor has Ardagh or any of its Affiliates received any recommendation from any insurer that would require any material amount of capital expenditure in respect of the Ardagh Business in order to remediate.  To the Knowledge of Ardagh, no event has occurred, including the failure by Ardagh or its Affiliates to give any notice or information, or Ardagh or its Affiliates giving any inaccurate or erroneous notice or information, which limits or impairs the rights of Ardagh or its Affiliates under any Ardagh Insurance Policy.

3.19 Data Privacy.  Ardagh and the Ardagh Purchased Entities have, at all times since December 31, 2016, complied with (to the extent applicable to the conduct of the Ardagh Business) (i) all Privacy Laws, (ii) all of Ardagh’s and the Ardagh Purchased Entities’ policies and procedures regarding Personal Information, and (iii) all Contracts that Ardagh and the Ardagh Purchased Entities have entered into with respect to Personal Information, except as would not reasonably be expected to be, individually or in the aggregate, material to the Ardagh Business (taken as a whole).  As of the date hereof, there are no Actions pending or, to the Knowledge of Ardagh, threatened in writing against Ardagh or any of the Ardagh Purchased Entities (to the extent related to the Ardagh Business) alleging a violation of any such Privacy Laws, privacy policies, or contractual commitments with respect to Personal Information, except as would not reasonably be expected to be, individually or in the aggregate, material to the Ardagh Business (taken as a whole).

3.20 Assets.

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Ardagh Business (taken as a whole), the Ardagh Purchased Entities own, lease, license or have the legal right to use all tangible assets used in the Ardagh Business, free and clear of any Encumbrances (other than Permitted Encumbrances), and such assets are in working order and repair (subject to ordinary wear and tear); provided that the foregoing shall not apply to real property or Intellectual Property, which are covered by Sections 3.12 and 3.13.

(b) Taking into account the rights granted to NewCo and its Affiliates following the Closing under this Agreement and the Related Agreements (including the services to be performed by Ardagh and its Affiliates thereunder following the Closing), on the Closing Date, the assets owned, leased or licensed by the Ardagh Purchased Entities and the rights granted or services to be performed under the Related Agreement will constitute all of the assets, rights, title, interest and properties (i) that are owned, beneficially or of record, held or controlled by Ardagh or its Affiliates immediately prior to the Closing and that are primarily used in, held for use in, or related to the Ardagh Business and (ii) necessary for NewCo and its Subsidiaries (including the Ardagh Purchased Entities) to operate the Ardagh Business substantially in the manner in which it is conducted on the date hereof and as it will be conducted as of immediately prior to the Closing and as reflected in the Ardagh Combined Interim Financial Statements.

(c) No director or officer, or to the Knowledge of Ardagh, employee of Ardagh or any of its Affiliates, or any member of such Person’s immediate family, (i) owes any significant amounts to, or is owed any significant amounts by the Ardagh Business, (ii) has any material claim or cause of action against any of the Ardagh Purchased Entities or the Ardagh Business, or (iii) owns any material property or right, tangible or intangible (including Intellectual Property), that is used or held for use in connection with or that relates to the Ardagh Business.

3.21 No Other Representations or Warranties

(a) Except for the representations and warranties contained in this Article III, neither Ardagh nor any of its Affiliates is making, and expressly disclaims, any representation or warranty, express or implied, with respect to Ardagh, its Affiliates, the Ardagh Purchased Entities, the Ardagh Equity Interests or the Ardagh Business or with respect to any other information provided, or made available, to Element or any of its Affiliates or Representatives in connection with the Transactions, including information, documents, projections, forecasts or other material made available to Element, its Affiliates or Representatives in any “data rooms,” management presentations or otherwise in connection with the Transactions.

(b) In furtherance of the foregoing, Ardagh acknowledges that it is not relying on, and that Element and its Affiliates have not made, any representation or warranty except as specifically set forth in Article IV.

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Article IV Representations and Warranties of Element

Except as set forth in the Element Disclosure Schedule (subject to the limitations set forth in Section 1.3(b)), Element represents and warrants to Ardagh and NewCo, as of the date hereof and as of the Closing Date, as follows:

4.1 Organization; Authority.

(a) Element and each of the Element Sellers and Exal Purchased Entities is a corporation, partnership or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization (to the extent such concepts are recognized under applicable Law).  Each of the Exal Purchased Entities has all requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate its property and assets, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to be material to the Exal Business, taken as a whole.  Element has all requisite corporate power and authority to enter into this Agreement and each of the Related Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and each Element Seller shall, immediately prior to the Closing, have all requisite power and authority to execute and deliver the Local Acquisition Agreements, Local Transfer Documents and any other Related Agreements to which such Element Seller is a party and to consummate the transactions contemplated thereby.  Element and each of the Exal Purchased Entities is duly licensed or qualified to do business and is in good standing (to the extent such concepts are recognized under applicable Law) in each jurisdiction in which the properties owned or leased by it or the operation of its business requires such licensing or qualification, except to the extent that the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Element has made available to Ardagh true, correct and complete copies of the charter, bylaws or similar organizational and governing documents of each Exal Purchased Entity as in effect on the date hereof.

(b) The execution and delivery of this Agreement and each of the Related Agreements to which it is a party by Element, the performance by Element of its obligations hereunder and thereunder and the consummation by Element of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Element (and, upon execution and delivery thereof, the Local Acquisition Agreements and any other Related Agreements to which any Element Seller is a party and the consummation of the transactions contemplated thereby by the Element Seller(s) shall have been duly authorized by all relevant action on the part of such Element Seller(s)).  Other than approvals of Subsidiaries of Element (which shall be obtained prior to Closing), no other action on the part of Element or any of the Element Sellers (or any of the stockholders or other equityholders of Element) is necessary to authorize this Agreement and the Related Agreements to which Element (or such Element Seller) is a party or the consummation of the transactions contemplated hereby and thereby.  This Agreement has been, and upon their execution and delivery each of the Related Agreements to which Element or any of its Affiliates is a party shall have been, duly executed and delivered by

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

it, and (assuming due authorization, execution and delivery by the other parties thereto) this Agreement constitutes, and upon their execution the Related Agreements to which Element or such Affiliate is a party shall constitute, the legal, valid and binding obligations of Element (or such Affiliate, as applicable), enforceable against it in accordance with their respective terms, except as the enforceability hereof may be limited by the Enforceability Exceptions.

4.2 Capitalization.

(a) Section 4.2 of the Element Disclosure Schedule sets forth a list, as of the date of this Agreement, of all the authorized, issued and outstanding (in each case to the extent such concepts are recognized under applicable Law of the jurisdiction of formation or organization) capital stock or other equity or ownership interests of each Exal Purchased Entity, including the identities of the holders of such issued and outstanding interests and the number or amount and type of interests held thereby.  With respect to the Exal Purchased Entities, (i) except for the Exal Equity Interests and any equity or other ownership interests owned directly or indirectly by other Exal Purchased Entities, there are no outstanding equity or other ownership interests of any class or type of or in any of the Exal Purchased Entities, (ii) each of the equity or other ownership interests in each Exal Purchased Entity is, to the extent applicable, duly authorized, and has been validly issued and is fully paid and non-assessable and is free from any preemptive or similar rights, (iii) there are no outstanding options, warrants, puts, calls, phantom equity, phantom interests or similar rights with respect to the equity or other ownership interests of any Exal Purchased Entity or any security, instrument, arrangement or understanding convertible into or exchangeable for or granting the right to subscribe for (or requiring the issuance, sale or transfer of) any such equity or other ownership interests and (iv) there are no outstanding obligations of the Exal Purchased Entities to repurchase, redeem or otherwise acquire any capital stock of, or other equity or ownership interests in, any of the Exal Purchased Entities or any other Person.

(b) All of the issued and outstanding equity or other ownership interests of the Exal Purchased Entities are owned, directly or indirectly, by Element free and clear of all Encumbrances.  Subject to Section 2.8, upon consummation of the Transactions (and without consideration of any actions taken by NewCo at or following the Closing), NewCo shall own, directly or indirectly, all of the issued and outstanding equity or other ownership interests in the Exal Purchased Entities, free and clear of all Encumbrances (other than those imposed by applicable securities Laws or the Shareholders Agreement).  On the Closing Date, the Exal Purchased Entities shall not own any equity or other ownership interests in any other Person, except other Exal Purchased Entities.

(c) No 30% Rule Designee (as such term is defined in the Shareholders Agreement) has any economic rights or voting rights in any Exal Purchased Entity, other than (i) as set forth in the organizational documents of such Exal Purchased Entity and any voting agreement, shareholders agreement or similar agreement related thereto, in each case, as made available to Ardagh prior to the date hereof, and (ii) the right of such designees to receive an amount (not to exceed CAD$10,000 in the aggregate) per year, together with any gross-up thereon for applicable withholding Taxes.

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

4.3 Ownership and Operations of NewCo.  The issued share capital of NewCo consists of one (1) ordinary share, nominal value one Euro (€1) per share.  Element and/or its Affiliates own beneficially and of record all of the issued and outstanding NewCo Shares, representing all of the issued share capital of NewCo, free and clear of all Encumbrances.  NewCo was formed solely for the purpose of engaging in the Transactions, has no assets, Liabilities or obligations of any nature other than those incidental to its formation and pursuant to the Transactions, including the Debt Financing, and, prior to the Closing Date, shall not have engaged in any business activities other than those relating to the Transactions, including the Debt Financing.

4.4 No Conflict.  The execution, delivery and performance by Element of this Agreement and each of the Related Agreements to which Element is party (and of the Local Acquisition Agreements or other Related Agreements by the Element Affiliates party thereto), and the consummation of the transactions contemplated hereby and thereby by Element and its Affiliates, do not and shall not (a) violate, conflict with or result in the breach of any provision of the charter, bylaws or similar organizational or governing documents of Element, any Element Seller or any of the Exal Purchased Entities; (b) assuming that all Regulatory Approvals have been obtained, contravene, conflict with or violate any Law or Governmental Order applicable to Element or any of the Exal Purchased Entities or by which Element or any of the assets or properties of the Exal Business is bound or subject; or (c) violate, conflict with, result in any breach of, constitute a default (or an event which, with or without the giving of notice or lapse of time, or both, would become a default) under, or result in the loss of any right or benefit under, or result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) on, require any consent, approval or waiver under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Exal Material Contract or Permit, except in the case of clauses (b) and (c) (other than, in the case of clause (c), as such clause relates to the Exal Existing Indebtedness) for any such breaches, defaults, rights or Encumbrances as would not, individually or in the aggregate, reasonably be expected to be material to the Exal Business, taken as a whole, or prevent or materially impair or delay the ability of Element or any Element Seller to consummate the Transactions.

4.5 Governmental Consents and Approvals.  Except (a) for the Regulatory Approvals and (b) as may be necessary as a result of any facts or circumstances relating solely to Ardagh or its Affiliates, no consent, waiver, authorization, license or approval of, action by, filing with or notification to any Governmental Authority is required for the consummation by Element of the Transactions, except where the failure to obtain such consent, approval or action or to make such filing or notification would not, individually or in the aggregate, reasonably be expected to be material to the Exal Business, taken as a whole, or prevent or materially impair or delay the ability of Element or any Element Seller to consummate the Transactions.

4.6 Financial Information.

(a) Element has made available to Ardagh true and complete copies of the consolidated financial statements of the Exal Purchased Entities comprised of the audited consolidated balance sheets as of December 31, 2018 and 2017, the related consolidated statements of operations and comprehensive income, changes in partners’ equity and cash flows for the years then ended, and the related notes thereto (the “Exal Financial Statements”).

(b) The Exal Financial Statements (i) were prepared from the books and records of Element and are complete and accurate; (ii) present fairly, in all material respects, the financial position, the results of operations and cash flows of the Exal Purchased Entities as of the dates

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

thereof and for the respective periods indicated therein; and (iii) were prepared in accordance with GAAP.

(c) True and complete copies of the unaudited quarterly financial information of the Exal Purchased Entities for the fiscal quarter ended March 31, 2019 (the “Exal Interim Financial Statements”), have been made available to Ardagh.  The Exal Interim Financial Statements were prepared in good faith from the books and records of Element and in a manner consistent with Element’s past practice for preparing similar quarterly financial information and, to the Knowledge of Element, present fairly in all material respects the assets, liabilities and equity of the Exal Purchased Entities as of and at the date thereof, and the profits and cash flows thereof for the period then ended.

4.7 No Undisclosed Liabilities.  Except for (a) Liabilities incurred in the ordinary course of business consistent with past practice after the Balance Sheet Date or (b) Liabilities reflected or reserved for in the Exal Interim Financial Statements, the Exal Business does not have any Liabilities that would be required to be reflected or reserved against in a consolidated balance sheet of the Exal Purchased Entities, prepared in accordance with GAAP, except, in each case, those which would not, individually or in the aggregate, reasonably be expected to be material to the Exal Business.

4.8 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date, there has not occurred any change, effect, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(b) Without limiting the generality of Section 4.8(a), (i) except in connection with or in preparation for the Transactions, since the Balance Sheet Date and through the date of this Agreement, the Exal Business has been conducted in the ordinary course consistent with past practice in all material respects, and (ii) since the Balance Sheet Date, Element has not, nor has any of its Affiliates, including any Exal Purchased Entity, taken any action that, if taken during the period from the date of this Agreement through the Closing, would require the consent of Ardagh pursuant to Sections 5.2 (b),  (c),  (d)(ii),  (e),  (g),  (j),  (k),  (s) or (v).

4.9 Litigation.  As of the date of this Agreement, no Action by or against Element or any of its Affiliates, including any Exal Purchased Entity, is pending or, to the Knowledge of Element, threatened in writing, challenging the legality, validity or enforceability of this Agreement or the consummation of the Transactions.  There is no Action pending or, to the Knowledge of Element, threatened against (and there are no outstanding Governmental Orders with respect to) Element or any of its Affiliates (to the extent related to the Exal Business or any of its properties or assets or Exal Business Employees) or any Exal Purchased Entity, by or before any Governmental Authority or by any third party other than such Actions or Governmental Orders as would not, individually or in the aggregate, reasonably be expected to be material to the Exal Business (taken as a whole), or prevent or materially impair or delay the ability of Element or any Element Seller to consummate the Transactions.

4.10 Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Related Agreements based upon arrangements made by or on behalf of Element or any of its Affiliates.

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

4.11 Compliance with Law; Permits; Anti-Corruption.

(a) None of Element, or the Exal Purchased Entities or, as it relates to the Exal Business, any other Affiliates of Element, are, or since December 31, 2016 have been, in violation of any Laws applicable to the conduct of the Exal Business, except as would not reasonably be expected to be, individually or in the aggregate, material to the Exal Business (taken as a whole); provided,  however, that this Section 4.11 does not apply with respect to Environmental Laws and any Environmental Permits required thereunder, Intellectual Property, employee benefits matters, labor relations matters or Taxes, which are exclusively the subject of the representations and warranties in Sections 4.12,  4.13,  4.15,  4.16 and 4.17, respectively.

(b) The Exal Purchased Entities hold all Permits necessary under applicable Laws for the conduct of the Exal Business as presently conducted (which Permits are in full force and effect) and are, and since December 31, 2016 have been, in compliance with the terms of such Permits, except where the failure to have or to be in compliance with such Permits would not reasonably be expected to be, individually or in the aggregate, material to the Exal Business (taken as a whole).  As of the date of this Agreement, no Action is pending or, to the Knowledge of Element, threatened, seeking the revocation or cancellation of any such Permit relating to the Exal Business.

(c) Element, the Exal Purchased Entities, Casablanca Industries Pvt Ltd, and solely as it relates to the Exal Business, all other Element Affiliates, and to the Knowledge of Element, their respective directors, officers, employees or agents are, and since December 31, 2014 have been, in material compliance with all anti-bribery and anti-corruption Laws applicable to their operations, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act.

(d) Element, the Exal Purchased Entities, Casablanca Industries Pvt Ltd, and solely as it relates to the Exal Business, all other Element Affiliates are, and since December 31, 2014 have been, in material compliance with all applicable export, import, and sanctions Laws and regulations, and have prepared and timely applied for all material import and export licenses required in accordance with such Laws and regulations for the conduct of the Exal Business.  There are no sanctions-related, export-related or import-related Actions pending or, to the Knowledge of Element, threatened against Element, any Exal Purchased Entity, Casablanca Industries Pvt Ltd, or solely as it relates to the Exal Business, any other Element Affiliate or any officer or director thereof (in his or her capacity as an officer or director) by or before (or, in the case of a threatened matter, that would come before) any Governmental Authority.

4.12 Environmental Matters.

(a) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Exal Business (taken as a whole), (i) each of the Exal Purchased Entities is and, except for any noncompliance that has been fully and finally resolved, for the past five (5) years has been, in compliance with all applicable Environmental Laws; (ii) the Exal Purchased Entities have obtained, currently maintain and are, and for the past five (5) years have been, in compliance with all Environmental Permits required under Environmental Laws for the conduct of the Exal Business and to occupy Owned Real Property and Leased Real Property of the Exal

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Purchased Entities; all such Environmental Permits are in full force and effect, and neither Element nor any of its Affiliates have received any written notice from any Governmental Authority relating to the revocation, termination or modification of any such Environmental Permit; (iii) there are no Actions against Exal or any of its Affiliates, including any Exal Purchased Entity, relating to the Exal Business, the Owned Real Property or Leased Real Property of the Exal Purchased Entities or the Exal Purchased Entities pursuant to any Environmental Law pending or, to the Knowledge of Element, threatened in writing; and (iv) there has been no Release of any Hazardous Materials (A) at, in, on or under any Owned Real Property of the Exal Purchased Entities, (B) by any Exal Purchased Entity or, to the Knowledge of Element, by any other Person, at, in, on or under any of the Leased Real Property of the Exal Purchased Entities, or (C) during the period of their ownership or operation thereof, at, in, on or under any facilities formerly owned or operated by the Exal Purchased Entities, or at, in, on or under any third-party sites where the Exal Purchased Entities are or have been alleged in writing to have Liabilities, in the case of (A), (B) and (C), in a condition that requires investigation or remediation pursuant to Environmental Laws or which would reasonably be expected to result in any Exal Purchased Entity incurring Liabilities.

(b) Element has made available to Ardagh copies of any and all material environmental, health or safety assessments or audit reports or other similar studies or analyses or reports that otherwise relate to any ongoing investigation, remediation, or open environmental noncompliance matter that were generated in the past five (5) years and are in the possession of Element or any of its controlled Affiliates and that relate to the Exal Business,  the Owned Real Property of the Exal Purchased Entities, the Leased Real Property of the Exal Purchased Entities, facilities formerly owned or operated by the Exal Purchased Entities, or any third-party sites where the Exal Purchased Entities are or have been alleged in writing to have material Liabilities.

(c) (i) The representations and warranties contained in this Section 4.12 are the only representations and warranties being made by Element in respect of Environmental Laws and in respect of any environmental or occupational health or safety matter (to the extent it relates to exposure to Hazardous Materials), including natural resources, related in any way to the Exal Business, including the properties or assets of Element, or to this Agreement or its subject matter; and (ii) no other representation or warranty of Element or its Affiliates (including the Exal Purchased Entities) contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made in respect thereof; provided, however, that this Section 4.12(c) shall not eliminate or diminish Element’s obligation to make the representations and warranties contained in Sections 4.7 and 4.8.

4.13 Intellectual Property.

(a) Element and the Exal Purchased Entities have taken commercially reasonable actions to maintain and protect the confidentiality of each item of material confidential Owned Intellectual Property of the Exal Purchased Entities, except as would not reasonably be expected to be, individually or in the aggregate, material to the Exal Business (taken as a whole).  No material confidential Owned Intellectual Property of the Exal Purchased Entities has been disclosed by Exal or the Exal Purchased Entities to any former or current employee or any third Person, other than pursuant to a written non-disclosure agreement restricting the disclosure and

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

use thereof, except as would not reasonably be expected to be, individually or in the aggregate, material to the Exal Business (taken as a whole).

(b) Section 4.13(b) of the Element Disclosure Schedule sets forth a true, correct and complete list of all of the Registered Owned Intellectual Property of the Exal Purchased Entities as of the date hereof.  Except as would not reasonably be expected to be, individually or in the aggregate, material to the Exal Business (taken as a whole), all of the registrations, issuances and applications set forth or required to be set forth on Section 4.13(b) of the Element Disclosure Schedule (i) are, to the Knowledge of Element, valid and in full force and effect and (ii) as of the date hereof, have not expired or been cancelled, abandoned or otherwise terminated.  As of the date hereof, an Exal Purchased Entity is the sole and exclusive owner of each item of the Owned Intellectual Property of the Exal Purchased Entities (“Exal Owned Intellectual Property”), and each Exal Purchased Entity has continuing rights to use, sell, license and otherwise exploit (as the case may be) all Intellectual Property licensed to it pursuant to the Business IP Agreements (subject to the terms thereof) (“Exal Licensed Intellectual Property”), in each case, free and clear of all exclusive licenses and Encumbrances (other than Permitted Encumbrances), except as would not reasonably be expected to be, individually or in the aggregate, material to the Exal Business (taken as a whole).  The Exal Owned Intellectual Property and the Exal Licensed Intellectual Property constitute all of the Intellectual Property necessary and sufficient for the conduct and operation of the Exal Business; provided, however, that this sentence shall not be construed to mean the Exal Business does not infringe, misappropriate or violate the Intellectual Property of any other Person, which is solely the subject of Section 4.13(e) (first sentence).

(c) The only Intellectual Property relating to aluminum bottles owned by Element or any of its Subsidiaries is owned, directly or indirectly, by the Exal Purchased Entities.

(d) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Exal Business (taken as a whole) and subject to applicable Law, no current or former employee, consultant or contractor of any Exal Purchased Entity involved at any time in the invention, creation, conception or other development of any Exal Owned Intellectual Property has any right, title or interest in any such Exal Owned Intellectual Property.  Except as would not reasonably be expected to be, individually or in the aggregate, material to the Exal Business (taken as a whole), there are no obligations on any of the Exal Purchased Entities to remunerate any of their employees for any inventions that any such employees have made that are separate from the standard compensation payable to such employees pursuant to such employees’ relevant employment agreements.

(e) The conduct and  the operation of the Exal Business, the Exal Owned Intellectual Property and the Exal Purchased Entities, have not, since December 31, 2016, infringed, misappropriated or otherwise violated, and currently do not infringe, misappropriate or otherwise violate, the Intellectual Property rights of any other Person, except as would not reasonably be expected to be, individually or in the aggregate, material to the Exal Business (taken as a whole), provided that to the extent the conduct and operation of the Exal Business or acts or omissions of the Exal Purchased Entities were as directed by a third party, such representation and warranty is only made to the Knowledge of Element.  As of the date of this Agreement, there is no Action initiated by any other Person pending or, to the Knowledge of Element, threatened in

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

writing, against Element or any of the Exal Purchased Entities alleging that the Exal Business or any of the Exal Owned Intellectual Property or Exal Purchased Entities infringes, misappropriates or otherwise violates the Intellectual Property rights of any other Person or challenging any of the Exal Purchased Entities’ rights in or to any of its Intellectual Property; provided that any Action that has been initiated but with respect to which process or other comparable notice has not been served on or delivered to Element or an Exal Purchased Entity shall be deemed to be “threatened” rather than “pending”.  To the Knowledge of Element, as of the date hereof, no Person is engaging or has since December 31, 2016 been engaging in any activity that infringes, misappropriates or otherwise violates, any of the Exal Owned Intellectual Property, except as would not reasonably be expected to be, individually or in the aggregate, material to the Exal Business (taken as a whole).

(f) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Exal Business (taken as a whole), Exal and the Exal Purchased Entities take and have taken commercially reasonable steps to maintain and protect the performance, confidentiality, integrity and security of the Business Information Technology used in connection with the Exal Business.  All such Business Information Technology (i) operates and performs in a manner that is adequate and sufficient in all material respects for the conduct of the Exal Business, (ii) performs in material conformance with its documentation, (iii) is free from any material software defect and (iv) does not contain any virus, software routine or hardware component designed to permit unauthorized access, except, in each of clauses (i) through (iv), as would not reasonably be expected to be material, individually or in the aggregate, to the Exal Business (taken as a whole).

4.14 Real Property.

(a) Section 4.14(a) of the Element Disclosure Schedule sets forth a list, as of the date of this Agreement, of all of the Owned Real Property of the Exal Purchased Entities, together with the street address therefor.  The Exal Purchased Entities have valid title in fee simple to the Owned Real Property of the Exal Purchased Entities, free and clear of all Encumbrances (other than Permitted Encumbrances), and except for Encumbrances that secure the Exal Existing Indebtedness that shall be discharged by Element at or prior to Closing.  Prior to the date hereof, Element has made available to Ardagh copies of each deed for the Owned Real Property of the Exal Purchased Entities and all title insurance policies and surveys relating to Owned Real Property of the Exal Purchased Entities, to the extent in Element’s possession.  (i) Element has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property of the Exal Purchased Entities or any portion thereof and (ii) there are no outstanding options, rights of first offer, rights of first refusal or other rights in favor of any Person granted by Element to purchase such Owned Real Property of the Exal Purchased Entities or any portion thereof or interest therein.  Each Owned Real Property of the Exal Purchased Entities has direct access to a public roadway, or each of the Exal Purchased Entities owns a valid and enforceable right of way or easement to and from its Owned Real Property to a public roadway.

(b) Section 4.14(b) of the Element Disclosure Schedules sets forth a list, with a street address and description of the related lease documents, of all the real property leased, subleased or otherwise used by the Exal Purchased Entities.  Element has made available to Ardagh true and complete copies of the leases, subleases or any other contract granting the right to occupy

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

real property to which it is a party as of the date hereof, including all amendments, modifications, extensions and guaranties thereto relating to Leased Real Property of the Exal Purchased Entities (the “Exal Leases”).  There has not been any sublease, assignment or any other transfer of rights entered into by Element in respect of the Exal Leases.

(c) The Owned Real Property and the Leased Real Property of the Exal Purchased Entities constitute all of the interests in real property owned, leased, licensed, used or held for use primarily in the Exal Business and which are necessary for its continued operation as currently conducted.

(d) There is no pending or, to the Knowledge of Element, threatened, appropriation, condemnation or like proceeding or order materially affecting the Owned Real Property of the Exal Purchased Entities, the Leased Real Property of the Exal Purchased Entities or any part thereof or of any sale or other disposition of the Owned Real Property of the Exal Purchased Entities, the Leased Real Properties of the Exal Purchased Entities or any part thereof in lieu of condemnation or other matters materially affecting and impairing use by the Exal Purchased Entities thereof.

(e) All improvements and fixtures, and building equipment and machinery having an individual book value of at least $150,000 located on the Owned Real Property, and all improvements and fixtures, and building equipment and machinery having an individual book value of at least $150,000 owned by the Exal Purchased Entities located on the Leased Real Property, if any, are in good working order and repair (subject to ordinary wear and tear), and except for any defects that would not impair the use of such improvements, fixtures, building equipment or machinery.

4.15 Employee Benefit Matters.

(a) Section 4.15(a) of the Element Disclosure Schedule lists, as of the date hereof, each material Element Plan.  With respect to each Element Plan, Element has furnished or made available to Ardagh, to the extent applicable:  (i) a complete and accurate copy of the plan document or if unwritten, a summary thereof (including any trust agreement or annuity contract, if applicable) or, if the Plan is an individual agreement substantially similar to a form, a form thereof, and summary plan description, including all amendments thereto; (ii) the most recent annual report, financial statement and actuarial valuation; (iii) a summary of each material modification; (iv) a copy of any filing with or report to any Governmental Authority for the plan year immediately preceding this Agreement; (v) the most recent determination letter received from the applicable Taxing Authority; and (vi) a copy of the latest account statement reflecting Plan assets, if any.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Exal Business, (i) each of the Element Plans is, and since December 31, 2016, has been operated and maintained in material compliance in accordance with its terms and all applicable Law, (ii) all relevant payments in respect of amounts due and payable as of or prior to the date hereof have been made on the relevant due dates in respect of each of the Element Plans and (iii) there are no material Actions, investigations or audits pending, or, to the Knowledge

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

of Element, threatened, by any party, including any Governmental Authority, relating to any Element Plan, other than routine claims for benefits, and, to the Knowledge of Element, as of the date hereof, no fact or event exists that could give rise to any such material Action, investigation or audit.

(c) With respect to any Element Plan, except as would not, individually or in the aggregate, reasonably be expected to be material to the Exal Business:  (i) all employer and employee contributions required by applicable Law or by the terms of such Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices and applicable Law; (ii) each such Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iii) each such Plan that is a pension plan or otherwise provides for post-employment or retirement payments or benefits and is not a U.S. Pension Plan is (x) funded through insurance or book reserve established for any such Plan, together with any accrued contributions, to the extent sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in any such Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Plan, or (y) funded in compliance with the minimum applicable regulatory funding objectives, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations.

(d) None of Element or its Affiliates sponsors, maintains or contributes to any Plan that provides for post-termination or post-retirement health, medical or life insurance benefits for the benefit of any Exal Business Employee or his or her dependents or beneficiaries, except as may be required by applicable Law or at the sole expense of the Exal Business Employee or his or her dependents or beneficiaries.

(e) None of Element or its Affiliates has any obligation to gross-up, indemnify or otherwise reimburse any Exal Business Employee for any Taxes incurred by such Exal Business Employee or any interest or penalty related thereto.

(f) Each Element Plan that is intended to be “qualified” under Section 401(a) of the U.S. Code is so qualified and, to the Knowledge of Element, no event has occurred that would reasonably be expected to adversely affect the qualified status of any such Plan (or the tax-exempt status of any related trust).    None of Element or any of its ERISA Affiliates sponsors, maintains, participates in, contributes to or is obligated to contribute to or in the past six (6) years has sponsored, maintained, participated in, contributed to or was obligated to contribute to any U.S. Pension Plan.  With respect to any Element Plan that is a Multiemployer Plan, (A) none of Element or its ERISA Affiliates have incurred any liability (whether or not imposed or asserted) due to (x) any complete withdrawal (as defined in Section 4203 of ERISA) or partial withdrawal (as defined in Section 4205 of ERISA) from such Plan that remains unsatisfied or (y) the termination, insolvency or reorganization of such Plan within the last six (6) years and has not received any notification that any such Plan is in reorganization (within the meaning of Section 4121 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA) or has been terminated (within the meaning of Title IV of ERISA) and, to the Knowledge of Element, no such Plan is expected to be in reorganization, insolvent or terminated and (B) Element has furnished or made available to Ardagh, to the extent applicable:  (1) any estimates of withdrawal liability, (2)

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

any assessments or demands for payment of withdrawal liability and (3) any audits or third party analyses with respect to the status of or withdrawal liability.

(g) With respect to any Element Plan that is a U.S. Pension Plan: (i) no liability under Title IV of ERISA has been incurred that has not been satisfied in full and no condition exists that is likely to cause Element, its subsidiaries or any of their respective ERISA Affiliates to incur liability thereunder, other than liability for premiums due to the PBGC (which premiums have been paid when due), (ii) no failure to satisfy the “minimum funding standards” within the meaning of Section 302 of ERISA and Section 412 of the U.S. Code (whether or not waived) has occurred, (iii) no “reportable event” (as defined in Section 4043 of ERISA), whether or not waived, has occurred or is reasonably expected to result, (iv) all contributions required to be made to any such plan have been timely made, (v) there has been no determination that any such plan is, or is expected to be, in “at risk” status (within the meaning of Section 303 of ERISA), and (vi) no notice from the PBGC relating to the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the Transactions has been received.

(h) Neither the execution and delivery of this Agreement and the Related Agreements nor the consummation of the transactions contemplated by this Agreement and the Related Agreements could reasonably be expected to (either alone or in combination with another event) result in (i) severance pay or any increase in severance pay to any Exal Business Employee; (ii) any payment, compensation or benefit becoming due, or increase in the amount of any payment, compensation or benefit due, to any Exal Business Employee; (iii) result in any funding of compensation or benefits under any Element Plan or to any Exal Business Employee; (iv) any limitation or restriction on the right to merge, amend or terminate any Element Plan; or (v) the payment of any amount to any Exal Business Employee that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the U.S. Code.

4.16 Labor Matters.

(a) Section 4.16(a) of the Element Disclosure Schedule lists the Collective Bargaining Agreements and Employee Representative Bodies to which the Exal Purchased Entities or, solely with respect to any Exal Business Employee, Element or any of its Affiliates other than the Exal Purchased Entities is a party to or bound or (as applicable) has established or recognizes.  To the Knowledge of Element, there is no organizational effort currently being made, or threatened by, or on behalf of any Employee Representative Body to organize any Exal Business Employees.  Except as set forth in Section 4.16(a) of the Element Disclosure Schedule, the consent of, consultation of, or the rendering of formal advice by any Employee Representative Body is not required for Element to enter into this Agreement or to consummate the Transactions.  There has been no strike, slowdown, work stoppage, lockout or material labor dispute, or other material collective bargaining dispute since December 31, 2016, with respect to the Exal Business or the Exal Business Employees.  All Collective Bargaining Agreements to which the Exal Purchased Entities or, solely with respect to any Exal Business Employee, Element or any of its Affiliates other than the Exal Purchased Entities is a party are in full force and effect, and neither the execution and delivery of this Agreement and the Related Agreements, nor the consummation of

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

the transactions contemplated by this Agreement and the Related Agreements, shall constitute a termination event thereunder.

(b) Element and its Affiliates (including the Exal Purchased Entities) are, and have been since December 31, 2016, in compliance with (i) all Collective Bargaining Agreements applicable to the Exal Purchased Entities, the Exal Business and the Exal Business Employees and (ii) all applicable Laws pertaining to the employment of Exal Business Employees and the services of any independent contractors or consultants to the Exal Business, including all such Laws relating to labor, employment, minimum wage and overtime, health and safety, immigration, working time and vacations, classification, fair employment practices, equal employment opportunities, discrimination, harassment and retaliation, and have verified that any employment agencies providing personnel to the Exal Business have so complied with such applicable Laws, in each case, except as has not been and would not reasonably to be, individually or in the aggregate, material to the Exal Business.

(c) None of the Exal Purchased Entities or, solely with respect to any Exal Business Employee, Element or any of its Affiliates other than the Exal Purchased Entities have incurred any Liability under any applicable Law regarding notice to employees of terminations in connection with reductions in force that remains unsatisfied, and the Closing shall not trigger any such Liability.  There have been no material redundancy or employee restructuring programs that would be a “mass layoff” or “plant closing” as defined by the U.S. Worker Adjustment and Retraining Notification Act or similar state Laws, or, outside of the United States, any material redundancy or employee restructuring programs resulting in the termination of twenty (20) or more employees at any one location within any 90-day period, carried out in the last six months by any of the Exal Purchased Entities or related to the Exal Business and no such programs are ongoing or pending.

4.17 Taxes.

(a) All material Tax Returns required to have been filed by or with respect to the Exal Purchased Entities and the Exal Business have been timely filed (taking into account any valid extension of time to file granted or obtained) and such Tax Returns are true, correct and complete in all material respects;

(b) All material amounts of Taxes owed by the Exal Purchased Entities (whether or not shown on any Tax Return) (i) have been fully and timely paid or (ii) shall be fully and timely paid and have been adequately accrued and reserved in accordance with GAAP or IFRS, as applicable.

(c) There are no pending or threatened Actions against the Exal Purchased Entities for any material amount of Taxes, and the Exal Purchased Entities have not received notice of any such Action in writing from any Taxing Authority that asserts any deficiency or claim for a material amount of additional Taxes against the Exal Purchased Entities, that has not been fully and timely paid, settled or adequately reserved in the most recent Exal Financial Statements or Exal Interim Financial Statements.

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(d) To the Knowledge of Element, no claim has ever been made by any Taxing Authority in a jurisdiction where the Exal Purchased Entities do not file Tax Returns that any of the Exal Purchased Entities is or may be subject to taxation by, or required to file Tax Returns in, such jurisdiction.

(e) There are no Tax liens on any assets of the Exal Purchased Entities or the Exal Business (other than Permitted Encumbrances).

(f) The Exal Purchased Entities have withheld and paid all material amounts of Taxes required to have been withheld and paid by the Exal Purchased Entities in connection with amounts paid or owing to any Exal Business Employee, independent contractor, creditor, stockholder or other third party, and have complied in all material respects with all Tax information reporting provisions with respect to such Taxes.

(g) The Exal Purchased Entities have never been a member of an affiliated group filing a consolidated, joint, unitary, or combined return (other than an affiliated group as defined in Section 1504(a) of the U.S. Code (or any similar provision of federal, state, provincial or local Law) the common parent of which is one of the Exal Purchased Entities), and do not have any liability for the Taxes of any Person (other than one or more of the Exal Purchased Entities) under Sections 1.1502-6 or 1.1502-78 of the U.S. Treasury Regulations (or any similar provision involving a consolidated, combined or unitary Tax group of federal, state, provincial or local Law), and none of the Exal Purchased Entities are a party to any other agreement entered into by one or more of the Exal Purchased Entities relating to the sharing, allocation or indemnification of Taxes, or any other similar agreement, contract or arrangement (other than in the case of transactions entered into in the ordinary course of business the principal subject of which is not Taxes or with respect to third-party financings or similar transactions).

(h) There are no outstanding agreements entered into by the Exal Purchased Entities extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, a material amount of Taxes due from any of the Exal Purchased Entities for any taxable period and the Exal Purchased Entities have not received any request in writing for any such waiver or extension that is currently pending.

(i) None of the Exal Purchased Entities have (A) participated in any listed transaction within the meaning of Section 1.6011-4(b)(2) of the U.S. Treasury Regulations (or any similar provision of federal, state, provincial or local Law) or (B) taken any reporting position on a Tax Return, which reporting position (x) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of U.S. federal income Tax under Section 6662 of the U.S. Code (or any similar provision of federal, state, provincial or local Law) or (y) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the U.S. Code (or any similar provision of federal, state, provincial or local Law).

(j) None of the Exal Purchased Entities have constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the U.S. Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the U.S. Code (i) in the last two years prior to the date of this Agreement or (ii) in a distribution that could

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the U.S. Code) in conjunction with the Transactions.

(k) None of the Exal Purchased Entities have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the U.S. Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the U.S. Code.

(l) None of the Exal Purchased Entities have executed or entered into a closing agreement pursuant to Section 7121 of the U.S. Code or any similar provision of federal, state, provincial or local Law, and the Exal Purchased Entities are not subject to any private letter ruling of the IRS or comparable ruling of any other Taxing Authority, in each case, that relates to and would result in any material amounts of Taxes being imposed on the Exal Purchased Entities or NewCo (or any of its Subsidiaries) for any Post-Closing Tax Period and that would, in the absence of such closing agreement or private letter ruling, as applicable, have resulted in such Taxes being attributable to a Pre-Closing Tax Period.

(m) None of the Exal Purchased Entities or NewCo will be required to include any amounts in income in, or exclude any items of deduction from, taxable income for any Post-Closing Tax Period as a result of any:  (i) adjustment pursuant to Section 481 of the U.S. Code (or any corresponding or similar provision of state, provincial or local Law) as a result of a change in method of accounting occurring prior to the Closing; (ii) intercompany transactions or excess loss account described in U.S. Treasury Regulations under Section 1502 of the U.S. Code (or any corresponding or similar provision of state, provincial or local Law) made or existing prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount received prior to the Closing; or (v) election under Section 108(i) of the U.S. Code (or any corresponding or similar provision of state, provincial or local Law) made prior to the Closing.

(n) None of the Exal Purchased Entities has elected the installment method for the payment of Taxes incurred pursuant to Section 965 of the U.S. Code.

(o) (i) The representations and warranties contained in Section 4.15 and this Section 4.17 are the only representations and warranties being made by Element in respect of Tax Laws and any and all Tax matters; and (ii) no other representation or warranty contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made in respect thereof.

4.18 Material Contracts.

(a) Section 4.18(a) of the Element Disclosure Schedule lists, as of the date hereof, each of the following Contracts in force on the date hereof to which any Exal Purchased Entity is a party or, solely to the extent relating to the Exal Business, Element or any of its controlled Affiliates (excluding the Exal Purchased Entities) is a party, or by which any of the assets or properties used in the Exal Business are bound or subject (together with the Exal Existing Indebtedness, collectively, the “Exal Material Contracts”), excluding any Plan:

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(i) all Contracts for the purchase of equipment, materials, products, supplies or services by the Exal Purchased Entities or in respect of the Exal Business (each, an “Exal Key Supplier”) that involved payments in excess [*] in the aggregate during the year ended December 31, 2018 (or are expected to involve payments in excess of such amount during fiscal year 2019), other than individual purchase orders made in the ordinary course of business pursuant to any such Contract;

(ii) all Contracts with a customer (each, an “Exal Key Customer”) of the Exal Business that generated revenues of more [*] in the aggregate during the year ended December 31, 2018 (or is expected to involve revenues in excess of such amount during fiscal year 2019);

(iii) all Contracts (including any mortgages, deeds of trusts, indentures, guarantees, loans or credit agreements and security agreements) relating to existing Indebtedness in excess [*], other than, in each case, (i) Permitted Encumbrances, (ii) intercompany Indebtedness and (iii) the Exal Existing Indebtedness;

(iv) all partnership, joint venture, strategic alliance or similar arrangements with an unaffiliated third party or providing for the sharing of any profits, in each case, other than any Contract with a customer of the Exal Business;

(v) all material Business IP Agreements of the Exal Purchased Entities;
(vi) the material Exal Leases;

(vii) any Contract under which there has been an advance or loan to or guarantee in respect of any other Person which amount is in excess [*] in the aggregate, other than the Exal Existing Indebtedness;

(viii) any Contract under which the Exal Business or any Exal Purchased Entity has continuing material indemnification obligations to any Person, or under which any Exal Purchased Entity has, or is required to, assume or guarantee any material Liability of any Person;

(ix) any Contract (A) relating to the acquisition or disposition of any business (whether by merger, sale of stock or assets, or otherwise), under which the Exal Business or any Exal Purchased Entity has any material obligation with respect to any “earn-out,” deferred or contingent purchase price or other similar contingent obligations or (B) imposing material obligations on any Exal Purchased Entity under any conditional sale or title retention provisions;

(x) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock or other equity interests, sale of assets or otherwise) or any material assets or real property, in each case, other than acquisitions or dispositions of equipment, materials, supplies, inventory or products in the ordinary course of business consistent with past practice and other than any Contract pursuant to which no party thereto has any outstanding obligation on the date hereof;

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(xi) all Contracts that contain exclusivity obligations that are material to the Exal Business, restrict the ability of the Exal Purchased Entities to conduct their business in any material respect or that limit, or purport to limit, in any material respect the ability of the Exal Purchased Entities or the Exal Business to compete or do business with any Person or in any geographic area (other than any Contract required to be disclosed pursuant to clauses (i) or (ii) above);

(xii) any Contract containing any “most favored nation” (or equivalent pricing provision) in favor of any third party (other than any Contract required to be disclosed pursuant to clauses (i) or (ii) above); and

(xiii) any Contract or arrangement providing for the securitization of any receivables related to the Exal Business.

(b) Each Exal Material Contract (i) is valid and binding on, and enforceable against, Element and/or its Affiliates (including the Exal Purchased Entities) party or subject thereto, and, to the Knowledge of Element, the other parties thereto, and is in full force and effect; and (ii) upon consummation of the transactions contemplated by this Agreement and the Related Agreements, except to the extent that any consents set forth in Section 4.4 of the Element Disclosure Schedule are not obtained or, in the case of clause (i) or (ii), such Exal Material Contract has expired in accordance with its terms, shall continue in full force and effect.  Each of Element and its Affiliates (including the Exal Purchased Entities) have performed in all material respects the obligations required to be performed by it under each Exal Material Contract, have not committed any material breach or default thereunder and, to the Knowledge of Element, the counterparties thereto have not committed any material breach of, and are not in default under, any Exal Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute such a material breach, violation or default by any of the Exal Purchased Entities, or, to the Knowledge of Element, the counterparties thereto.  Exal has made available to Ardagh true, correct and complete copies of each written Exal Material Contract (including all amendments, supplements and modifications thereto as are in effect as of the date hereof).

(c) As of the date of this Agreement, no Exal Key Customer, Exal Key Supplier or counterparty to any of the Contracts described in Section 4.18(a)(iv) has notified Element or any of its Affiliates of any intention to terminate or materially alter its relationship with the Exal Business.    There are no disputes or grievances pending or, to the Knowledge of Element, threatened or reasonably anticipated involving Element or any of its Affiliates and the counterparties to any of the Contracts described in Section 4.18(a)(iv).

4.19 Insurance.  All insurance policies maintained or contributed to by, at the expense of or for the benefit of Element or its Affiliates (in respect of or on behalf of the Exal Purchased Entities or the Exal Business) that are material to the Exal Business (whether or not provided by a third party insurer, “captive” insurer or similar arrangement, collectively, the “Element Insurance Policies”), are in full force and effect, all premiums due with respect to all such insurance policies have been paid, there are no pending claims with respect to the Exal Business in respect of which coverage has been denied or disputed by any insurer, and neither Exal nor any of its Affiliates have received written notice of any default or any cancellation, non-renewal or termination (other than

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

in connection with normal renewals) of any such Element Insurance Policies, nor has Element or any of its Affiliates received any recommendation from any insurer that would require any material amount of capital expenditure in respect of the Exal Business in order to remediate.  To the Knowledge of Element, no event has occurred, including the failure by Element or its Affiliates to give any notice or information, or Element or its Affiliates giving any inaccurate or erroneous notice or information, which limits or impairs the rights of Element or its Affiliates under any Element Insurance Policy.

4.20 Data Privacy.  Element and the Exal Purchased Entities have, at all times since December 31, 2016, complied with (to the extent applicable to the conduct of the Exal Business) (i) all Privacy Laws, (ii) all of Element’s and the Exal Purchased Entities’ policies and procedures regarding Personal Information, and (iii) all Contracts that Element and the Exal Purchased Entities have entered into with respect to Personal Information, except as would not reasonably be expected to be, individually or in the aggregate, material to the Exal Business (taken as a whole).  As of the date hereof, there are no Actions pending or, to the Knowledge of Element, threatened in writing against Element or any of the Exal Purchased Entities (to the extent related to the Exal Business) alleging a violation of any such Privacy Laws, privacy policies, or contractual commitments with respect to Personal Information, except as would not reasonably be expected to be, individually or in the aggregate, material to the Exal Business (taken as a whole).

4.21 Assets.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Exal Business (taken as a whole), the Exal Purchased Entities own, lease, license or have the legal right to use all tangible assets used in the Exal Business, free and clear of any Encumbrances (other than Permitted Encumbrances), and such assets are in working order and repair (subject to ordinary wear and tear); provided that the foregoing shall not apply to real property or Intellectual Property, which are covered by Sections 4.13 and 4.14.

(b) Taking into account the rights granted to NewCo and its Affiliates following the Closing under this Agreement and the Related Agreements (including the services to be performed by Element and its Affiliates thereunder following the Closing), on the Closing Date, the assets owned, leased or licensed by the Exal Purchased Entities and the rights granted or services to be performed under the Related Agreement will constitute all of the assets, rights, title, interest and properties (i) that are owned, beneficially or of record, held or controlled by Element or its Affiliates immediately prior to the Closing and that are primarily used in, held for use in, or related to the Exal Business and (ii) necessary for NewCo and its Subsidiaries (including the Exal Purchased Entities) to operate the Exal Business substantially in the manner in which it is conducted on the date hereof and as it will be conducted as of immediately prior to the Closing and as reflected in the Exal Interim Financial Statements.

(c) No director or officer, or to the Knowledge of Element, employee of Element or any of its Affiliates, or any member of such Person’s immediate family, (i) owes any significant amounts to, or is owed any significant amounts by the Exal Business, (ii) has any material claim or cause of action against any of the Ardagh Purchased Entities or the Exal

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Business, or (iii) owns any material property or right, tangible or intangible (including Intellectual Property), that is used or held for use in connection with or that relates to the Exal Business.
4.22 No Other Representations or Warranties.

(a) Except for the representations and warranties contained in this Article IV, neither Element nor any of its Affiliates is making, and expressly disclaims, any representation or warranty, express or implied, with respect to Element, its Affiliates, the Exal Purchased Entities, the Exal Equity Interests or the Exal Business or with respect to any other information provided, or made available, to Ardagh or any of its Affiliates or Representatives in connection with the Transactions, including information, documents, projections, forecasts or other material made available to Ardagh, its Affiliates or Representatives in any “data rooms,” management presentations or otherwise in connection with the Transactions.

(b) In furtherance of the foregoing, Element acknowledges that it is not relying on, and that Ardagh and its Affiliates have not made, any representation or warranty except as specifically set forth in Article III.

Article V AGREEMENTS OF ARDAGH and ELEMENT

5.1 Conduct of the Ardagh Business.  From the date of this Agreement until the Closing (or until the earlier termination of this Agreement in accordance with Section 9.1), except (i) as required by applicable Law, (ii) as set forth on Section 5.1 of the Ardagh Disclosure Schedule, (iii) for any internal restructuring of the Ardagh Purchased Entities taken in contemplation of the Transactions that would neither have an adverse effect (other than an insignificant effect) nor impose any obligations on any of the Ardagh Purchased Entities or the Ardagh Business (unless such obligation is solely a monetary obligation that is taken into account in the Closing Statement Methodologies on Exhibit A), (iv) as expressly contemplated by this Agreement, including Section 2.2(a)(i) or (v) with the prior written consent of Element (such consent not to be unreasonably withheld, conditioned or delayed), Ardagh shall and shall cause its controlled Affiliates and the Ardagh Purchased Entities, as applicable, to:

(a) use its commercially reasonable efforts to (i) conduct the Ardagh Business in the ordinary course of business consistent with past practice and (ii) maintain and preserve the relationships and goodwill of the Ardagh Business with its customers, suppliers, employees, distributors and others having material business dealings or relationships with the Ardagh Business;

(b) not grant, create, assume or otherwise incur any Encumbrance (other than a Permitted Encumbrance) on any assets of any Ardagh Purchased Entity, other than in the ordinary course of business consistent with past practice or any Encumbrance that will be released on or prior to the Closing;

(c) not sell, transfer, assign, lease, sublease, license or otherwise dispose of any assets of any Ardagh Purchased Entity, other than in the ordinary course of business consistent with past practice (which ordinary course of business consistent with past practice includes, for

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

the avoidance of doubt, the financing or sale of accounts receivable in connection with any factoring or other supply chain financing arrangements of a type that have historically been entered into in the operation of the Ardagh Business);

(d) not (i) amend the charter, bylaws or similar organizational documents of any of the Ardagh Purchased Entities in any material respect or take any action with respect to any such amendment, or create any new Subsidiary of any Ardagh Purchased Entity or consent to or authorize the creation of any Subsidiary of any Ardagh Purchased Entity or (ii) (A) take any action in respect of (or authorize, undertake or approve) any recapitalization, reorganization, restructuring, amalgamation, reclassification, liquidation (whether complete or partial), consolidation, merger or dissolution of any of the Ardagh Purchased Entities, or (B) file any petition in bankruptcy under any provisions of bankruptcy Law on behalf of any Ardagh Purchased Entity, or consent to the filing of any bankruptcy petition against, any Ardagh Purchased Entity or with respect to the Ardagh Business;

(e) not declare, set a record date for, set aside, or pay (i) any dividend or other distribution payable in equity or ownership interests or other property or assets of any Ardagh Purchased Entity or (ii) any dividends from pre-existing Cash reserves that have been established since the Balance Sheet Date using Cash not generated from operations, including from the sale of assets, other than Cash generated in an Ardagh Affiliate to effect the provisions of this Agreement in contemplation of the Transactions;

(f) not acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company or other business organization or division, or a material portion of the assets or properties of or any equity or ownership interests in any Person, or enter into any new joint venture, strategic alliance, partnership, or similar venture;

(g) not amend or make any changes to the accounting policies applicable to any Ardagh Purchased Entity or otherwise relating to the Ardagh Business, unless required by GAAP, IFRS or applicable Law;

(h) not authorize, issue, sell, convey, transfer, grant, redeem, repurchase or otherwise dispose of any shares of capital stock or other equity or ownership interests of any Ardagh Purchased Entity (or securities convertible into or exchangeable for any such equity or ownership interests), or any options, warrants, puts, calls, phantom equity rights, or other similar rights with respect to or to purchase or subscribe for, equity or ownership interests of any Ardagh Purchased Entity, or permit any Encumbrances to be imposed on any such interests (other than any Encumbrance that will be released on or prior to the Closing);

(i) other than in the ordinary course of business consistent with past practice, not (A) enter into any new Contract that would be an Ardagh Material Contract under the definition of Ardagh Material Contract if entered into on or prior to the date of this Agreement; or (B) accelerate, extend, transfer, waive any right of material value under, terminate or cancel, amend or otherwise modify in any material respect any Ardagh Material Contract (or Contract that would be an Ardagh Material Contract under the definition of Ardagh Material Contract if entered into on or prior to the date of this Agreement);

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(j) not incur, assume or guarantee any Indebtedness for borrowed money other than (i) in an amount not [*], in the aggregate, (ii) Indebtedness that shall be repaid, settled, canceled or terminated prior to the Closing (iii) intercompany Indebtedness between Ardagh Purchased Entities, and (iv) to replace Indebtedness (on substantially similar terms) that is maturing, expiring or otherwise terminating;

(k) not incur any obligations or Liabilities in respect of capital expenditures to be incurred after the Closing in an amount [*], individually, [*], in the aggregate, other than capital expenditures contemplated by the capital expenditure forecasts made available to Element prior to the date hereof;

(l) not make any deferred payments of any accounts payable other than in the ordinary course of business consistent with past practice;
(m) not give any discount, accommodation or other concession to accelerate or induce the collection of any receivable other than in the ordinary course of business consistent with past practice;

(n) not abandon, fail to maintain, sell, license or otherwise dispose of any of its material Owned Intellectual Property, other than non-exclusive licenses granted in the ordinary course of selling products and services;

(o) except as required under the terms of any Plan or Collective Bargaining Agreement as in effect on the date hereof or applicable Law or as contemplated by this Agreement, not (i) enter into, adopt or amend any Plan with respect to any Ardagh Business Employee (other than the adoption of or amendment to a Plan that is generally applicable to employees of Ardagh other than the Ardagh Business Employees); (ii) increase the compensation or benefits payable or to become payable to any Ardagh Business Employee who has a base salary [*], provided that any increases in base salary, wage rate, or benefits shall be in the ordinary course of business consistent with past practice; (iii) grant any new cash, equity or equity-based awards or bonuses, or amend or modify the terms of any such outstanding awards, under any Plan, in each case, as it applies to any Ardagh Business Employee; or (iv) pay, grant, award or promise to pay, grant or award any change of control, equity-based, severance, retention or termination compensation benefits to any Ardagh Business Employee;

(p) except as contemplated by Section 2.8 of this Agreement, not enter into or materially amend any Collective Bargaining Agreement (or enter into any other material commitment with any Employee Representative Body) covering any Ardagh Business Employee, except to renew or replace an existing Collective Bargaining Agreement on substantially similar terms or as required as a result of the Transactions or by Law (in each case, only after prior consultation with Element to the extent permitted under applicable Law);

(q) except for Out-of-Scope Employees, not transfer to Ardagh or any of its Affiliates (other than any Ardagh Purchased Entity) the employment of any person employed by an Ardagh Purchased Entity;

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(r) to the extent there would be a material adverse Tax effect on NewCo or any Ardagh Purchased Entity in a Post-Closing Tax Period, not (i) make, change or revoke any Tax elections, (ii) change any material method of Tax accounting, (iii) fail to pay Taxes due and payable, (iv) file any amended Tax Return or any Tax Return inconsistent with past practices, (v) file any claims for material Tax refunds, (vi) enter into any closing agreement or similar agreement with respect to Taxes, (vii) settle or compromise any Tax liability or surrender any right to claim a Tax refund, offset or other reduction in Tax liability, (viii) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment (other than in the ordinary course of business or otherwise consistent with past practice), (ix) change or agree to any change of the value of any real, personal or intangible property for Tax assessment or other Tax purposes, or (x) take any action which would cause NewCo to be treated as a domestic corporation for U.S. federal income tax purposes pursuant to Section 7874(b) of the U.S. Code from and after the Closing Date as a result of the Transactions;

(s) settle or compromise any Action involving payment in excess [*], in the aggregate, or enter into any settlement agreement that would be binding and impose non-monetary obligations that continue after Closing on any Ardagh Purchased Entity or the Ardagh Business;

(t) other than policies that are replaced or renewed without any gaps in (and without any significant decrease in scope of) coverage, not voluntarily permit any Ardagh Insurance Policy to be canceled or terminated;

(u) not allow any of the Ardagh Purchased Entities to enter into any line of business that is unrelated to the Ardagh Business;

(v) other than in connection with the renewal or replacement of any capitalized lease that was in effect on the date hereof on substantially the same terms as in effect on the date hereof, enter into any capitalized lease; and

(w) not enter into an enforceable agreement, or otherwise agree or commit to do any of the foregoing.

Nothing contained in this Agreement shall be construed to give to Element, NewCo or any of their respective Affiliates, directly or indirectly, rights to control or direct the operations of the Ardagh Business.

5.2 Conduct of the Exal Business.  From the date of this Agreement until the Closing (or until the earlier termination of this Agreement in accordance with Section 9.1), except as (i) required by applicable Law, (ii) set forth on Section 5.2 of the Element Disclosure Schedule, (iii) for any internal restructuring of the Exal Purchased Entities taken in contemplation of the Transactions that would neither have an adverse effect (other than an insignificant effect) nor impose any obligations on any of the Exal Purchased Entities or the Exal Business (unless such obligation is solely a monetary obligation that is taken into account in the Closing Statement Methodologies on Exhibit B), (iv) expressly contemplated by this Agreement or (v) with the prior written consent of Ardagh (such consent not to be unreasonably withheld, conditioned or delayed), Element shall and shall cause its controlled Affiliates and the Exal Purchased Entities, as applicable, to:

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(a) use its commercially reasonable efforts to (i) conduct the Exal Business in the ordinary course of business consistent with past practice and (ii) maintain and preserve the relationships and goodwill of the Exal Business with its customers, suppliers, employees, distributors and others having material business dealings or relationships with the Exal Business;

(b) not grant, create, assume or otherwise incur any Encumbrance (other than a Permitted Encumbrance) on any assets of any Exal Purchased Entity, other than in the ordinary course of business consistent with past practice or any Encumbrance that will be released on or prior to the Closing;

(c) not sell, transfer, assign, lease, sublease, license or otherwise dispose of any assets of any Exal Purchased Entity, other than in the ordinary course of business consistent with past practice (which ordinary course of business consistent with past practice includes, for the avoidance of doubt, the financing or sale of accounts receivable in connection with any supply factoring or other chain financing arrangements of a type that have historically been entered into in the operation of the Exal Business);

(d) not (i) amend the charter, bylaws or similar organizational documents of any of the Exal Purchased Entities in any material respect or take any action with respect to any such amendment, or create any new Subsidiary of any Exal Purchased Entity or consent to or authorize the creation of any Subsidiary of any Exal Purchased Entity or (ii) (A) take any action in respect of (or authorize, undertake or approve) any recapitalization, reorganization, restructuring, amalgamation, reclassification, liquidation (whether complete or partial), consolidation, merger or dissolution of any of the Exal Purchased Entities, or (B) file any petition in bankruptcy under any provisions of bankruptcy Law on behalf of any Exal Purchased Entity, or consent to the filing of any bankruptcy petition against any Exal Purchased Entity or with respect to the Exal Business;

(e) not declare, set a record date for, set aside, or pay any dividend or other distribution other than dividends or distributions of cash in an aggregate amount not to [*] solely for the purposes discussed by the Parties prior to the date hereof;

(f) not acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company or other business organization or division, or a material portion of the assets or properties of or any equity or ownership interests in any Person, or enter into any new joint venture, strategic alliance, partnership, or similar venture;

(g) not amend or make any changes to the accounting policies applicable to any Exal Purchased Entity or otherwise relating to the Exal Business, unless required by GAAP, IFRS or applicable Law;

(h) not authorize, issue, sell, convey, transfer, grant, redeem, repurchase or otherwise dispose of any shares of capital stock or other equity or ownership interests of any Exal Purchased Entity (or securities convertible into or exchangeable for any such equity or ownership interests), or any options, warrants, puts, calls, phantom equity rights, or other similar rights with respect to or to purchase or subscribe for, equity or ownership interests of any Exal Purchased

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Entity, or permit any Encumbrances to be imposed on any such interests (other than any Encumbrance that will be released on or prior to the Closing);

(i) other than in the ordinary course of business consistent with past practice, not (A) enter into any new Contract that would be an Exal Material Contract under the definition of Exal Material Contract if entered into on or prior to the date of this Agreement; or (B) accelerate, extend, transfer, waive any right of material value under, terminate, or cancel, amend or otherwise modify in any material respect any Exal Material Contract (or Contract that would be an Exal Material Contract under the definition of Exal Material Contract if entered into on or prior to the date of this Agreement);

(j) not incur, assume or guarantee any Indebtedness for borrowed money other than (i) in an amount not [*], in the aggregate, (ii) Indebtedness that shall be repaid, settled, canceled or terminated prior to the Closing (iii) intercompany Indebtedness between Exal Purchased Entities, and (iv) to replace Indebtedness (on substantially similar terms) that is maturing, expiring or otherwise terminating;

(k) not incur any obligations or Liabilities in respect of capital expenditures to be incurred after the Closing in an amount [*], other than capital expenditures contemplated by the capital expenditure forecasts made available to Ardagh prior to the date hereof;

(l) not make any deferred payments of any accounts payable other than in the ordinary course of business consistent with past practice;
(m) not give any discount, accommodation or other concession to accelerate or induce the collection of any receivable other than in the ordinary course of business consistent with past practice;

(n) not abandon, fail to maintain, sell, license or otherwise dispose of any of its material Owned Intellectual Property, other than non-exclusive licenses granted in the ordinary course of selling products and services;

(o) except as required under the terms of any Plan or Collective Bargaining Agreement as in effect on the date hereof or applicable Law or as contemplated by this Agreement, not (i) enter into, adopt or amend any Plan with respect to any Exal Business Employee; (ii) increase the compensation or benefits payable or to become payable to any Exal Business Employee who has a base salary [*], provided that any increases in base salary, wage rate, or benefits shall be in the ordinary course of business consistent with past practice; (iii) grant any new cash, equity or equity-based awards or bonuses, or amend or modify the terms of any such outstanding awards, under any Plan, in each case, as it applies to any Exal Business Employee; or (iv) pay, grant, award or promise to pay, grant or award any change of control, equity-based, severance, retention or termination compensation benefits to any Exal Business Employee;

(p) not enter into or materially amend any Collective Bargaining Agreement (or enter into any other material commitment with any Employee Representative Body) covering any Exal Business Employee, except to renew or replace an existing Collective Bargaining Agreement

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

on substantially similar terms or as required as a result of the Transactions or by Law (in each case, only after prior consultation with Ardagh to the extent permitted under applicable Law);
(q) not transfer to Element or any of its Affiliates (other than any Exal Purchased Entity) the employment of any person employed by an Exal Purchased Entity;

(r) to the extent there would be a material adverse Tax effect on NewCo or any Exal Purchased Entity in a Post-Closing Tax Period, not (i) make, change or revoke any Tax elections, (ii) change any material method of Tax accounting, (iii) fail to pay Taxes due and payable, (iv) file any amended Tax Return or any Tax Return inconsistent with past practices, (v) file any claims for material Tax refunds, (vi) enter into any closing agreement or similar agreement with respect to Taxes, (vii) settle or compromise any Tax liability or surrender any right to claim a Tax refund, offset or other reduction in Tax liability, (viii) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment (other than in the ordinary course of business or otherwise consistent with past practice), (ix) change or agree to any change of the value of any real, personal or intangible property for Tax assessment or other Tax purposes, or (x) take any action which would cause NewCo to be treated as a domestic corporation for U.S. federal income tax purposes pursuant to Section 7874(b) of the U.S. Code from and after the Closing Date as a result of the Transactions;

(s) settle or compromise any Action involving payment in [*], in the aggregate, or enter into any settlement agreement that would be binding and impose non-monetary obligations that continue after Closing on any Exal Purchased Entity or the Exal Business;

(t) other than policies that are replaced or renewed without any gaps in (and without any significant decrease in scope of) coverage, not voluntarily permit any Element Insurance Policy to be canceled or terminated;

(u) not allow any of the Exal Purchased Entities to enter into any line of business that is unrelated to the Exal Business;

(v) other than in connection with the renewal or replacement of any capitalized lease that was in effect on the date hereof on substantially the same terms as in effect on the date hereof, enter into any capitalized lease; and

(w) not enter into an enforceable agreement, or otherwise agree or commit, to do any of the foregoing.

Nothing contained in this Agreement shall be construed to give to Ardagh, NewCo or any of their respective Affiliates, directly or indirectly, rights to control or direct the operations of the Exal Business.

5.3 Access to Information.

(a) From and after the date hereof until the Closing, to the extent permitted by applicable Law, including applicable antitrust and competition Laws, any confidentiality or similar Contract to which Ardagh, Element or any of their respective Subsidiaries is a party, or the

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

requirements of any Governmental Authority, securities exchange or other regulatory organization with whose rules Ardagh or Element is required to comply, each of Ardagh and Element shall provide to the other and their respective Representatives reasonable access during normal business hours to all books, records, information, documents, personnel, offices, facilities and properties which such Party may reasonably request relating to the Exal Business or the Ardagh Business, as applicable (including, for the avoidance of doubt, maintaining access to such Party’s electronic data room); provided that such access shall only be upon the written request of Ardagh or Element submitted reasonably in advance, shall not unreasonably disrupt personnel, operations and properties of the Exal Business or the Ardagh Business, as applicable, and shall be at the requesting Party’s sole risk and expense.  In exercising its rights hereunder, the requesting Party shall conduct itself so as not to interfere unreasonably in the conduct of the Ardagh Business or the Exal Business, as applicable, prior to the Closing.  For the avoidance of doubt, each of Ardagh and Element shall assist each other in obtaining any information necessary to obtain a R&W Insurance Policy (or other policy relating to liabilities of the other Party for the period prior to Closing), or facilitate obtaining insurance for NewCo (in each case, if applicable); provided,  however, that such access shall not include authorization to take samples of building materials or subsurface samples of soil or groundwater.  Each of Ardagh and Element acknowledge and agree that any contact or communication by it and its representatives with officers, employees or agents of the Ardagh Business or the Exal Business, as applicable, hereunder shall be arranged and supervised by representatives of such Party granting access, unless such granting Party otherwise expressly consents in writing with respect to any specific contact.  Notwithstanding anything to the contrary set forth in this Agreement, neither Ardagh, Element nor any of their respective Affiliates shall be required to disclose to the other parties or any of their Representatives (i) any information (A) if doing so could violate any contract or Law to which the Party granting access or any of its Affiliates is a party or is subject or which it believes in good faith could result in a loss of the ability to successfully assert a claim of privilege (including attorney-client and work product privileges), (B) if the requesting Party or any of its Affiliates, on the one hand, and the Party from whom access has been requested or any of its Affiliates, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto, or (C) if the Party from whom access has been requested reasonably determines that such information is competitively sensitive (provided that in such case such information shall be made available pursuant to the Parties’ previously established “clean team” procedures, to the extent permissible and necessary for the valuation and assessment of the Ardagh Business or Exal Business (as the case may be)), or (ii) any other information relating to Taxes or Tax Returns other than information relating solely to the Ardagh Business or the Exal Business, as applicable.  All information made available hereunder prior to the Closing, shall be subject to the Confidentiality Agreement, and each of Ardagh and Element shall not (and shall cause its respective Affiliates and Representatives not to) use any information obtained pursuant to this Section 5.3 or otherwise under this Agreement for any purpose unrelated to the Transactions.  No investigation pursuant to this Section 5.3 shall affect any representation or warranty in this Agreement of either Ardagh, Element or any condition to the obligations of either Ardagh or Element.

(b) From and after the Closing, (i) NewCo shall provide Ardagh and its Representatives with, and (ii) Ardagh shall provide NewCo and its Representatives with, reasonable access (for the purpose of examining and copying), during normal business hours, to the personnel, books and records (including Tax records) of the Ardagh Purchased Entities (in the

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

case of NewCo) or of the retained Ardagh business (in the case of Ardagh) with respect to periods or occurrences prior to or on the Closing Date (including customary period end adjustments made post-Closing to facilitate a hard close trial balance preparation at the Closing Date) as Ardagh or NewCo, as applicable, may reasonably request for its financial reporting and Tax reporting purposes or, in the case of NewCo, for the purposes of assessing, underwriting and otherwise procuring insurance for the combined business of NewCo.  Unless otherwise consented to in writing by the applicable Party, for a period of seven (7) years following the Closing Date, or, in the case of Tax related records, the period in which the statute of limitations for any Pre-Closing Tax Period remains unexpired, if longer than seven (7) years, NewCo shall not destroy, alter or otherwise dispose of any books and records of any Ardagh Purchased Entity or Exal Purchased Entity, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior notice to Ardagh or Element, as applicable, and offering to surrender to Ardagh or Element, as applicable, such books and records or such portions thereof.

5.4 Approvals.

(a) Each of Ardagh and Element shall, and shall cause its controlled Affiliates to, use their respective reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things, and to assist and cooperate with the other Parties in doing, all things necessary under any applicable antitrust and competition Laws to as promptly as practicable and in any event prior to the Termination Date make effective the Transactions and to obtain all Regulatory Approvals, including (i) preparing and filing as promptly as practicable with any Governmental Authority all documentation to effect all filings as are necessary, proper, or advisable under any applicable antitrust or competition Law (and, if applicable, make any antitrust or competition filings that are required to be made before or after the consummation of the Transactions) to consummate the Transactions, including making an appropriate filing of a notification and report form pursuant to the Hart-Scott-Rodino Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice with respect to the Transactions within ten (10) Business Days following the date of this Agreement (unless mutually agreed otherwise) and (ii) responding to and complying with any requests for information from any Government Authority as promptly as practicable and advisable.  Each of Ardagh and Element shall, and shall cause its Affiliates to, coordinate and cooperate fully with the other party in exchanging such information and providing such assistance as the other party may reasonably request in connection with obtaining the Regulatory Approvals and shall cooperate in responding to any inquiry from a Governmental Authority, including (i) immediately informing the other Party of such inquiry, (ii) consulting in advance before making any presentations or submissions to a Governmental Authority, including providing the other Party with a reasonable opportunity to review and comment in advance on any presentation or submission to a Governmental Authority and incorporating any reasonable comments and suggestions, (iii) providing the other Party with the opportunity to join any meetings or discussions with any Governmental Authority, and (iv) supplying each other with copies of all material correspondence, filings or communications between such party and any Governmental Authority with respect to this Agreement.  Notwithstanding the foregoing, materials provided pursuant to this Section 5.4 may be designated as “outside counsel only.”  Such materials and the information contained therein shall be given only to outside counsel and approved outside economic consultants of the recipient and will not

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

be disclosed to employees, representatives, officers, or directors of the recipient without written consent of the party providing such materials.

(b) Notwithstanding anything to the contrary contained in Section 5.4(a) or elsewhere in this Agreement, neither Ardagh, Element nor any of their respective Affiliates shall have any obligation under this Agreement to divest or agree to divest, or hold separate, any of its respective businesses, product lines or assets, or to take or agree to take any other action, including to agree to any limitation or restriction on any of its respective businesses, product lines or assets in order to comply with the provisions of this Section 5.4 in connection with or relating to obtaining any Regulatory Approvals.

(c) Subject to Section 5.4(b), each of Ardagh and Element shall, and shall cause its controlled Affiliates to, (i) make any filings and give any notices required to be made and given by such Party in connection with the Transactions, including pursuant to any applicable Law or pursuant to any Ardagh Material Contract, Exal Material Contract or any Permit, and (ii) use reasonable best efforts to obtain each approval, authorization, consent or waiver required to be obtained, pursuant to any applicable Law, Permit or any Ardagh Material Contract or Exal Material Contract, as applicable, by such Party in connection with the Transactions (and shall use commercially reasonable efforts to obtain any other approvals, authorizations, consents, waivers as may be required in connection with the Transactions); provided that neither Ardagh, Element nor any of their respective Affiliates shall be required to pay any third parties to obtain any such approvals, consents or waivers that may be required thereunder.

5.5 Further Assurances.  Except as otherwise provided in this Agreement, and subject to Section 5.4, until the earlier of the Closing and the termination of this Agreement pursuant to Section 9.1, each of Ardagh, Element and NewCo shall, and shall cause its controlled Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions, to do or cause to be done all things, necessary, proper or advisable under applicable Law or otherwise to carry out the provisions of this Agreement and to consummate and make effective as promptly as reasonably practicable, on the terms and  conditions set forth in this Agreement, the Transactions, including executing and delivering such documents and other instruments as may be required.  Without limiting the foregoing, upon the reasonable request of Ardagh, Element or NewCo, the requested Party shall, and shall cause its controlled Affiliates to, execute, acknowledge and deliver all such further assurances, deeds, assignments, consequences, powers of attorney and other instruments and agreements as may reasonably be required to effect the Transactions.

5.6 Public Announcements.  No press releases or similar public announcements related to this Agreement or the Transactions shall be issued by Ardagh, Element or NewCo or any of their respective Affiliates without the prior written consent of Ardagh and Element, except as may be required by Law or by the terms of any listing agreement with a securities exchange on which the securities of Ardagh or Element are listed (in which case Ardagh and Element shall, to the extent practicable, consult with each other as to the timing and contents of any such press release or public announcement).

5.7 Financing.

(a) In connection with the Debt Financing, Element and Ardagh shall provide, and shall cause their appropriate officers or employees to provide, and shall use their reasonable best efforts to cause their respective Representatives to provide, reasonable cooperation in connection with the arrangement of the Debt Financing that is necessary, customary or advisable

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

in connection with NewCo’s efforts to obtain the Debt Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Element or Ardagh), including:  (i) participation in meetings, offering memorandum drafting sessions, lender presentations, investor presentations and rating agency presentations and due diligence sessions and reasonably promptly furnishing NewCo and its Debt Financing Sources with the required information regarding the Ardagh Purchased Entities or the Exal Purchased Entities that is required to be delivered to the Debt Financing Sources pursuant to any definitive documentation entered into therewith, and other financial and pertinent information regarding the Ardagh Purchased Entities or the Exal Purchased Entities, as is customary for Debt Financing or may be reasonably required by the lenders, initial purchasers or investors and is customary for similar debt financings; (ii) assisting NewCo and its Debt Financing Sources in the preparation of (A) pro forma financial information and financial statements and other materials, including carve-out financial statements (and related audit and review reports) for any bank financing, bond offering memorandum and similar documents in connection with any of the Debt Financing (including customary (i) lender presentations and confidential information memoranda and customary authorization letters for distribution thereof; and (ii) offering documents for high yield offerings pursuant to Rule 144A and/or Regulation S under the U.S. Securities Act of 1933, as amended (a “Rule 144A/Reg S Offering”)) and (B) materials for rating agency presentations; (iii) facilitating customary due diligence and furnishing, or using reasonable efforts to cause third parties to furnish, to NewCo and the lenders, initial purchasers or investors or their advisers with due diligence materials prepared on behalf of Element and/or Ardagh (and their officers and employees) and other information reasonably required by any lender, initial purchaser or investor or its advisers in connection with their due diligence investigation of the Ardagh Purchased Entities and the Exal Purchased Entities, including the furnishing of customary certificates of officers or directors of Element and/or Ardagh; (iv) using commercially reasonable efforts to (A) obtain from Element’s and/or Ardagh’s auditors such accountants’ customary SAS-72 style comfort letters (with customary negative assurance) in the form and substance customary for a Rule 144A/Reg S Offering and reports as may be required to implement or obtain the Debt Financing, and the consent of such auditors to the use of their reports in any materials relating to the Debt Financing and (B) cause such accountants to cooperate with NewCo in connection with the Debt Financing, including reviewing and commenting on the offering memorandum and participating in drafting sessions; (v) using commercially reasonable efforts to obtain such consents, legal opinions, surveys and title insurance as may be required to implement or obtain the Debt Financing; (vi) facilitating, effective as of the Closing, the pledging of collateral and the repayment or defeasance of any Indebtedness (including obtaining payoff, redemption or similar notices, effective as of the Closing) and the release of related liens and termination of security interests (including obtaining the lien releases contemplated by Section 2.5(c) and Section 2.5(d)); (vii) taking reasonable actions necessary to (A) permit the lenders and prospective lenders involved in the Debt Financing to evaluate the current assets, cash management and accounting systems of the Ardagh Purchased Entities and the Exal Purchased Entities, and the policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Closing and to assist with other collateral audits and due diligence examinations reasonable and customary for debt financings and (B) establish bank and other accounts and blocked account agreements and lock-box arrangements to the extent necessary in connection with the Debt Financing; (viii) causing NewCo to provide at least three (3) Business Days prior to the anticipated Closing Date all documentation and other information regarding NewCo or its applicable

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Subsidiaries as is required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act and requested by the lenders in writing ten (10) Business Days prior to the anticipated Closing Date; (ix) subject to the occurrence of the Closing and in each case effective as of the Closing, executing or causing NewCo to execute, customary definitive financing documents, as may be required to implement or obtain the Debt Financing (including a certificate of the chief financial officer of NewCo with respect to solvency matters); (x) assisting NewCo to obtain waivers, consents, estoppels and approvals from other parties to material leases to which Element and/or Ardagh is a party; and (xi) taking corporate and other actions necessary to permit the consummation of the Debt Financing.  In connection with the marketing materials (including confidential information memoranda and lender presentations) and rating agency presentations related to the syndication of the Debt Financing, Element and Ardagh consent to the use of their name, logos, trademarks and service marks in a manner customary for such financing transactions; provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage Element or Ardagh or the reputation or goodwill of Element or Ardagh and their marks.

(b)

(i) In addition to the obligations of NewCo under Section 2.3, following the Closing, NewCo shall, promptly upon the written request of either Ardagh or Element, reimburse such Party for all reasonable and documented out-of-pocket third-party costs and expenses incurred by such Party or any of its Representatives in connection with the cooperation provided for in Section 5.7(a) (such reimbursement to be made promptly and in any event within five (5) Business Days of delivery of reasonably acceptable documentation evidencing such cost and expenses) and shall indemnify and hold harmless Ardagh, Element and their respective Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than information provided by Ardagh or Element).

(ii) In the event that the Transactions are not consummated or the terms of the Debt Financing otherwise expire prior to the Closing Date, each of Ardagh and Element shall bear or pay all costs and expenses incurred by it in connection with the Debt Financing; provided that Ardagh shall pay fifty percent (50%) and Element shall pay fifty percent (50%) of the sum of (A) the Escrow Contribution Amount and (B) the fees and expenses incurred by NewCo or any of its Subsidiaries in connection with the Debt Financing, including legal and accounting fees.  In furtherance of the foregoing, each of Element, Ardagh and NewCo acknowledges and agrees that the indenture to be entered into in connection with the Debt Financing will provide that Citibank, N.A. London Branch, in its capacity as trustee with respect to the Debt Financing, will be a third party beneficiary of, with the right to enforce, this Section 5.7(b)(ii).

(iii) Element shall cause NewCo and its Subsidiaries (x) to enter into the agreements and other documents required to be entered by NewCo or any of its Subsidiaries in connection with the Debt Financing in form and substance reasonably satisfactory to Ardagh and Element and (y) not to amend or replace any such agreements

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

or documents (or waive any material rights thereunder) without the prior written consent of Ardagh (not to be unreasonably withheld, conditioned or delayed).
5.8 Intercompany Agreements.

(a) Unless otherwise expressly agreed by the Parties, (i) Ardagh shall, and shall cause its Affiliates to, terminate, effective as of the Closing, without any Liability to NewCo or any of its Subsidiaries (including the Ardagh Purchased Entities) at or following the Closing, all Contracts and arrangements between Ardagh or any of its Affiliates (other than the Ardagh Purchased Entities), on the one hand, and any Ardagh Purchased Entity, on the other hand, other than the Ardagh Hedging Arrangements, and (ii) Element shall, and shall cause its Affiliates to, terminate, effective as of the Closing, without any Liability to NewCo or any of its Subsidiaries (including the Exal Purchased Entities) at or following the Closing, all Contracts and arrangements between Element or any of its Affiliates (other than the Exal Purchased Entities), on the one hand, and any Exal Purchased Entity, on the other hand.  Notwithstanding the foregoing, nothing in this Section 5.8(a) shall affect any Related Agreement or apply to any Ardagh Shared Contract or any Delayed Transfer Asset.

(b) All intercompany receivables, payables and loans between (i) Ardagh or any of its Affiliates (other than the Ardagh Purchased Entities), on the one hand, and an Ardagh Purchased Entity, on the other hand, other than the Ardagh Hedging Arrangements, shall either be (A) immediately prior to the Closing, at the election of Ardagh, settled, paid, capitalized, contributed to the capital of an Affiliate, distributed or otherwise terminated, and Ardagh shall, and shall cause its Affiliates (other than the Ardagh Purchased Entities) and the Ardagh Purchased Entities to, at the election of Ardagh, make all payments, capital contributions, transfers or distributions necessary or appropriate to effectuate such settlement, payment, capitalization, contribution, distribution or other termination of such intercompany receivables, payables and loans with the result that there shall not be any material intercompany receivables, payables and loans between Ardagh or any of its Affiliates (other than the Ardagh Purchased Entities), on the one hand, and an Ardagh Purchased Entity, on the other hand, after Closing or (B) reflected in the adjustments contemplated by Section 2.2 and Section 2.9 in accordance with the Closing Statement Methodologies; and (ii) Element or any of its Affiliates (other than the Exal Purchased Entities), on the one hand, and an Exal Purchased Entity, on the other hand, shall either be (A) immediately prior to the Closing, at the election of Element, settled, paid, capitalized, contributed to the capital of an Affiliate, distributed or otherwise terminated, and Element shall, and shall cause its Affiliates (other than the Exal Purchased Entities) and the Exal Purchased Entities to, at the election of Element, make all payments, capital contributions, transfers or distributions necessary or appropriate to effectuate such settlement, payment, capitalization, contribution, distribution or other termination of such intercompany receivables, payables and loans with the result that there shall not be any material intercompany receivables, payables and loans between Element or any of its Affiliates (other than the Exal Purchased Entities), on the one hand, and an Exal Purchased Entity, on the other hand, after Closing or (B) reflected in the adjustments contemplated by Section 2.2 and Section 2.9 in accordance with the Closing Statement Methodologies.  To the extent any such intercompany receivables, payables or loans are reflected in the Final Closing Statement of the Ardagh Purchased Entities, at the same time and in the same manner as any adjustments are payable by or to Ardagh in accordance with Section 2.9(f), Ardagh shall pay or

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

cause to be paid to NewCo the amount of any such intercompany receivables or loans owing to an Ardagh Purchased Entity and NewCo shall pay or cause to be paid to Ardagh or its Affiliates the amount of any such intercompany receivables or loans owing to Ardagh or its Affiliates (in each case, as reflected in such Final Closing Statement), unless otherwise agreed between Ardagh and Element.

5.9 Insurance.

(a) NewCo Insurance.  The Parties acknowledge and agree that (subject to Sections 5.9(c) and 5.9(d)), from and after the Closing Date, NewCo and its Subsidiaries shall cease to be insured under, or otherwise be covered by or be entitled to the benefit of, any Ardagh Insurance Policy or Element Insurance Policy in respect of any event, act or omission that takes place or is notified by any third party after the Closing Date.  It shall be the sole responsibility, cost and expense of NewCo to ensure that adequate and appropriate insurance policies are put in place for the business and operations of NewCo and its Subsidiaries with effect from and after the Closing Date (which shall, for the avoidance of doubt, include a pollution liability policy similar, in all material respects, to any existing policy held by Ardagh covering unknown preexisting and future environmental conditions).

(b) Pre-Existing Claims.  Each of Ardagh, Element and NewCo, as applicable, shall use its reasonable best efforts after the Closing Date to recover all monies due from insurers in respect of any insurance claim which has been made before the Closing Date (i) by or on behalf of any Ardagh Purchased Entity or in respect of the Ardagh Business under any Ardagh Insurance Policy or (ii) by or on behalf of any Exal Purchased Entity or in respect of the Exal Business under any Element Insurance Policy.  Ardagh and Element shall pay any monies received in respect of such claim (less the amount of any deductible under the relevant Ardagh Insurance Policy or Element Insurance Policy, as applicable, attributable to such claim, and less any Tax incurred or withheld on the proceeds and any reasonable out of pocket expenses actually incurred by Ardagh or any of its Affiliates or Element or any of its Affiliates (other than NewCo and its Subsidiaries), as applicable, in connection with such claim) to NewCo or, at the direction of NewCo, the relevant Subsidiary of NewCo, as soon as practicable after receipt.

(c) Occurrence-Based Claims.  With respect to any event, act or omission relating to any Ardagh Purchased Entity (or the Ardagh Business) or Exal Purchased Entity (or Exal Business) that occurred or existed prior to the Closing that is covered by any workers’ compensation or “occurrence-based” Ardagh Insurance Policy or Element Insurance Policy:

(i) Upon the request of NewCo or the relevant Ardagh Purchased Entity or Exal Purchased Entity, Ardagh or Element, as applicable, shall (at NewCo’s cost), as promptly as practicable and subject to the reporting and other terms of the applicable policy, assert a claim under the applicable policy, including making all necessary notifications and submitting any reasonably required supporting documentation, and use reasonable best efforts to retain and administer such claim; provided that NewCo shall, and shall cause its relevant Subsidiaries to, provide such assistance, information and cooperation as is reasonably requested by Ardagh or its Representatives or Element or its

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Representatives, as applicable (including their respective insurers, appointed claims handlers and any lawyers engaged in relation to such claim), in connection therewith;
(ii) Ardagh or Element, as applicable, shall have no obligation to make any such claim if and to the extent such claim is covered by an insurance policy held by NewCo or its Subsidiaries;
(iii) NewCo shall notify Ardagh or Element, as applicable, within fifteen (15) Business Days of an officer, director or manager of NewCo becoming aware of the claim;

(iv) NewCo shall, or shall cause its Subsidiaries to, reimburse Ardagh or Element, as applicable, for any deductible under the Ardagh Insurance Policy or Element Insurance Policy, as applicable, payable in respect of the claim;

(v) NewCo shall reimburse Ardagh or Element, as applicable, for any premium increases under the insurance policy under which the claim is made, where such increases are reasonably demonstrated by Ardagh (with respect to its insurance policy) or Element (with respect to its insurance policy) to be a direct result of any claim made pursuant to this Section 5.9(c); and

(vi) Ardagh or Element, as applicable, shall promptly pay to NewCo (or its designated Subsidiary) any proceeds actually received under the Ardagh Insurance Policy or Element Insurance Policy, as applicable (less any deductible or excess paid by Ardagh or any of its Affiliates or Element or any of its Affiliates (other than NewCo and its Subsidiaries), as applicable, in respect of such claim, and less any Tax incurred or withheld on the proceeds thereof and any reasonable out of pocket expenses actually incurred by Ardagh or any of its Affiliates or Element or any of its Affiliates (other than NewCo and its Subsidiaries), as applicable.

(vii) The Parties acknowledge and agree that the provisions of this Section 5.9(c) shall terminate on the sixth (6th) anniversary of the Closing Date.
(d) Filing Claims. In the event that NewCo requests that Ardagh or Element, as applicable, make a claim pursuant to Section 5.9:

(i) Ardagh or Element, as applicable, shall not be required to undertake or threaten litigation without NewCo having advanced to Ardagh or Element, as applicable, the funds reasonably estimated to be incurred in connection therewith; and

(ii) neither NewCo nor any of its Subsidiaries shall be entitled to any proceeds received by Ardagh or its Affiliates or Element or its Affiliates under any Ardagh Insurance Policy or Element Insurance Policy, as applicable, except to the extent that such proceeds relate to a claim covered under this Section 5.9 and are in respect of Losses for which NewCo or the relevant Subsidiary of NewCo has not already been reimbursed, indemnified or otherwise compensated in full by Ardagh or Element, as applicable, whether under this Agreement or otherwise;

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(iii) NewCo shall, and shall cause the relevant Subsidiary of NewCo to, provide all assistance, information and cooperation reasonably requested by Ardagh or its Representatives or Element or its Representatives, as applicable (including its insurers, appointed claims handlers or any lawyers instructed in relation to such claim); and

(iv) NewCo shall, and shall cause the relevant Subsidiary of NewCo to, pay or bear any deductible or excess element of any such claim.
(e) D&O Insurance.

(i) From and after the Closing, NewCo shall, to the extent provided by the charter, bylaws or similar organizational or governing documents of any Ardagh Purchased Entity or Exal Purchased Entity, respectively, immediately prior to the Closing (the “Legacy Organizational Documents”), indemnify and hold harmless the present and former directors, officers, managers and general partners of the Ardagh Purchased Entities and Exal Purchased Entities (each, an “Insured Party”) against all Losses actually incurred in connection with any Action or investigation based on the fact that such individual is or was a director, officer, manager or general partner of an Ardagh Purchased Entity or Exal Purchased Entity (as the case may be) and arising out of or pertaining to any action or omission occurring at or prior to the Closing (including the Transactions) and shall pay any expenses in advance of the final disposition of such Action to each Insured Party to the extent provided by the applicable Legacy Organizational Documents, upon receipt from the Insured Party for whom expenses are paid of any undertaking to repay such amounts required under applicable Law.  For six (6) years following the Closing, NewCo and Element shall cause the Ardagh Purchased Entities and Exal Purchased Entities to retain provisions in their applicable organizational documents that provide for the indemnification of directors, officers, managers and general partners to the extent provided by the applicable Legacy Organizational Documents.  Each Insured Party to whom this Section 5.9(e)(i) applies shall be third party beneficiaries of this Section 5.9(e).  The provisions of this Section 5.9(e)(i) are intended to be for the benefit of each Insured Party and his or her heirs.  The obligations under this Section 5.9(e)(i) shall not be terminated or modified in such a manner as to adversely affect any such Insured Party without his or her written consent.

(ii) In the period between the date hereof and the Closing, the Parties shall negotiate in good faith to agree on optimal arrangements (including from the viewpoint of cost effectiveness to the Parties) with respect to NewCo’s insurance coverage for directors’ and officers’ liability, employment practices liability and fiduciary liability for claims related to any period or time at or prior to the Closing Date.

5.10 Use of Ardagh Names and Marks.

(a) NewCo shall, from the period commencing on the Closing Date and ending on the six (6)-month anniversary of the Closing Date, be entitled to use, solely in connection with the operation of the Ardagh Business as operated by Ardagh and its Affiliates immediately prior to the Closing, all of the existing stocks of signs, billboards, trucks, cars, labels, packaging,

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

letterheads, advertisements and promotional materials, inventory and other documents and materials included in the Ardagh Business (the “Ardagh Existing Stock”) that contain the “Ardagh” name or the other names, marks or identifiers set forth on Section 5.10 of the Ardagh Disclosure Schedule (collectively, the “Ardagh Marks”), after which period NewCo shall, and shall cause its applicable Subsidiaries to, remove, obliterate or cover the Ardagh Marks from such Ardagh Existing Stock or cease using such Ardagh Existing Stock.

(b) Notwithstanding anything to the contrary herein, NewCo and its applicable Subsidiaries (including, following the Closing, the Ardagh Purchased Entities) shall have no rights (other than as separately agreed by the Parties in writing) to use any Ardagh Marks other than as expressly provided in this Section 5.10.  Any use by NewCo and its applicable Subsidiaries (including, following the Closing, the Ardagh Purchased Entities) of any of the Ardagh Marks as permitted in this Section 5.10 is subject to their use of such Ardagh Marks in a form and manner, and with standards of quality, consistent with any written usage requirements in effect for the Ardagh Marks as of the Closing Date of which NewCo is made aware.  NewCo and its applicable Subsidiaries (including, following the Closing, the Ardagh Purchased Entities) shall not use the Ardagh Marks in a manner that would reasonably be expected to reflect negatively on such name and marks or on Ardagh or any of its Affiliates.  All use of the Ardagh Marks under this Section 5.10 shall inure to the benefit of Ardagh and its Affiliates.

(c) NewCo shall promptly, and in any event within sixty (60) days after the Closing Date, file with the applicable Governmental Authority to amend the certificate of incorporation, approval certificate, business license or other relevant corporate documentation of the Ardagh Purchased Entities to delete any Ardagh Marks and any other references to Ardagh in the names of the Ardagh Purchased Entities (if applicable) or the Ardagh Transferred Plans.

(d) NewCo acknowledges and agrees that the remedy at Law for any breach of the requirements of this Section 5.10 would be inadequate, and agrees and consents that without intending to limit any additional remedies that may be available (in accordance with Section 10.6), Ardagh shall be entitled to a temporary or permanent injunction, without proof of actual damage or inadequacy of legal remedy, and without posting any bond or other undertaking, in any Action which may be brought to enforce any of the provisions of this Section 5.10.

5.11 Credit and Performance Support Obligations.

(a) NewCo and, as applicable, Ardagh or Element, shall cooperate and use commercially reasonable efforts to cause Ardagh and its Affiliates (other than the Ardagh Purchased Entities), and Element and its Affiliates (other than the Exal Purchased Entities), and Ardagh shall perform all actions necessary in accordance with Section 2:404 of the Dutch Civil Code, to be, prior to the Closing, replaced or removed as a guarantor or obligor under, and released or relieved from any Liability arising out of, any letters of credit, performance bonds, corporate guarantees, statutory guarantees or obligations and other similar obligations outstanding in favor of a third party in connection with the Ardagh Business or the Exal Business, as applicable (together the “Transferred Guarantees”).  From and after the Closing, NewCo shall indemnify Ardagh, Element and their respective Affiliates (other than NewCo and its Subsidiaries) against any Losses arising from or relating to any Transferred Guarantees.  NewCo and Ardagh or

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Element, as applicable, shall cooperate and use commercially reasonable efforts after the Closing to relieve, remove, release and/or replace Ardagh and its Affiliates (other than the Ardagh Purchased Entities) and Element and its Affiliates (other than the Exal Purchased Entities) from any remaining Transferred Guarantees.  For the avoidance of doubt, the Transferred Guarantees with respect to the Ardagh Business shall include (i) any joint and several liability statements issued by Ardagh or any of its Affiliates (other than an Ardagh Purchased Entity) in respect of any Ardagh Purchased Entity pursuant to Section 2:403 of the Dutch Civil Code or Section 264 (3) of the German Commercial Code, (ii) the guarantee issued by Ardagh MP Group Netherlands B.V. in relation to the Ardagh UK Impress Plan section of the Ardagh UK Plan and (iii) any statutory guarantee or statutory Liability of Ardagh or any of its Affiliates (other than an Ardagh Purchased Entity) in respect of Ardagh Metal Packaging Italy S.r.l, therewith including those pursuant to articles 2112, 2506 bis and 2506 quater, of the Italian civil code.

(b) Ardagh shall use commercially reasonable efforts to cause NewCo and its applicable Subsidiaries (including the Ardagh Purchased Entities) and Element agrees to use commercially reasonable efforts to cause NewCo and its applicable Subsidiaries (including the Exal Purchased Entities) to be, prior to the Closing, replaced or removed as a guarantor or obligor under, and released or relieved from any Liability arising out of, any letters of credit, performance bonds, corporate guarantees, statutory guarantees or obligations and other similar obligations outstanding in respect of the retained business of Ardagh and its Affiliates (other than NewCo and its applicable Subsidiaries) and Element and its Affiliates (other than NewCo and its applicable Subsidiaries) that are not Transferred Guarantees (the “Excluded Guarantees”).  From and after the Closing, Ardagh and Element, as applicable, shall indemnify and hold harmless NewCo and its Subsidiaries against any Losses arising from or relating to the Excluded Guarantees.  Ardagh and Element shall use commercially reasonable efforts after the Closing to relieve, remove, release and/or replace NewCo and its applicable Subsidiaries (including the Ardagh Purchased Entities and the Exal Purchased Entities, respectively) from any remaining Excluded Guarantees.  For the avoidance of doubt, the Excluded Guarantees shall include any statutory guarantee or statutory Liability of NewCo and its applicable Subsidiaries (including the Ardagh Purchased Entities) in respect of Ardagh Glass Italy S.r.l, therewith including those pursuant to articles 2112, 2506 bis and 2506 quater, of the Italian civil code.

5.12 German Profit and Loss Transfer Agreements.

(a)

(i) Between the date hereof and the Closing Date, Ardagh shall cause Ardagh Group Germany GmbH (“AGG”) (formerly known as Ardagh Glass Holding GmbH) to extra-ordinarily terminate the profit and loss transfer agreement Gewinnabführungsvertrag) between Ardagh Germany MP GmbH (“AGMP”) and AGG dated June 24, 2011, and the domination agreement between AGMP and AGG dated August 23, 2017, each as amended from time to time (collectively, the “PLTA”) by serving a termination notice that is reasonably satisfactory to Element and effective as of the Closing.

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(ii) In the period between the date of this Agreement and the Closing Date, Ardagh shall cause the shareholders and managing directors of AGG and AGMP to take all steps required for the registration of the termination of the PLTA with the German Commercial Register, including a shareholders resolution of AGG approving the termination notice delivered pursuant to Section 5.12(a)(i).  If, by the Closing Date, the termination of the PLTA has not been registered with the German Commercial Register, NewCo undertakes to use commercially reasonable efforts to cause the managing directors of AGMP to take all steps following the Closing Date required to register the termination of the PLTA with the German Commercial Register.

(iii) The Parties acknowledge and agree that the PLTA shall be implemented in accordance with its terms until the Closing.  Ardagh shall cause any Loss Compensation Receivable to be paid by AGG to AGMP; Element shall cause any Profit Transfer Payable to be paid by AGMP to AGG.

(iv) NewCo shall procure that AGMP prepares interim financial statements of AGMP for the period between January 1, 2019 and the Closing Date (the “PLTA Period 2019”) (comprising a balance sheet as of the Closing Date and a profit and loss statement for the PLTA Period 2019) in accordance with German Generally Accepted Accounting Principles (Grundsätze ordnungsmäßiger Buchführung) as set out in the German Commercial Code (HGB) (“German GAAP”) and, to the extent compliant with German GAAP, the accounting principles, policies, practices, evaluation rules and procedures, methods and bases as applied in a manner consistent with past practice (the “PLTA Termination Accounts”).  NewCo shall cause the PLTA Termination Accounts to be provided to Ardagh as soon as possible following the Closing Date, and in no event later than sixty (60) days after the Closing Date.  The PLTA Termination Accounts so provided by NewCo shall be final and binding between the Parties.

(v) The Parties acknowledge that:

(A) pursuant to the PLTA, AGG is obliged to pay to AGMP an amount equal to its losses for the PLTA Period 2019 (the amount of such losses being the “Loss Compensation Receivables”), if any, and AGMP is obliged to transfer to AGG all of its profits for the PLTA Period 2019 (the amount of such profits being the “Profit Transfer Payables”), if any; and

(B) the amount of the Loss Compensation Receivable or of the Profit Transfer Payables, as the case may be, shall be determined on the basis of the PLTA Termination Accounts.

(vi) For purposes of Section 2.2,  Section 2.4 and Section 2.9 and the related determinations therein, any Loss Compensation Receivables shall be included as Closing Cash and any Profit Transfer Payables shall be included as Closing Indebtedness, irrespective of when the actual due date for payment, or actual payment, of such amounts occur.

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(vii) Notwithstanding any other provision of this Agreement, but subject to Sections 5.12(b), NewCo irrevocably and unconditionally undertakes to Ardagh that it shall not make any claim against Ardagh or any of its Affiliates under or in connection with the PLTA resulting from any amendment of AGMP’s statutory financial statements and, to the extent that it or its applicable Subsidiaries have (or may have) the right otherwise to make such a claim, NewCo irrevocably and unconditionally waives, and shall procure that each applicable Subsidiary waives, its right to make such claim and releases, and shall procure that each applicable Subsidiary releases, Ardagh and its Affiliates from any Liability whatsoever in respect of any such claim.  For the avoidance of doubt, all references in this Agreement to NewCo’s applicable Subsidiaries shall, following the Closing, include AGMP.

(viii) Notwithstanding any other provision of this Agreement, except for Sections 5.12(b) and 5.12(c), Ardagh irrevocably and unconditionally undertakes to NewCo that it shall not make any claim against NewCo or any of its Affiliates under or in connection with the PLTA resulting from any amendment of AGMP’s statutory financial statements and, to the extent that it or its applicable Subsidiaries have (or may have) the right otherwise to make such a claim, Ardagh irrevocably and unconditionally waives, and shall procure that each applicable Subsidiary waives, its right to make such claim and releases, and shall procure that each applicable Subsidiary releases, NewCo and its Affiliates from any Liability whatsoever in respect of any such claim Ardagh shall ensure that the Loss Compensation Receivable is paid by AGG to AGMP; Element shall ensure that the Profit Transfer Payable is paid by AGMP to AGG.

(ix) The Loss Compensation Receivable or Profit Transfer Payable will be reflected in the Initial Ardagh Closing Statement and Final Ardagh Closing Statement as determined in the Closing Statement Methodologies set forth on Exhibit A. For the avoidance of doubt, and notwithstanding Section 5.12(a)(iii),  Section 5.12(a)(vii) and Section 5.12(a)(viii), this mechanism will be the sole satisfaction and settlement of the Loss Compensation Receivable or Profit Transfer Payable as may arise.

(b)

(i) NewCo undertakes to cooperate with Ardagh and its Affiliates to preserve, and refrain from any actions or measures which might jeopardize, the recognition of the fiscal unities (steuerliche Organschaften) between (A) AGMP and AGG for fiscal years ending on or before the Closing Date and (B) AMPG and AGMP for the fiscal years ending on or before December 31, 2019 to which the PLTAs apply (the “Relevant Fiscal Year”).

(ii) Without prejudice to the generality of Section 5.12(b)(i), NewCo undertakes to procure that AGMP and AMPG shall not take a position towards any Taxing Authority that might endanger the recognition of the fiscal unity between AGMP and AGG or AMPG and AGMP for the Relevant Fiscal Years.  If any financial statements of AGMP or AMPG for a period ending on or before December 31, 2019 are held to be incorrect by a final and binding decision of the relevant Taxing Authority and therefore, in order to

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ensure the recognition of a fiscal unity, require amendment, NewCo undertakes to procure that AGMP or AMPG, as the case may be, shall immediately make such amendments in accordance with applicable Tax Law, including any consequential amendments required to be made to any other financial statements or Tax Return or other declarations resulting from such amendments (the “Relevant PLTA Amendments”).

(iii) If, and to the extent that, such Relevant PLTA Amendments result in a difference between (x) the amounts of profits or losses that have been paid or otherwise settled pursuant to the terms of the respective PLTA in respect of any Relevant Fiscal Year (together, the “Initial Settlement”), and (y) the amounts of profits or losses that should have been paid or settled under such PLTA as calculated pursuant to the amended financial statements for any Relevant Fiscal Year (the “PLTA Difference”), and save to the extent that such PLTA Difference has already been taken into account in the preparation of the Initial Ardagh Closing Statement in accordance with Section 2.9, the following shall apply:

(A) for each Relevant Fiscal Year that requires an amendment of the financial statements of AGMP that results either in a decrease of profits or, as the case may be, an increase of losses of AGMP in any Relevant Fiscal Year (in each case as compared with the profits and losses paid or settled under the Initial Settlement), Ardagh shall procure that AGG shall make a payment to AGMP of an amount that is equal to the PLTA Difference within thirty (30) Business Days after such PLTA Difference is determined; and

(B) for each Relevant Fiscal Year that requires an amendment of the financial statements of AGMP that results either in an increase of profits or, as the case may be, a decrease of losses of AGMP in any Relevant Fiscal Year (in each case as compared with the profits and losses paid or settled under the Initial Settlement), NewCo shall procure that AGMP shall make a payment to AGG that is equal to the PLTA Difference within thirty (30) Business Days after such PLTA Difference is determined.

(C) for each Relevant Fiscal Year that requires an amendment of the financial statements of AMPG that results either in an increase or decrease of profits or, as the case may be, an increase or decrease of losses of AMPG in any Relevant Fiscal Year (in each case as compared with the profits and losses paid or settled under the Initial Settlement), NewCo shall procure that the respective PLTA Difference shall be settled between AGMP and AMPG within ten (10) Business Days after such PLTA Difference is determined.

(iv) The Parties acknowledge and agree that:
(A) an amount equal to each payment (if any) to be made by AGG to AGMP pursuant to Section 5.12(b)(iii)(A) shall be paid by NewCo to Ardagh; and

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(B) an amount equal to each payment (if any) to be made by AGMP to AGG pursuant to Section 5.12(b)(iii)(B) shall be paid by Ardagh to NewCo,

in each case, at the same time, or immediately upon, the relevant payment being made pursuant to Section 5.12(b)(iii)(A) or Section 5.12(b)(iii)(B), as applicable.

(c)

(i) To the extent that the taxable income of AGG for Pre-Closing Tax Periods is increased due to the existence of a German Fiscal Unity, NewCo shall indemnify and hold harmless AGG by way of payment from any Taxes or the decrease of current Tax losses or Tax loss carry forwards of AGG resulting from such increase of the taxable income. The indemnification obligation of NewCo pursuant to this Section 5.12(c)(i) shall not apply to Taxes already paid prior to and including the Closing Date or the decrease of current Tax losses or Tax loss carry forwards which has been assessed prior to and including the Closing Date. Any amount to be paid by NewCo under this Section shall be due and payable within ten (10) Business Days after the relevant Taxes are due and payable to the relevant Taxing Authority or, in respect of the decrease of current Tax losses or Tax loss carry forwards,  the decision of the relevant Taxing Authority has become final, binding and non-appealable.

(ii) The indemnification obligations of NewCo pursuant to Section 5.12(c)(i) shall terminate and cease to have any force and effect with respect to any Tax or decrease of current Tax losses or Tax loss carry forwards on the date that is nine (9) months following the date that such Tax or, in respect of the decrease of current Tax losses or Tax loss carry forwards,  the decision of the Tax Authorities became final, binding and non-appealable.

5.13 Taxes.

(a) Any and all Conveyance Taxes resulting from the transfer of the Ardagh Purchased Entities and the Exal Purchased Entities into NewCo or otherwise incurred in connection with the consummation of the Transactions shall be borne by NewCo or a Subsidiary designated by NewCo.  The Party required by applicable Law to file all necessary Tax Returns and other documentation with respect to any such Conveyance Taxes and fees shall prepare and file, or caused to be prepared and filed, all such Tax Returns and other documentation; provided that NewCo, or such Subsidiary designated by NewCo, shall reimburse Element or Ardagh, as the case may be, for any such Taxes paid by such Party promptly after receiving evidence of the receipt of such payment to the relevant Taxing Authority.  To the extent required by applicable Law, Ardagh and Element shall, and shall cause their respective Affiliates (including NewCo) to, join in the execution of any such Tax Returns and other documentation.  The Parties shall cooperate and consult in good faith to determine any amounts of Conveyance Tax due pursuant to this Section 5.13 and shall use commercially reasonable efforts to eliminate or otherwise mitigate any and all such Conveyance Taxes.

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(b) Neither NewCo nor any Affiliate of NewCo shall (or shall cause or permit any Ardagh Purchased Entity or Exal Purchased Entity, as applicable, to) (i) make or change any election, amend, refile or otherwise modify any Tax Return, voluntarily approach a Tax authority regarding any Taxes or Tax Returns, enter into any closing agreement, settle any Tax claim or assessment or surrender any right to claim a refund of Taxes, in each case relating in whole or in part to such Ardagh Purchased Entity or Exal Purchased Entity, as applicable, with respect to any Pre-Closing Tax Period, or (ii) take any action relating to Taxes that is outside the ordinary course of business that could create a Tax liability for any Ardagh Purchased Entity, Exal Purchased Entity, as applicable, in a taxable period (or portion thereof) ending on or prior to the Closing Date, in the case of either of the foregoing clauses (i) and (ii), without the prior written consent of Ardagh or Exal, as applicable (such consent not to be unreasonably withheld, conditioned or delayed).

5.14 Hedging Arrangements.

(a) Section 5.14(a) of the Ardagh Disclosure Schedule lists, as of the date hereof, all currency and commodity hedging arrangements entered into by Ardagh or its Affiliates (other than the Ardagh Purchased  Entities) which Ardagh or its Affiliate, as the case may be, has entered into for the purposes of the relevant Ardagh Purchased Entity receiving the economic benefits, and being subject to the economic risks, of such hedging arrangements (such arrangements together with the associated back-to-back transactions, as updated in accordance with Section 5.14(b), the “Ardagh Hedging Arrangements”).

(b) No later than fifteen (15) Business Days prior to the Closing Date, Ardagh shall update Section 5.14(a) of the Ardagh Disclosure Schedule to add new or remove expired Ardagh Hedging Arrangements, and deliver such updated schedule to Element.  No later than five (5) Business Days after the Closing Date, Ardagh shall update Section 5.14(a) of the Ardagh Disclosure Schedule to add or remove expired Ardagh Hedging Arrangements as of the Closing Date, and deliver such updated schedule to Element.

(c) Ardagh shall mark-to-market the Ardagh Hedging Arrangements as of the date of preparation of the Ardagh Estimated Closing Statement and (i) with respect to any Ardagh Hedging Arrangement that reflects a loss position as of such date, the amount of such loss position shall be included as a liability in the Estimated Ardagh Closing Working Capital Amount and (ii) with respect to any Ardagh Hedging Arrangement that reflects a positive position as of such date, the amount of such positive position shall be included as an asset in the Estimated Ardagh Closing Working Capital Amount.  Ardagh shall mark-to-market the Ardagh Hedging Arrangements as of the Closing Date and (i) with respect to any Ardagh Hedging Arrangement that reflects a loss position as of the Closing Date, the amount of such loss position shall be included as a liability in the Closing Working Capital Amount of the Ardagh Purchased Entities and (ii) with respect to any Ardagh Hedging Arrangement that reflects a positive position as of the Closing Date, the amount of such positive position shall be included as an asset in the Closing Working Capital Amount of the Ardagh Purchased Entities.

(d) From and after Closing, Ardagh shall, and shall cause its Affiliates to, maintain the Ardagh Hedging Arrangements at the direction of NewCo and its Subsidiaries pursuant to and in accordance with the Mutual Services Agreement, and Ardagh and NewCo shall

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

implement arrangements reasonably acceptable to both Parties to both (i) provide NewCo and its Subsidiaries, to the fullest extent practicable, with all claims, rights and benefits under the Ardagh Hedging Arrangements, including, for the avoidance of doubt, the mark-to-market position existing on the Closing Date and (ii) cause NewCo and its Subsidiaries to bear all Liabilities thereunder, including, for the avoidance of doubt, the mark-to-market position existing on the Closing Date.  Upon maturity of any Ardagh Hedging Arrangements (or earlier crystallization of a hedge position upon NewCo’s instructions), (i) Ardagh shall remit funds to NewCo in respect of any such hedging arrangements that are in-the-money and (ii) NewCo will remit funds to Ardagh in respect of any that are out-of-the money, in each case, on the relevant date of settlement in accordance with market convention.

(e) Either Ardagh or NewCo may request cash collateral in respect of open trades where the net mark to market position across all open trades is greater than [*] margin call tolerance limit.  The amount of such cash collateral to be paid shall be any amount above the margin call tolerance limit.  Any such cash collateral paid may be netted against future settlements of trades as agreed between Ardagh and NewCo.

5.15 EU Regulatory Investigation.

(a) From and after the Closing, Ardagh shall indemnify and hold harmless the Indemnified Parties from and against any and all Losses actually incurred by such Indemnified Party arising out of, relating to or resulting from [*] any decision of the European Commission as a result of the investigation by the European Commission in relation to the market for paints, coatings and food metal packages in the European Union – Case AT.40522 – Metal Packaging (the “EU Regulatory Investigation”) [*].

(b) The indemnity provided under Section 5.15(a) is solely for the benefit of the Indemnified Parties, and no provision of this Agreement shall create any third party beneficiary or other rights in any Person or Persons other than the Indemnified Parties.  The Parties acknowledge and agree that the provisions of this Section 5.15, including the indemnification obligations herein, shall survive [*] commencing on the Closing Date, and that there shall not be any limit on the amount of Losses recoverable by the Indemnified Parties hereunder.

(c) Ardagh shall at all times, in its sole discretion, have and maintain control over the investigation, defense and/or settlement of, the Regulatory Investigations in respect of any Indemnified Party.  The Parties acknowledge that Freshfields Bruckhaus Deringer LLP (“Freshfields”) has been acting as legal counsel to Ardagh and certain Ardagh Purchased Entities in relation to the EU Regulatory Investigation and the Parties agree (i) that following the Closing, Ardagh and its Affiliates shall be entitled to be, and that no other Party shall, and each such other Party shall cause its Affiliates not to, take any action to prevent Ardagh or any of its Affiliates from being, represented by Freshfields in connection with the Regulatory Investigations and (ii) to waive, and to obtain the a waiver from each of its Affiliates, of any conflicts of interest that would otherwise give such Party or its Affiliates a basis on which to object to such legal representation.  [*]

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(d) NewCo shall (at Ardagh’s sole cost and expense) reasonably cooperate with and assist Ardagh with its investigation, defense and/or settlement of the Regulatory Investigations, including by cooperating at Ardagh’s written request with any Governmental Authority with respect to the Regulatory Investigations.  Without limiting the foregoing, NewCo’s assistance to Ardagh shall include, at the request of Ardagh:

(i) disclosing to Ardagh, [*] all information in the possession, custody or control (in any form or medium, including documents) of NewCo or its Subsidiaries with respect to the activities of the Ardagh Purchased Entities [*];

(ii) producing to Ardagh, the European Commission or any other relevant Governmental Authority all documents, records or other tangible evidence in the possession, custody or control of NewCo or its Subsidiaries relating to the Regulatory Investigations.  [*];

(iii) providing Ardagh with access to copies of original documents and records relating to the Regulatory Investigations in the possession, custody or control of NewCo or its Subsidiaries [*];
(iv) [*] and

(v) providing such information (including testimony) as is reasonably necessary to identify or establish the original location, authenticity or other evidentiary foundation necessary to admit into evidence documents in any proceeding as requested by Ardagh related to the Regulatory Investigations.

(e) [*]

(f) NewCo and Ardagh shall promptly inform and disclose to the other any developments or communications between such Party or any of its Subsidiaries, on the one hand, and any Governmental Authority or third party, on the other hand, with respect to the Regulatory Investigations, except as prohibited by Law.  NewCo shall not engage in any negotiations with any Governmental Authority or third party with respect to the Regulatory Investigations without the express prior written consent of Ardagh.  [*].

(g) None of Ardagh or any of its Affiliates (including, after the Closing, NewCo and its Subsidiaries), by the making of the indemnities in this Section 5.15 or by any other provision of this Agreement, concedes that it has violated applicable Law.

(h) Ardagh shall bear, and be solely responsible for, all of its and NewCo’s and their respective Subsidiaries’ fees, costs and expenses in connection with the Regulatory Investigations, including all lawyers’, accountants’, consultants’ and other professionals’ fees and expenses (in the case of NewCo or any of its Subsidiaries with the consent of or at the request of Ardagh) and all other costs incurred by or on behalf of Ardagh in the investigation, defense, and/or settlement of the Regulatory Investigations.  Nothing in this Section 5.15(h) shall prohibit NewCo from at any time engaging (at NewCo’s own expense) its own legal advisors, accountants, consultants or other professionals with respect to the Regulatory Investigations.

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(i) Notwithstanding the rights and obligations set forth in Section 5.15(d), each of Ardagh and NewCo agrees to provide, or cause to be provided, to each other as soon as reasonably practicable after written request therefor, any information relating to the Regulatory Investigations in the possession or under the control of such Party that the requesting party reasonably needs to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities Laws) by a Governmental Authority having jurisdiction over the requesting party; provided,  however, that in the event that any Party determines that any such provision of information could violate any Law or agreement, or waive any attorney-client or work-product privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.  Ardagh shall provide to NewCo copies of all correspondence between Ardagh and any Governmental Authority with respect to the Regulatory Investigations insofar as such correspondence relates to NewCo or its Subsidiaries.

(j) Notwithstanding anything in this Agreement to the contrary (including Article VIII), the rights and obligations of the Parties with respect to the Regulatory Investigations shall be governed solely by this Section 5.15 and the applicable provisions of Article X.

(k) Procedures for Indemnification of Third Party Claims.

(i) If an Indemnified Party shall receive notice or otherwise learn of a Third Party Claim with respect to which Ardagh may be obligated to provide indemnification to such Indemnified Party pursuant to this Section 5.15, such Indemnified Party shall give Ardagh written notice thereof within [*] after becoming aware of such Third Party Claim.  Any such notice shall describe the Third Party Claim in reasonable detail.  Notwithstanding the foregoing, the failure of any Indemnified Party to give notice as provided in this Section 5.15(k)(i) shall not relieve Ardagh of its obligations under this Section 5.15, except to the extent that Ardagh is actually prejudiced by such failure to give notice.

(ii) [*]Within [*] after the receipt of notice from an Indemnified Party in accordance with Section 5.15(k)(i) (or sooner, if the nature of such Third Party Claim so requires), [*] Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnified Party [*].

(iii) [*]

(iv) Unless Ardagh has failed to assume the defense of the Third Party Claim for which indemnification is available under this Section 5.15 in accordance with the terms of this Agreement, no Indemnified Party may settle or compromise such Third Party Claim without the consent of Ardagh.

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(v) Ardagh shall not consent to entry of any judgment or enter into any settlement of the Third Party Claim without the prior written consent of an Indemnified Party if the effect thereof[*].

(vi) In the event of payment by or on behalf of Ardagh to any Indemnified Party in connection with any Third Party Claim under this Section 5.15, Ardagh shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other person.  Such Indemnified Party shall cooperate with Ardagh in a reasonable manner, [*] in prosecuting any subrogated right, defense or claim.  In the event of an Action in which Ardagh is not a named defendant, if either the Indemnified Party or Ardagh shall so request, the Parties shall endeavor to substitute Ardagh for the named defendant, if at all practicable.  If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow Ardagh to manage the Action as set forth in this Section 5.15 and Ardagh shall indemnify the named defendant against all costs of defending the Action, the costs of any judgment or settlement, and the costs of any interest or penalties relating to any judgment or settlement.

(l) Indemnification Obligations Net of Insurance Proceeds and Other Amounts.  The Parties intend that any Losses subject to indemnification or reimbursement pursuant to this Section 5.15 will be net of (x) any amounts (A) received by an Indemnified Party from an insurance carrier; or (B) paid by an insurance carrier on behalf of the insured (such amounts, “Insurance Proceeds”) that actually reduce the amount of the Losses and (y) any tax benefits actually realized by NewCo resulting from such indemnification or reimbursement.  Accordingly, the amount which Ardagh is required to pay to any Indemnified Party will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnified Party in reduction of the related Losses.  If an Indemnified Party receives a payment (an “Indemnity Payment”) required by this Agreement from Ardagh in respect of any Losses and subsequently receives Insurance Proceeds, then the Indemnified Party will pay to Ardagh an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds recovery had been received, realized or recovered before the Indemnity Payment was made.  The Parties agree that if any such Insurance Proceeds were paid by an insurance company under a plan, such as a retrospective premium or large deductible program, where such Insurance Proceeds are subsequently billed back to one of the Parties by the insurance company, then (1) if billed to Ardagh, it will pay the insurance company and will not charge such amount to the Indemnified Party, or (B) if billed to the Indemnified Party, Ardagh will pay on behalf of or reimburse, as appropriate, the Indemnified Party for such amount.

(m) Mitigation of Damages.  Each of Element and NewCo agrees to attempt to mitigate, and to cause each of their respective Affiliates to attempt to mitigate, any Losses that such party may suffer as a consequence of any matter giving rise to a right to indemnification under this Section 5.15.

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

5.16 Mutual Services Agreement Matters.  In the period between the date hereof and the Closing, the Parties shall cooperate to refine the exhibits and schedules attached to the Mutual Services Agreement to include all services necessary, and finalize all costs related thereto, to allow NewCo to operate in a manner consistent with the historical operation of the Ardagh Business prior to the Closing Date.

5.17 Shared Contracts.  At or prior to Closing, Ardagh shall assign, transfer and convey to an Ardagh Purchased Entity that portion of any Ardagh Shared Contract that relates to the Ardagh Business, to the extent so related to the Ardagh Business, if so assignable, transferable or conveyable, so that at the Closing (x) the relevant Ardagh Purchased Entity shall be entitled to the rights and benefits of that portion of the Ardagh Shared Contract that relates to the Ardagh Business, and shall assume the related portion of any Liabilities under such Ardagh Shared Contract and (y) Ardagh (or its applicable Affiliates) shall be entitled to the rights and benefits of that portion of the Ardagh Shared Contract other than those related to the Ardagh Business, and shall assume or retain the related portion of any Liabilities under such Ardagh Shared Contract; provided,  however, that (i) in no event shall any Person be required to assign, either in its entirety or in part, any Ardagh Shared Contract that is not assignable by its terms without obtaining the required consent, approval or authorization and (ii) if any Ardagh Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended, without such consents, approvals or authorizations, then from the Closing through the earlier of (1) such time as such consents, approvals or authorizations are obtained, and (2) the six (6) month anniversary of the Closing Date, Ardagh and NewCo will establish an agency or other similar arrangement reasonably satisfactory to Ardagh and NewCo (with any appropriate “firewalls” or similar procedures required under applicable Law) to both (x) provide NewCo, to the fullest extent practicable under such Ardagh Shared Contract, the claims, rights and benefits of those portions that relate to the Ardagh Business, and (y) cause NewCo to bear the related Liabilities pursuant to such Ardagh Shared Contract from and after the Closing in accordance with this Agreement to the extent that NewCo receives the rights and benefits of the portion of the Ardagh Shared Contracts that relate to the Ardagh Business.  Ardagh shall use commercially reasonable efforts to enforce, at the request (and for the benefit) of NewCo, any rights of Ardagh arising from the portion of any Ardagh Shared Contract that is not assigned or transferred to NewCo to the extent such rights are related to the Ardagh Business.  Following the date hereof, each of Ardagh and NewCo shall use commercially reasonable efforts to obtain any consent, approval or authorization necessary to effect the assignment of the portion of each Ardagh Shared Contract that relates to the Ardagh Business to NewCo.

5.18 Asset Transfers; Wrong Pockets.

(a) Prior to the Closing, subject to Section 5.18(c) and other than with respect to Ardagh Shared Contracts, assets licensed pursuant to the IP Cross License Agreement or arrangements under the Mutual Services Agreement,  Ardagh shall, and shall cause its Affiliates (other than the Ardagh Purchased Entities), as applicable, to convey, transfer, contribute, and assign to an Ardagh Purchased Entity (and shall cause the Ardagh Purchased Entity to accept), all of their respective right, title and interest in, to and under any assets owned, held, leased or licensed by Ardagh or its Affiliates exclusively for use in the Ardagh Business that are not already owned, held, leased or licensed by an Ardagh Purchased Entity, including, for the avoidance of doubt, those Contracts set forth on Section 5.18(a)(i) of the Ardagh Disclosure Schedule, and  Ardagh shall, and shall cause the Ardagh Purchased Entities, as applicable, to convey, transfer, contribute, and assign to an Ardagh Affiliate that is not an Ardagh Purchased Entity (and shall cause such Affiliate to accept), all of their respective right, title and interest in, to and under any assets owned, held, leased or licensed by Ardagh Purchased Entities for use in Ardagh’s retained business that are not already owned, held, leased or licensed by an Ardagh Affiliate that is not an Ardagh

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Purchased Entity, including, for the avoidance of doubt, those Contracts set forth on Section 5.18(a)(ii) of the Ardagh Disclosure Schedule.

(b) In the event that any consent, approval or waiver or amendment is required from any unaffiliated third party in order to convey, transfer, contribute or assign any asset contemplated by Section 5.18(a) to an Ardagh Purchased Entity or an Ardagh Affiliate other than an Ardagh Purchased Entity and such consent, approval, waiver or amendment is not obtained prior to the Closing (a “Delayed Transfer Asset”), then, following the Closing, to the extent not specifically addressed in any Related Agreement, (1) Ardagh shall, and shall cause its Affiliates to, use reasonable best efforts to (i) continue to hold in trust for NewCo, and to the extent required by the terms applicable to such Delayed Transfer Asset, operate such Delayed Transfer Asset in all material respects in the ordinary course of business consistent with past practice (taking into account the Transactions, the instructions from NewCo and its Subsidiaries and the terms of any Related Agreement) and (ii) cooperate in any arrangement, reasonable and lawful as to Ardagh and NewCo, designed to provide to NewCo or its Subsidiaries the benefits arising under such Delayed Transfer Asset, including accepting such reasonable direction as NewCo shall request of Ardagh and (2) NewCo shall, and shall cause its Affiliates to, use reasonable best efforts to (i) continue to hold in trust for Ardagh, and to the extent required by the terms applicable to such Delayed Transfer Asset, operate such Delayed Transfer Asset in all material respects in the ordinary course of business consistent with past practice (taking into account the Transactions, the instructions from Ardagh and its Subsidiaries and the terms of any Related Agreement) and (ii) cooperate in any arrangement, reasonable and lawful as to Ardagh and NewCo, designed to provide to Ardagh or its Subsidiaries the benefits arising under such Delayed Transfer Asset, including accepting such reasonable direction as Ardagh shall request of NewCo; provided,  however, that the costs and expenses incurred by Ardagh or its Affiliates in connection with the foregoing clause (i) shall be borne solely by NewCo and in connection with the foregoing clause (ii) shall be borne solely by Ardagh.

(i) Ardagh shall, and shall cause its Affiliates to, without further consideration therefor, pay and remit to NewCo promptly all monies, rights and other consideration received, net of any reasonable documented out-of-pocket costs payable to a third party, in respect of such performance.  From and after the Closing, Ardagh on behalf of itself and its Affiliates, authorizes NewCo and its Subsidiaries, to the maximum extent permitted by applicable Law and the terms of the Delayed Transfer Asset, at NewCo’s expense, to perform all the obligations and receive all the benefits of Ardagh or its Affiliates under the Delayed Transfer Asset.

(ii) NewCo shall, and shall cause its Affiliates to, without further consideration therefor, pay and remit to Ardagh promptly all monies, rights and other consideration received, net of any reasonable documented out-of-pocket costs payable to a third party, in respect of such performance.  From and after the Closing, NewCo on behalf of itself and its Affiliates, authorizes Ardagh and its Affiliates, to the maximum extent permitted by applicable Law and the terms of the Delayed Transfer Asset, at Ardagh’s expense, to perform all the obligations and receive all the benefits of NewCo or its Affiliates under the Delayed Transfer Asset.

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(c) If, following the Closing, any right, property, asset or Liability not forming part of the Ardagh Business is found to have been transferred to NewCo in error, either directly or indirectly, NewCo shall transfer, or shall cause its Affiliates (including the Ardagh Purchased Entities) to transfer, at no cost to Ardagh or its Affiliates (other than the Ardagh Purchased Entities), such right, property, asset (and any related Liability) or Liability as soon as reasonably practicable to the Affiliate of Ardagh indicated by Ardagh.  If, following the Closing, any right, property, asset or Liability forming part of the Ardagh Business is found to have been retained by Ardagh or any of its Affiliates (other than the Ardagh Purchased Entities) in error, either directly or indirectly, Ardagh shall transfer, or shall cause its applicable Affiliates to transfer, at no cost to NewCo, such right, property, asset (and any related Liability) or Liability as soon as reasonably practicable to NewCo or an Affiliate of NewCo (including an Ardagh Purchased Entity) indicated by NewCo.

(d) Following the Closing, NewCo and Ardagh shall, and shall cause their respective Affiliates to, promptly pay or deliver to the other Party (or its designee) any monies, deposits, checks or other receivables that are received by such Party or its Affiliates to the extent they are (or represent the proceeds of) the Ardagh Business (to the extent received by Ardagh) or Ardagh’s retained business (to the extent received by NewCo).

5.19 Resignations.  Prior to or effective as of the Closing, Ardagh and Element shall (and shall cause their respective Affiliates to) take such actions as are necessary to cause all individuals who serve as directors or officers of the Ardagh Purchased Entities or Exal Purchased Entities, as applicable, and who are not Ardagh Business Employees or Exal Business Employees (or who will not otherwise be a director of NewCo or any of its Subsidiaries, as agreed by Ardagh and Element), to resign (or Ardagh and Element shall otherwise take such action necessary cause such individuals to be removed from such positions).

5.20 Fiscal Unity Tax Cooperation. The Parties shall use commercially reasonable efforts to cooperate and to cause their Affiliates, including the Ardagh Purchased Entities  to cooperate with each other in connection with any and all Tax matters relating to the termination of fiscal unities, or any similar consolidated, affiliated, combined or unitary tax groups, of the Ardagh Purchased Entities, including the preparation and filing of any Tax Returns or the conduct of any audit, investigation, dispute or appeal or any other communication with the Taxing Authorities regarding such termination. Such cooperation shall include cooperation with respect to, (i) the establishment of invoicing and reporting processes such that the Ardagh Purchased Entities are capable of standalone Tax reporting promptly after the Closing Date, (ii) the implementation of technical processes and settlement mechanisms to ensure that Ardagh Purchased Entities will not be burdened by Taxes relating to the termination of fiscal unities, or similar consolidated, affiliated, combined or unitary tax groups, paid by them while related refunds, claims, reliefs, allowances and credits of any Tax relating to the termination of fiscal unities, or similar consolidated, affiliated, combined or unitary tax groups, are paid to Ardagh or its Affiliate (other than an Ardagh Purchased Entity), and (iii) the provision and making available of all books, records and information to the extent reasonably necessary in connection with such Tax matters relating to such terminations.  Notwithstanding the foregoing sentences of this Section 5.20, this Section 5.20 shall not affect the rights of the Parties to conduct any Tax affairs relating to matters other than the termination of fiscal unities or similar consolidated, affiliated, combined or unitary tax groups in such manner as each Party deems fit or require any Party to disclose any information relating to Tax matters other than such terminations.  Any and all reasonable and documented out-of-pocket costs of third party advisors incurred by either Party resulting from the implementation of this Section 5.20 shall be borne by NewCo.

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

5.21 Company Articles. In the period between the date hereof and the Closing, the Parties shall negotiate in good faith to agree on the form of Company Articles (as defined in the Shareholders Agreement) that shall become effective as of the Closing, and that shall be consistent with the terms of the form of Shareholders Agreement attached as Exhibit C hereto.

Article VI EMPLOYEE MATTERS
6.1 Transfer of Employees.

(a) Between the date hereof and the Closing Date, Ardagh (i) shall, or shall cause its Subsidiaries to, transfer the employment of each Out-of-Scope Employee from the Ardagh Purchased Entities to Ardagh or an Affiliate of Ardagh (other than the Ardagh Purchased Entities) and (ii) shall, or shall cause its Subsidiaries to, transfer the employment of the employees set forth on Section 6.1(a)(ii) of the Ardagh Disclosure Schedule from Ardagh or an Affiliate of Ardagh (other than the Ardagh Purchased Entities) to an Ardagh Purchased Entity.

(b) NewCo shall, or shall cause its Subsidiaries to, cause each Ardagh Business Employee employed by an Ardagh Purchased Entity as of immediately prior to the Closing to continue to be employed by such Ardagh Purchased Entity or an Affiliate as of the Closing (collectively, the “Transferred Ardagh Business Employees”).

(c) NewCo shall, or shall cause its Subsidiaries to, cause each Exal Business Employee employed as of immediately prior to the Closing by any Exal Purchased Entity to continue to be employed by an Exal Purchased Entity or an Affiliate as of the Closing (together with the Transferred Ardagh Business Employees, the “Transferred Business Employees”).

(d) Nothing in this Agreement shall be interpreted to cause NewCo or any of its Subsidiaries to be obligated to continue to employ any Transferred Business Employee for any specific period of time following the Closing Date, subject to applicable Law.

6.2 Transfer of Plans.

(a) General.

(i) As of the Closing, NewCo shall, or shall cause a Subsidiary to, assume or continue, as the case may be, sponsorship of, and all obligations with respect to, each Ardagh Transferred Plan and honor and discharge all obligations under such Ardagh Transferred Plan.

(ii) As of the Closing, NewCo shall, or shall cause a Subsidiary to, assume or continue, as the case may be, sponsorship of, and all obligations with respect to, each Element Plan (other than the Element Parent Plans) and honor and discharge all obligations under such Element Plan.  For purposes of this Agreement, “Element Parent Plans” means the Element Holdings, L.P. Equity Incentive Plan and the agreements set

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

forth on Section 4.15(a) of the Element Disclosure Schedules under the header “Element Parent Plans”.

(iii) Neither NewCo nor any of its Affiliates, including the Ardagh Purchased Entities, shall (A) assume sponsorship of or, subject to the Mutual Services Agreement, any costs or Liabilities under any of the Ardagh Retained Plans, or (B) receive any right or interest in any trusts relating to, any assets of or any insurance, administration or other contracts pertaining to any of the Ardagh Retained Plans.  Except as otherwise specifically provided in this Agreement or the Mutual Services Agreement, effective as of the Closing Date, all Ardagh Business Employees shall cease any benefit accrual under all Ardagh Retained Plans and shall be treated as terminated for the purposes of such Plans and all Ardagh Purchased Entities shall cease being participating employers under all Ardagh Retained Plans.

(iv) Neither NewCo nor any of its Affiliates, including the Exal Purchased Entities, shall (A) assume sponsorship of, or subject to the Mutual Services Agreement, or any costs or Liabilities under any of the Element Parent Plans, or (B) receive any right or interest in any trusts relating to, any assets of or any insurance, administration or other contracts pertaining to any of the Element Parent Plans.  Except as otherwise specifically provided in this Agreement or the Mutual Services Agreement, effective as of the Closing Date, all Element Business Employees shall cease any benefit accrual under all Element Parent Plans and all Exal Purchased Entities shall cease being participating employers under all Element Parent Plans.

(b) Collective Bargaining Agreements.  For each Transferred Business Employee who is subject to an applicable Collective Bargaining Agreement, or for which there continues to be a certified or recognized Employee Representative Body following the expiration of any such agreement, NewCo shall, or shall cause a Subsidiary to, consistent with applicable Law, (i) recognize and bargain in good faith with any Employee Representative Body that has been certified or recognized as the collective bargaining representative of such Transferred Business Employee who is employed by NewCo or its Subsidiaries and (ii) assume the applicable Collective Bargaining Agreement.

(c) [*].

(i) NewCo shall, or shall cause a Subsidiary to, assume or continue, as the case may be, sponsorship of, and all obligations with respect to, and honor and discharge all obligations with respect to, (x) [*] to any current or former Exal Business Employee, in each case as a result of the execution and delivery of this Agreement or the consummation of the Transactions (including [*]) alone or in conjunction with any other event (including post-Closing service), (y) any Element Plan (other than an Element Parent Plan) that is a [*], including the awards thereunder and (z) the Element Prorated Bonuses ((x) and (y) together, along with any employer employment or payroll taxes related thereto, the “Excluded Compensation Payments”).  For the purposes of this Agreement, “Element Prorated Bonuses” means all annual bonuses for the calendar year in which the Closing occurs under any Element Plan, prorated for the portion of the calendar year in which the

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Closing occurs starting on January 1 of such calendar year and ending on the day prior to the Closing Date.  All Liabilities related to the Excluded Compensation Payments shall be borne exclusively by Element and its Affiliates (including through the adjustments contemplated by Section 2.2 and Section 2.9 in accordance with the Closing Statement Methodologies), and Ardagh and its Affiliates shall not have any Liability with respect to the Excluded Compensation Payments (whether by virtue of Ardagh’s position as a voting shareholder of NewCo or otherwise). Upon request by Ardagh, NewCo shall provide a schedule of any or all Excluded Compensation Payments and a summary of the calculation method for the payment amounts on such schedule.

(ii) NewCo shall not assume the Element Parent Plans or have any obligations, nor make any payments, with respect thereto.

(iii) NewCo shall not assume [*] or the [*]; provided,  however, upon the direction of Ardagh, NewCo shall make payment under the [*] of prorated annual bonuses for the portion of the calendar year in which the Closing occurs starting on January 1 of such calendar year and ending on the day prior to the Closing Date, and make payment under the [*] of awards thereunder.  When directed by Ardagh, NewCo shall make such payment through the NewCo payroll system in accordance with Ardagh’s instructions, including with respect to payees, payment dates and payment amounts.  At least ten (10) Business Days’ prior to any payment date, Ardagh shall (x) provide NewCo with a schedule of payments to be made on such payment date and a summary of the calculation method for the payment amounts on such schedule and (y) transfer funds to NewCo in an amount equal to the aggregate amount to be paid on such payment date pursuant to such schedule of payments, along with any employer employment or payroll taxes related thereto.  Other than as directed by Ardagh, NewCo shall not have any obligations, nor shall it make any payments, with respect to [*] or the [*].  For the avoidance of doubt, no Liability shall be reflected in the adjustments contemplated by Section 2.2 and Section 2.9 in respect of the [*] or the [*], and none of Ardagh nor any of its Affiliates shall have any Liability with respect to any bonus payment or promise made by NewCo or its Affiliates with respect to the portion of the calendar year in which Closing occurs starting on the Closing Date and ending on December 31 of such calendar year.

(iv) NewCo shall, or shall cause a Subsidiary to, assume or continue, as the case may be, sponsorship of, and all obligations with respect to, and honor and discharge all obligations with respect to any [*] to any current or former Ardagh Business Employee, in each case as a result of the execution and delivery of this Agreement or the consummation of the Transactions (including [*]) alone or in conjunction with any other event (including post-Closing service); provided that, all Liabilities related to such payments shall be borne exclusively by Ardagh and its Affiliates and that, upon request by Element, NewCo shall provide a schedule of any or all such payments and a summary of the calculation method for the payment amounts on such schedule.

(d) UK Defined Benefit Pension.  Within twenty-four (24) months following the Closing Date, NewCo and Ardagh shall cooperate and use their respective reasonable best efforts to transfer all of the Ardagh UK Impress Plan assets and liabilities out of the Ardagh UK

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Impress Plan into another appropriate arrangement (the “NewCo UK DB Plan”) separate from the Ardagh UK Plan.

(e) U.S. Defined Benefit Pension.  In order to effectuate a spinoff of the portion of the Ardagh North America Retirement Income Plan (the “Ardagh U.S. DB Plan”) related to the Ardagh Business, NewCo and Ardagh shall cooperate to effectuate the following:

(i) On or by no later than forty five (45) days following the Closing Date, NewCo shall establish (effective as of the Closing Date) a defined benefit plan intended to be qualified under Section 401(a) of the U.S. Code and a trust exempt from taxation for purposes of Section 501(a) of the U.S. Code (collectively, the “NewCo U.S. DB Plan”) to provide the benefits accrued as of the Closing Date under the Ardagh U.S. DB Plan for current, terminated vested and retired participants related to the Ardagh Business, including all Ardagh Business Employees (and their respective contingent annuitants and beneficiaries) (the “Accrued Benefits”).

(ii) On a date specified by Ardagh within the ninety (90)-day period following the NewCo Certification Date (as defined below) (the “U.S. DB Transfer Date”), Ardagh shall cause the Ardagh U.S. DB Plan to transfer to the NewCo U.S. DB Plan the Accrued Benefits and to further transfer assets as of the Closing Date equal to the present value of Accrued Benefits (the “Transferred Assets”), and NewCo shall cause the NewCo U.S. DB Plan to accept such transfer of the Accrued Benefits and Transferred Assets.  The Transferred Assets shall be in cash in U.S. dollars and shall be (A) decreased by payments of the Accrued Benefits from the Ardagh U.S. DB Plan from the Closing Date through the U.S. DB Transfer Date and (B) increased with interest based on the rate of interest earned and credited on the Transferred Assets, which shall be held in cash or cash equivalents during the period from the Closing Date through the U.S. DB Transfer Date (with appropriate adjustment for the timing of any payments described in clause (A) of this sentence).  The present value of Accrued Benefits shall be calculated as of the Closing Date in accordance with the assumptions set forth in attached Exhibit H and, to the extent an assumption is not specified therein, in accordance with the assumptions used by Ardagh as of December 31, 2018 for purposes of determining the Defined Benefit Obligation (DBO), for financial reporting purposes under International Accounting Standard IAS-19R. For purposes of calculating the present value of Accrued Benefits with respect to the early retirement subsidy, service with NewCo after the Closing Date shall be considered plan service for all purposes.  For the avoidance of doubt, in all events, the Accrued Benefits and Transferred Assets will have an equal U.S. dollar value on the Closing Date.  For purposes of this Agreement, the term “U.S. DB Funding True-Up” means the amount in U.S. dollars (not less than zero) which results from subtracting the Reference Assets Amount from the amount in U.S. dollars of the Transferred Assets as of the Closing Date.  For purposes of this Agreement, the term “Reference Assets Amount” means the portion of the assets of the Ardagh U.S. DB Plan allocable as of the Closing Date to the Ardagh Business, calculated by Ardagh in accordance with the accounting policies, practices, methodologies, procedures, estimation techniques and management judgments used by Ardagh in the Ardagh Combined Financial Statements as at December 31, 2018 under International Accounting Standard IAS-19R.

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(iii) The transfer of assets and Liabilities from the Ardagh U.S. DB Plan to the NewCo U.S. DB Plan shall be in accordance with Section 414(l) of the U.S. Code and the de minimis rules set forth in Treas. Reg. Section 1.414(l)-1(n)(2).  No later than forty (40) days following the Closing Date, Ardagh shall cause the third-party actuary selected by Ardagh (the “Ardagh Actuary”) to provide to the third-party actuary selected by NewCo (the “NewCo Actuary”) a written summary of the calculation of the present value of Accrued Benefits, effective as of the Closing Date, and such supporting data as the Ardagh Actuary shall reasonably determine to be necessary to support the NewCo Actuary’s review and verification of the calculation of the present value of Accrued Benefits.  The NewCo Actuary shall have thirty (30) days following receipt of the information from the Ardagh Actuary to review and comment on the calculation (the “Review Period”).  Ardagh and NewCo shall cause their respective actuaries to make reasonable efforts to resolve any calculation errors or discrepancies identified by the NewCo Actuary.  NewCo shall cause the NewCo Actuary to certify its agreement with the Accrued Benefits calculation by no later than the end of the Review Period (the “NewCo Certification Date”), except that the Review Period shall be automatically extended to a date which is five (5) days following the date on which the actuaries, acting reasonably and in good faith, resolve any data or calculation errors or discrepancies related to the determination of the amount of the Accrued Benefits.

(iv) Ardagh shall give NewCo not less than ten (10) days’ prior notice of the U.S. DB Transfer Date.  Following the U.S. DB Transfer Date, neither Ardagh and its Affiliates (other than NewCo and its Subsidiaries) nor the Ardagh U.S. DB Plan shall have any Liability for the Accrued Benefits, and the Liabilities for the Accrued Benefits shall be solely Liabilities of NewCo and the NewCo U.S. DB Plan.

6.3 Transfer of Liabilities.

(a) Except as otherwise expressly provided in Section 6.2 of this Agreement, as of the Closing, NewCo shall, or shall cause a Subsidiary to, assume and be responsible for (and indemnify, defend and hold harmless Ardagh and its Affiliates from and against) any and all Liabilities related to Ardagh Business Employees, whether pursuant to any Plan, applicable Law or otherwise, and whether arising before, on or after Closing, including any statutory and non-statutory severance obligations, post-employment payment obligations and any other payment or benefit obligation owed to any Ardagh Business Employees.

(b) Except as otherwise expressly provided in Section 6.2 of this Agreement, as of the Closing, NewCo shall, or shall cause a Subsidiary to, assume and be responsible for (and indemnify, defend and hold harmless Element and its Affiliates from and against) any and all Liabilities related to Exal Business Employees, whether pursuant to any Plan, applicable Law or otherwise, and whether arising before, on or after Closing, including any statutory and non-statutory severance obligations, post-employment payment obligations and any other payment or benefit obligation owed to any Exal Business Employees.

(c) From and after the Closing, Ardagh shall indemnify, defend and hold harmless NewCo and its Affiliates from and against any Liability relating to any Ardagh Retained

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Plan or other Plan (that is not an Ardagh Transferred Plan) that is sponsored or maintained by Ardagh or any of its Affiliates or with respect to which Ardagh or any of its Affiliates may have any Liability (whether contingent or otherwise) that, in each case, is incurred with respect to any Person other than an Ardagh Business Employee, and in each case that is assessed against NewCo or any of its Affiliates.  From and after the Closing, NewCo shall indemnify, defend and hold harmless Ardagh and its Affiliates from and against any Liability assumed or continued by NewCo or its Subsidiaries pursuant to Section 6.2.

(d) From and after the Closing, Element shall indemnify, defend and hold harmless NewCo and its Affiliates from and against any Liability relating to any Element Parent Plan or other Plan (that is not an Element Plan) that is sponsored or maintained by Element or any of its Affiliates or with respect to which Element or any of its controlled Affiliates may have any Liability (whether contingent or otherwise) that, in each case, is incurred with respect to any Person other than an Exal Business Employee, and in each case that is assessed against NewCo or any of its controlled Affiliates.  From and after the Closing, NewCo shall indemnify, defend and hold harmless Element and its Affiliates from and against any Liability assumed or continued by NewCo or its Subsidiaries pursuant to Section 6.2.

6.4 Terms and Conditions of Employment.

(a) For the period beginning on the Closing Date and ending on [*], NewCo and its Subsidiaries shall provide to each Transferred Business Employee, to the extent remaining employed by NewCo or its Subsidiaries:  (i) a level of base salary or hourly wages that is no less favorable than the level of base salary or hourly wages provided to such Transferred Business Employee immediately prior to the Closing; (ii) short-term target cash incentive compensation opportunity as a percentage of base salary that is no less favorable than the short-term target cash incentive compensation as a percentage of base salary provided to such Transferred Business Employee immediately prior to the Closing; and (iii) all other compensation and employee benefits, including severance, that in the aggregate are substantially similar to the other compensation and employee benefits that were provided to such Transferred Business Employee immediately prior to the Closing.

(b) With respect to each Plan maintained by NewCo or its Subsidiaries following the Closing Date and in which any of the Transferred Business Employees participates (the “NewCo Plans”), for purposes of determining eligibility to participate, vesting, accrual of and entitlement to benefits (but not for benefit accruals (x) under defined benefit pension plans established by NewCo after the Closing Date, other than the NewCo U.S. DB Plan and the NewCo UK DB Plan, or (y) for frozen (whether as to new participants or benefit accruals established by NewCo after the Closing Date) post-employment or retiree welfare benefits), service with Ardagh, Element or their Affiliates (or predecessor employers to the extent Ardagh, Element or their Affiliates provides past service credit) shall be treated as service with NewCo and its Subsidiaries, except to the extent such treatment shall result in duplication of benefits.  With respect to each applicable NewCo Plan, NewCo shall, and shall cause its Subsidiaries to use commercially reasonable efforts to, (i) waive, or cause the insurance carrier to waive, all eligibility waiting periods and pre-existing condition limitations to the extent waived, met or not included under a corresponding Ardagh Transferred Plan, Ardagh Retained Plan or Element Plan, (ii) credit each

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Transferred Business Employee and any covered dependent for any co-payments and deductibles and use commercially reasonable efforts to credit out-of-pocket expenses paid by such Transferred Business Employee or any covered dependent under the corresponding Ardagh Transferred Plan, Ardagh Retained Plan or Element Plan during the relevant plan year, up to and including the Closing Date and (iii) credit each Transferred Business Employee with all vacation and personal holiday time that such Transferred Business Employee has accrued but had not used as of the Closing.

(c) In addition to meeting the requirements of this Section 6.4, NewCo and its Subsidiaries shall comply with any additional obligations or standards arising under applicable Laws governing the terms and conditions of the employment of Transferred Business Employees and provide terms and conditions of employment in a manner that does not result in any obligation, contingent or otherwise, of Ardagh or any of its Affiliates other than NewCo to pay any severance, vacation payout, termination indemnity, termination related payment or other similar benefit (including such benefits required under applicable Laws) to any Transferred Business Employee.

6.5 No Third Party Beneficiaries; No Amendment.  Without limiting the generality of Section 10.13, all provisions contained in this Article VI are included for the sole benefit of the Parties, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including any employees, former employees, any participant in any Plan or any dependent or beneficiary thereof, or (ii) to continued employment with Element, Ardagh, NewCo or any of their respective Affiliates or Subsidiaries.  Nothing contained herein, whether express or implied, shall be treated as an amendment or other modification or adoption of any Plan, or shall limit the right of Ardagh, Element or any of their Affiliates (other than NewCo and its applicable Subsidiaries), to amend, terminate or otherwise modify any such Plan following the Closing in accordance with its terms.  In the event that (x) a party other than the Parties makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any Plan, and (y) such provision is deemed in any judicial proceeding to be an amendment to such Plan even though not explicitly designated as such in this Agreement, then such provision, to the extent covered by such deemed amendment, shall lapse retroactively and shall have no amendatory effect.

Article VII CONDITIONS PRECEDENT

7.1 Conditions Precedent to the Obligations of the Parties.  The respective obligations of each Party under this Agreement to consummate the Transactions at the Closing are subject to the satisfaction or written waiver (to the extent permitted by applicable Law) by mutual agreement of Ardagh and Element of the following conditions precedent at or prior to the Closing:

(a) No Injunctions or Restraints.  No Action or Governmental Order (whether temporary, preliminary or permanent) or Law shall have been enacted, issued, promulgated, enforced or entered that restrains, enjoins or otherwise prohibits the consummation of the Transactions or would cause any of the Transactions to be rescinded following Closing.

(b) Regulatory Approvals.  All Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods (and any extensions thereof) shall have expired or been terminated.

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(c) Financing.  The Debt Financing shall have been obtained on terms and conditions that are satisfactory to Ardagh and Element and the proceeds of the Debt Financing shall be available to NewCo on the Closing Date.

(d) Acceptance of the French and Dutch Offers. The French Acceptance Notice and the Dutch Acceptance Notice shall have been delivered to NewCo as set forth in Section 2.8.

7.2 Conditions Precedent to the Obligations of Ardagh.  The obligations of Ardagh under this Agreement to consummate the Transactions at the Closing are subject to the satisfaction or written waiver (to the extent permitted by applicable Law) by Ardagh of the following conditions precedent at or prior to the Closing:

(a) Accuracy of Representations and Warranties.  (i) The Element Fundamental Representations shall be true and correct, other than (except in the case of the representations and warranties in Section 4.2) any inaccuracies that are de minimis, as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), (ii) the representation and warranty set forth in Section 4.8(a) shall be true and correct in all respects as of the Closing Date as though made as of such date and (iii) the representations and warranties of Element set forth in this Agreement (other than the Element Fundamental Representations and the representation and warranty set forth in Section 4.8(a)) shall be true and correct as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or “Material Adverse Effect” or similar qualifications set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(b) Compliance with Obligations.  Each of Element and NewCo shall have performed and complied in all material respects with all of its obligations under this Agreement that are to be performed or complied with by Element or NewCo (as the case may be) prior to or on the Closing Date.

(c) Closing Deliverables. Ardagh shall have received each of the deliverables, documents and instruments required to be delivered to it pursuant to Sections 2.5(d), 2.6(b) and 2.6(c).

7.3 Conditions Precedent to the Obligations of Element.  The obligations of Element under this Agreement to consummate the Transactions at the Closing are subject to the satisfaction or written waiver (to the extent permitted by applicable Law) by Element of the following conditions precedent at or prior to the Closing:

(a) Accuracy of Representations and Warranties.  (i) The Ardagh Fundamental Representations shall be true and correct, other than (except in the case of the representations and warranties in Section 3.2) any inaccuracies that are de minimis, as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties expressly

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), (ii) the representation and warranty set forth in Section 3.7(a) shall be true and correct in all respects as of the Closing Date as though made on and as of such date and (iii) the representations and warranties of Ardagh set forth in this Agreement (other than the Ardagh Fundamental Representations and the representation and warranty set forth in Section 3.7(a)) shall be true and correct as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or “Material Adverse Effect” or similar qualifications set forth therein) individually or in the aggregate has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(b) Compliance with Obligations.  Ardagh shall have performed and complied in all material respects with all of its obligations under this Agreement that are to be performed or complied with by Ardagh prior to or on the Closing Date.

(c) Closing Deliverables. Element shall have received each of the deliverables, documents and instruments required to be delivered to it pursuant to Sections 2.5(c), 2.6(a) and 2.6(c).

7.4 Frustration of Closing Conditions.  Neither Ardagh nor Element may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s breach of this Agreement.

Article VIII SURVIVAL
8.1 Survival.

(a) The representations and warranties set forth in this Agreement or in any document, agreement, certificate or instrument delivered pursuant to this Agreement shall not survive the Closing for any purpose, and thereafter there shall be no Liability on the part of, nor shall any claim be made by, any Party or its Affiliates for breach of any such representation or warranty after the Closing against any other Party.

(b) After the Closing, there shall be no Liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect of any covenant or agreement to be performed prior to the Closing, other than the covenants and agreements contained in Section 2.3,  Section 5.1 and Section 5.2, which shall survive for twelve (12) months following the Closing Date.  The covenants and agreements contained in this Agreement that contemplate performance after the Closing shall survive the Closing only until the expiration of the term of the undertaking set forth in such covenants and agreements.

(c) Each Party, for itself and on behalf of its Affiliates, acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Law, any

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

and all rights, claims and causes of action it may have against any Party or its Affiliates (or any of their respective their respective current and former directors, officers, members, managers, partners, employees, advisors, consultants, agents or other representatives), or any of their respective successors or permitted assigns, relating to the breach of any representation or warranty in this Agreement or in any document, agreement, certificate or instrument delivered pursuant to this Agreement, or of any covenant or agreement to be performed prior to the Closing, other than the covenants contained in Section 5.1 and Section 5.2 or any covenant and agreement that contemplates performance after the Closing (including, for the avoidance of doubt, the rights to indemnification set forth in Section 5.7(b)(i),  Section 5.9(e),  Section 5.11,  Section 5.15 and Section 6.3), whether for breach of contract, in tort, or pursuant to any other theory of liability or under, or based upon, any applicable Law or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived.

(d) Each Party acknowledges and agrees that such Party and its Affiliates may not avoid such limitation on liability by (i) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (ii) asserting or threatening any claim against any Person that is not a party hereto (or a successor to a party hereto) for breaches of the representations or warranties contained in this Agreement or in any document, agreement, certificate or instrument delivered pursuant to this Agreement, or of any covenant or agreement to be performed prior to the Closing, other than the covenants contained in Section 5.1 and Section 5.2.

(e) The Parties agree that the limits imposed on their remedies with respect to this Agreement and the Transactions were specifically bargained for among sophisticated parties and were specifically taken into account in the determination of the consideration to be received by each Party hereunder.

(f) Nothing in this Section 8.1 shall limit or prohibit any claim or cause of action any Party may have for fraud or the rights of any Party to pursue recoveries under a R&W Insurance Policy or any other insurance policy held by such Party.

8.2 R&W Insurance Policy.  Each Party may obtain and bind a representation and warranty insurance policy with respect to the representations and warranties set forth in Article III and Article IV (each a “R&W Insurance Policy”).  Each Party acknowledges and agrees that any R&W Insurance Policy obtained by such Party shall provide that, except in the case of fraud, the insurer shall have no, and shall waive and not pursue any and all, subrogation rights against the other Parties to this Agreement.  No Party shall seek a modification of such waiver or subrogation rights in any R&W Insurance Policy (or waive any terms thereof) in any manner that results, or could reasonably be expected to result, in any incremental Liability to any other Party or any of their respective Representatives, without the prior written consent of such other Parties.  All costs and expenses related to a R&W Insurance Policy, including the total premium, underwriting costs, brokerage commission, Taxes related to such policy and other fees and expenses of such policy (the “R&W Costs”), shall be borne by the Party obtaining such R&W Insurance Policy (subject, in the case of Element, to the adjustments set forth in Section 2.2(b) and Section 2.9(f)(ii).

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Article IX TERMINATION
9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Ardagh and Element;

(b) by either Ardagh or Element, in writing, if the Closing shall not have occurred by January 14, 2020 (the “Termination Date”); provided,  however, that if on the Termination Date any of the conditions to Closing set forth in Section 7.1(a) (if the failure to satisfy such condition is related to any Law related to any Regulatory Approval) or Section 7.1(b) shall not have been satisfied (or, to the extent permitted by applicable Law, waived by both Ardagh and Element), but all other conditions to the Closing have been satisfied or waived (other than those conditions that, by their terms, are to be satisfied at the Closing), then Ardagh and Element shall each have the right, by delivery of written notice to the other Party prior to the Termination Date, to extend the Termination Date to April 14, 2020 (in which case, “Termination Date” shall mean such extended date); provided,  further, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any Party whose failure to perform or fulfill any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Closing to occur by such time;

(c) by Ardagh, if there has been a violation, breach or inaccuracy of any representation or warranty, or failure to perform any covenant or agreement, of Element  contained in this Agreement, which violation, breach, inaccuracy or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied as of the Closing Date (any such breach, an “Element Terminable Breach”), and (ii) has not been waived by Ardagh or, if curable, cured by Element within twenty (20) Business Days after receipt by Element of written notice thereof from Ardagh (or, if earlier, by the Termination Date); provided,  however, that Ardagh’s right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available if Ardagh is then in breach of any representation, warranty, covenant or other agreement by Ardagh contained in this Agreement that would reasonably be expected to result in an Ardagh Terminable Breach;

(d) by Element, if there has been a violation, breach or inaccuracy of any representation or warranty, or failure to perform any covenant or agreement, of Ardagh contained in this Agreement, which violation, breach, inaccuracy or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied as of the Closing Date (any such breach, an “Ardagh Terminable Breach”), and (ii) has not been waived by Element or, if curable, cured by Ardagh within twenty (20) Business Days after receipt by Ardagh of written notice thereof from Element (or, if earlier, by the Termination Date); provided,  however, that Element’s right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available if Element is then in breach of any representation, warranty, covenant or other agreement by Element contained in this Agreement that would reasonably be expected to result in an Element Terminable Breach; or

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(e) by either Ardagh or Element, in the event that any Governmental Order permanently enjoining, restraining or otherwise prohibiting the consummation of the Transactions and such Governmental Order shall have become final and non-appealable.

9.2 Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and have no effect and there shall be no liability under this Agreement on the part of any Party hereto or any of its Affiliates or any of its or their respective officers, directors, members, managers, employees, equityholders, Affiliates, agents, advisors or representatives (including, in each case, their respective heirs, successors and assigns) and all rights and obligations of each Party hereto shall cease; provided,  however, that (i) no such termination shall relieve any Party from any liability for fraud or for any willful breach of any of its obligations under this Agreement which may have occurred prior to the date of such termination, and (ii) the Confidentiality Agreement and the provisions of Article I,  Section 2.3(c),  Section 5.6,  Section 5.7(b), this Article IX and Article X shall survive any such termination.

Article X MISCELLANEOUS

10.1 Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by a Party (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any purported assignment hereof without such prior consent shall be void ab initio and unenforceable; provided,  however, that in the event of fraud by a party, the other Party may assign its rights under this Agreement to the provider of any R&W Insurance Policy (if applicable) without the prior written consent of any Party; provided,  further, that if a Party transfers its NewCo Shares following the Closing to a Permitted Transferee (as such term is defined in the Shareholders Agreement), such Permitted Transferee shall, as a condition to the effectiveness of such transfer, agree to be jointly and severally liable with the transferring Party with respect to the obligations of the transferring Party under this Agreement.  This Agreement shall be binding upon and inure solely to the benefit of each Party and, subject to the foregoing sentence, their respective permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.2 Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made by delivery in person, by e-mail or other means of wire transmission, and by overnight courier service, and shall become effective:  (a) on delivery if given in person; (b) on the date of transmission if sent by email, or other means of wire transmission (provided that no “bounceback” or notice of non-delivery is received); or (c) one (1) Business Day after delivery to the overnight service.  Notices shall be given to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.2).

(a) If to Ardagh to:

Ardagh Group S.A.
56, rue Charles Martel
L-2134 Luxembourg, Luxembourg
[*]

With a copy (which shall not constitute notice) to:

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Shearman & Sterling, LLP

599 Lexington Avenue

New York, NY 10022-6069

[*]

(b) If to Element to:

c/o Ontario Teachers’ Pension Plan Board

5656 Yonge Street

Toronto, Ontario, Canada M2M 4H5

[*]

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

[*]

(c) If to NewCo to:

Trivium Packaging B.V.

Atrium Building, 8th Floor

Strawinskylaan 3127

1077 ZX, Amsterdam, the Netherlands

With a copy (which shall not constitute notice) to Ardagh and Element at the addresses set forth above.

10.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws principles.

10.4 Pre-Closing Disputes.

(a) The provisions of this Section 10.4 apply to any dispute, controversy, claim or cause of action arising out of, in relation to or in connection with this Agreement prior to the Closing, including any question regarding its existence, validity or termination, or any claim in tort, in equity or pursuant to statute (“Pre-Closing Dispute”).

(b) The Parties acknowledge and agree that all actions brought with respect to Pre-Closing Disputes shall be heard and determined exclusively in the Court of Chancery of the State of Delaware or, if such court lacks personal or subject matter jurisdiction, then in any state or U.S. federal court sitting in the County of New Castle in the State of Delaware (an “Agreed Court”).  Consistent with the preceding sentence, the Parties hereby (a) submit to the exclusive jurisdiction of any Agreed Court for the purpose of any Action arising out of or relating to any Pre-Closing Dispute brought by a Party and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

the jurisdiction of any Agreed Court, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above named courts.  In any such Action, the Parties irrevocably consent to service of process in the manner provided for notices in Section 10.2, or in any other manner permitted by applicable Law.  The Parties further agree that, to the extent permitted by Law, that any final and unappealable judgment against a Party in any such Action shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

10.5 Post-Closing Disputes; Arbitration.

(a) The provisions of this Section 10.5 apply to any dispute, controversy or claim arising out of, in relation to or in connection with this Agreement following the Closing (other than any claim to specifically enforce a Party’s right to indemnification pursuant to this Agreement), including any claim in tort, in equity or pursuant to statute (“Dispute”).

(b) A Party claiming that a Dispute has arisen shall give written notice to the other Party setting out such Party’s factual and legal basis for the Dispute (a “Dispute Notice”).  Within fourteen (14) days after receipt of the Dispute Notice, the receiving Party shall provide a written response setting out its position regarding the Dispute, including the factual and legal basis therefor.  Upon receipt of the Dispute Notice, the Parties shall use commercially reasonable efforts to settle the Dispute, including by having their respective designated senior representatives negotiate in good faith.  If the Dispute is not resolved through party-to-party discussions within thirty (30) days of receipt of the receiving Party’s written response or such further period as the relevant Parties shall agree in writing, the Dispute shall be resolved through arbitration as provided below.

(c) Any Dispute not resolved pursuant to Section 10.5(b) above shall be referred to and finally resolved by arbitration under the then current Rules of Arbitration of the International Chamber of Commerce (“ICC Rules”), as modified herein or as may be otherwise agreed by the relevant Parties in writing.  Either Party to the Dispute may initiate the arbitration process.

(d) The number of arbitrators shall be three (3).  Ardagh shall nominate one (1) arbitrator and Element shall nominate one (1) arbitrator in accordance with the ICC Rules; provided that if either Ardagh or Element are not involved in any such Dispute, NewCo shall nominate one (1) arbitrator in lieu of such Party.  The third arbitrator, who shall be the chair of the tribunal, shall be nominated by the two (2) party-nominated arbitrators.  If any Party fails to appoint an arbitrator within thirty (30) days following the commencement of the arbitration, or the two (2) party-appointed arbitrators fail to appoint a third arbitrator within thirty (30) days of their appointment, the appointment(s) shall be made by the International Chamber of Commerce in accordance with the ICC Rules.  The Parties agree that the chairperson of the tribunal shall be a national of a common law jurisdiction and may be a U.S. national.

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(e) The arbitral tribunal shall have the authority to determine any challenge or question as to the tribunal’s jurisdiction, including questions regarding the existence of a valid arbitration agreement or the scope of this Agreement.

(f) The place and the seat of the arbitration shall be London, and the language of the arbitration shall be English.  All documents submitted in connection with the arbitration shall be in English, or, if in another language, accompanied by an English translation.

(g) To the extent permitted by Law, the Parties waive any right to appeal points of law provided under Sections 46 or 69 of the English Arbitration Act of 1996.
(h) The International Bar Association Rules on the Taking of Evidence in International Arbitration (2010) shall apply.

(i) Notwithstanding anything to the contrary in this Section 10.5, each Party (a) shall have the right to seek pre-arbitral preliminary, interim, conservatory or interlocutory relief or injunctions directly before any State or U.S. federal court sitting in the State of Delaware and (b) submits to the non-exclusive jurisdiction of any such court.

(j) In relation to the proceedings under Section 10.5(i) above, and any other relevant court proceedings arising out of any Dispute in accordance with this Section 10.5, including, but not limited to, proceedings for the enforcement of any arbitral award issued hereunder, each Party irrevocably waives, and agrees not to assert, any claim that it is not subject personally to the jurisdiction of any otherwise competent court, that its property is exempt or immune from attachment or execution, that the proceeding is brought in an inconvenient forum, that the venue of the proceeding is improper or that this Agreement may not be enforced in or by any such court.

(k) All aspects of any arbitration hereunder, including the nature of the Dispute, the pleadings and the venue and timing of resolution, shall be confidential and not disclosed by a Party to any third party, except as required by Law, by lending agreements or for some other reason to be disclosed by the Party seeking to disclose prior to any disclosure to a third party.  Each Party shall ensure that fact and expert witnesses, Party employees, lawyers and consultants involved in the arbitration (or retained to assist a party) agree to be bound by these confidentiality obligations.

(l) Each Party participating in such arbitration shall pay its own legal fees and expenses incurred in connection with the arbitration, unless otherwise determined by the arbitral tribunal.

(m) Notwithstanding anything to the contrary contained in Section 10.5(l), any costs, fees or Taxes incident to enforcing the award shall, to the maximum extent permitted by Law, be charged against the Party resisting such enforcement.

(n) The arbitration award shall be final and binding on the Parties.  The Parties undertake to carry out any award without delay and irrevocably waive their right to any form of recourse based on grounds other than those contained in the United Nations’ Convention on the Recognition and Enforcement of Foreign Arbitral Awards of 1958 insofar as such waiver can

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

validly be made. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Party or its assets.
(o) Any monetary damages awarded shall be payable in U.S. Dollars unless otherwise agreed by the parties thereto.

10.6 Waiver of Jury Trial.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, IN RELATION TO, OR IN CONNECTION WITH THIS AGREEMENT, THE RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN.  EACH OF THE PARTIES HEREBY (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

10.7 Entire Agreement.  This Agreement and the Related Agreements, when executed and delivered, and any other certificate, instrument or document delivered in connection herewith or therewith, embody the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof, and supersede any and all prior agreements, representations, warranties or understandings, oral or written, among the Parties.

10.8 Execution in Counterparts.  This Agreement may be executed and delivered (including by electronic transmission and email delivery of documents in .PDF format) in one or more counterparts, and by the Parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

10.9 Remedies and Waiver.  No failure or delay in exercising any right hereunder shall operate or be construed as a waiver of or impair any such right.  No single or partial exercise of any such right shall preclude any other or further exercise thereof or the exercise of any other right.  Any waiver hereunder, or any grant of an extension of time for performance of any obligation hereunder, must be given in writing, signed by a duly authorized representative of the Party granting such waiver, and must reference this Agreement to be effective, and no waiver shall be deemed a waiver of any other right.

10.10 Specific Performance.  The Parties acknowledge that, among other things, in view of the uniqueness of the Ardagh Business, the Exal Business and the Transactions, each Party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that, in addition to all other remedies available at law or in equity, the other Parties shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other Parties, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other, as applicable.  Each Party agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.  Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

10.11 Amendment. This Agreement may be amended, supplemented, modified or restated only by a written agreement executed by each of the Parties.

10.12 Validity; Severability.  The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect the validity, legality or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.  Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

10.13 Third-Party Beneficiaries.  Nothing in this Agreement is intended nor shall it confer, or be construed to confer, any legal or equitable rights, remedies, benefits, causes of action or claims upon any Person that is not a Party, or a permitted successor or assignee of a Party, except may be expressly set forth herein; provided that (i) the Indemnified Parties shall be third-party beneficiaries and shall have the right to enforce the provisions of Section 5.15 and (ii) the Insured Parties shall be third-party beneficiaries and shall have the right to enforce the provisions of Section 5.9(e).

10.14 Expenses of the Parties.  Each Party hereby agrees, whether or not the Transactions are consummated, that, except (a) as expressly provided in Sections 2.3 or 5.7(b) and (b) for the filing fees for any Regulatory Approvals, which shall be paid by NewCo (or, in the event the Transactions are not consummated, fifty percent (50%) by Element and fifty percent (50%) by Ardagh), each Party shall bear or pay all costs and expenses incurred or to be incurred by it in connection with the preparation, negotiation and execution of this Agreement and all disbursements incurred by it in connection therewith except as otherwise contemplated by the Related Agreements.

10.15 Confidentiality.  Each of the Parties has disclosed and made available and may continue to disclose and make available, to any other Party, information about such Party, including its properties, employees, finances, businesses and operations.  All such information, whether furnished before, on or after the date hereof, whether oral or written, and regardless of the manner in which it is furnished, shall be held in accordance with the Confidentiality Agreement and shall be deemed to be “Evaluation Material” for the purposes of such agreement.

10.16 Currency.  Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

[Remainder of page intentionally left blank]

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first written above.

ARDAGH GROUP S.A.

By:  /s/ W.O.H. Fry
Name:  W.O.H. Fry
Title:  Director

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ELEMENT HOLDINGS II, L.P.

By: Element General Partner, Ltd.,
its general partner

By:  /s/ Russell Hammond
Name:  Russell Hammond
Title: Director

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

TRIVIUM PACKAGING B.V.

duly represented by its sole director,

Element Netherlands Holding Coöperatief U.A.

By:  /s/ Michael Mapes
Name:  Michael Mapes
Title:  Director

By:  /s/ S. Haver
Name:  S. Haver
Title:  Director

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.